Exhibit 10.3

Execution version

DIEBOLD, INCORPORATED

BRIDGE CREDIT AGREEMENT

dated as of November 23, 2015

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

THE LENDERS PARTY HERETO

J.P. MORGAN SECURITIES LLC,

and

CREDIT SUISSE SECURITIES (USA) LLC,

as Joint Lead Arrangers and Bookrunners

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Syndication Agent

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Defined Terms	1
1.2	Rules of Construction	39
1.3	Accounting Terms; GAAP	40
1.4	[Reserved]	41
1.5	Foreign Currency Calculations	41

ARTICLE II THE CREDITS		41
2.1	Commitments	41
2.2	Repayment of Loans; Evidence of Debt	41
2.3	Procedures for Borrowing Loans	42
2.4	Termination or Reduction	42
2.5	Fees	43
2.6	Optional and Mandatory Principal Payments	43
2.7	Conversion and Continuation of Outstanding Advances	46
2.8	Interest Rates, Interest Payment Dates; Interest and Fee Basis	46
2.9	Rates Applicable After Default	47
2.10	Pro Rata Payment, Method of Payment; Proceeds of the Guaranty	48
2.11	Telephonic Notices	49
2.12	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	49
2.13	Lending Installations	49
2.14	Non-Receipt of Funds by the Administrative Agent	49
2.15	[Reserved]	50
2.16	[Reserved]	50
2.17	Defaulting Lenders	50
2.18	Guaranties	51
2.19	Permanent Refinancing; Option to Exchange Initial Bridge Loans for Exchange Notes	51
2.20	Inability to Determine Rates	54

ARTICLE III CHANGE IN CIRCUMSTANCES, TAXES		55
3.1	[Reserved]	55
3.2	Increased Costs	55
3.3	Break Funding Payments	56
3.4	Withholding of Taxes; Gross-Up	56
3.5	Mitigation Obligations; Replacement of Lenders	60

ARTICLE IV CONDITIONS PRECEDENT		61
4.1	Execution Date	61
4.2	Acquisition Closing Date	63
4.3	Actions by Lenders During the Certain Funds Period	65

ARTICLE V REPRESENTATIONS AND WARRANTIES		66
5.1	Corporate Existence and Standing	66

i

5.2	Authorization and Validity	66
5.3	No Conflict; Government Consent	66
5.4	Financial Statements	67
5.5	Material Adverse Change	67
5.6	Taxes	67
5.7	Litigation and Guarantee Obligations	67
5.8	Subsidiaries	68
5.9	ERISA	68
5.10	Accuracy of Information	68
5.11	Regulations T, U and X	68
5.12	Use of Proceeds	69
5.13	Compliance With Laws; Properties	69
5.14	Plan Assets; Prohibited Transactions	69
5.15	Environmental Matters	69
5.16	Investment Company Act	69
5.17	[Reserved]	69
5.18	Insurance	69
5.19	Ownership of Properties	70
5.20	Labor Controversies	70
5.21	Burdensome Obligations	70
5.22	Patriot Act	70
5.23	Anti-Corruption Laws and Sanctions	70
5.24	[Reserved]	70
5.25	Solvency	70
5.26	Business Combination Agreement; Non-Tender Documents	71

ARTICLE VI COVENANTS		71
6.1	Financial Reporting	72
6.2	Use of Proceeds	74
6.3	Notice of Default	74
6.4	Conduct of Business	74
6.5	Taxes	74
6.6	Insurance	75
6.7	Compliance with Laws	75
6.8	Properties; Inspection	75
6.9	Further Assurances, Etc.	75
6.10	Maintenance of Ratings	75
6.11	Offer to Repurchase upon Change of Control	76
6.12	Guaranties	77
6.13	Merger; Consolidations; Fundamental Changes	77
6.14	Sale of Assets	78
6.15	Investments and Acquisitions	80
6.16	Liens	83
6.17	Affiliates	86
6.18	Indebtedness	86
6.19	Negative Pledge Clauses	90
6.20	Limitation on Restrictions on Subsidiary Distributions	91

6.21	Hedging Agreements	92
6.22	[Reserved]	92
6.23	[Reserved]	92
6.24	Receivables Indebtedness	92
6.25	Restricted Payments	92
6.26	Certain Payments of Indebtedness	94
6.27	Amendments to Organizational Documents	94
6.28	Additional Covenants	94
6.29	The Offer, the Acquisition and Related Matters	95
6.30	Designation of Certain Subsidiaries	96

ARTICLE VII DEFAULTS		97

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		100
8.1	Acceleration	100
8.2	Amendments	100
8.3	Preservation of Rights	102

ARTICLE IX [RESERVED]		102

ARTICLE X GENERAL PROVISIONS		102
10.1	Survival of Representations	102
10.2	Governmental Regulation	103
10.3	Headings	103
10.4	Entire Agreement; Integration	103
10.5	Several Obligations; Benefits of this Agreement	103
10.6	Expenses; Indemnification	103
10.7	Severability of Provisions	104
10.8	Nonliability of Lenders	105
10.9	Confidentiality	105
10.10	Nonreliance	106
10.11	USA PATRIOT Act	106
10.12	Interest Rate Limitation	107

ARTICLE XI THE ADMINISTRATIVE AGENT		107
11.1	Appointment	107
11.2	Rights as a Lender	107
11.3	Limitation of Duties and Immunities	107
11.4	Reliance on Third Parties	108
11.5	Sub-Agents	108
11.6	Successor Agent	108
11.7	Independent Credit Decisions	109
11.8	Other Agents	109
11.9	Permitted Release of Guarantors	109
11.10	[Reserved]	110
11.11	Lender Affiliates Rights	110
11.12	Actions in Concert	110

ARTICLE XII SETOFF; ADJUSTMENTS AMONG LENDERS		110
12.1	Setoff	110
12.2	Ratable Payments	111

ARTICLE XIII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		111
13.1	Successors and Assigns	111
13.2	Dissemination of Information	115

ARTICLE XIV NOTICES		115
14.1	Notices	115
14.2	Change of Address	116

ARTICLE XV COUNTERPARTS		116

ARTICLE XVI CHOICE OF LAW, CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL, JUDGMENT CURRENCY		117
16.1	Choice of Law	117
16.2	WAIVER OF JURY TRIAL	117
16.3	Submission to Jurisdiction; Waivers	117
16.4	Acknowledgments	118
16.5	[Reserved]	119
16.6	Judgment	119
16.7	Other Matters	119

EXHIBITS

EXHIBIT A	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT B	[RESERVED]
EXHIBIT C	NOTE
EXHIBIT D	TAX CERTIFICATE
EXHIBIT E	SOLVENCY CERTIFICATE
EXHIBIT F	COMPLIANCE CERTIFICATE
EXHIBIT G	EXCHANGE INDENTURE TERMS
EXHIBIT H	REGISTRATION RIGHTS AGREEMENTS TERMS

SCHEDULES

SCHEDULE 1.1(a)	COMMITMENTS
SCHEDULE 1.1(b)	INTEGRATED SERVICE CONTRACT DEBT
SCHEDULE 5.7	LITIGATION
SCHEDULE 5.8	SUBSIDIARIES
SCHEDULE 6.16	LIENS
SCHEDULE 6.18	INDEBTEDNESS

BRIDGE CREDIT AGREEMENT

THIS BRIDGE CREDIT AGREEMENT (this “Agreement”), dated as of November 23, 2015, is among DIEBOLD, INCORPORATED, an Ohio corporation (the “Company”), the lenders from time to time parties hereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acquisition” means the initial acquisition by AcquisitionCo (and/or, if applicable, the Company) of a number of shares in the Target which represent (after taking into account any treasury shares held by the Target subject to the Non-Tender Agreement) at least 75% of the voting rights in the Target via a tender offer completed pursuant to the Acquisition Documentation.

“AcquisitionCo” means Diebold Holding Germany Incorporated & Co. KGaA a German partnership limited by shares (Kommanditgesellschaft auf Aktien - KGaA) that is a Wholly Owned Restricted Subsidiary of the Company and whose general partner is the Company.

“Acquisition Closing Date” means the first date on which all conditions precedent set forth in Section 4.3 are satisfied or waived in accordance with Section 8.2.

“Acquisition Documentation” means, collectively, the Offer Documentation and the Business Combination Agreement.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Advance and for each Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

“Administrative Agent” means JPMorgan Chase in its capacity as contractual representative of the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article XI.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by or otherwise acceptable to the Administrative Agent.

“Advance” means a borrowing hereunder (or conversion or continuation thereof) consisting of the aggregate amount of the several Loans of the same Type and further, in the case of Eurocurrency Loans, for the same Interest Period, made by the Lenders on the same Borrowing Date (or converted or continued by the Lenders on the same date of conversion or continuation).

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

“Agents” means, collectively, the Administrative Agent, the Arrangers and the Syndication Agent.

“Aggregate Commitments” means the aggregate amount of the Commitments of all Lenders.

“Aggregate Outstandings” means as at any date of determination with respect to any Lender, the sum of the aggregate unpaid principal amount of such Lender’s Loans on such date.

“Agreed Currency” has the meaning assigned to such term in the Senior Credit Agreement (as such agreement is in effect on the date hereof).

“Agreement” is defined in the recitals hereto.

“Agreement Currency” is defined in Section 16.6.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the Alternate Base Rate be less than 2.00% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time primarily or in any material manner concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act of 2010.

“Applicable Margin” means, as of the Acquisition Closing Date, 6.75% per annum, with such margin increasing by 0.50% per annum on the last day of each three-month period after the Acquisition Closing Date.

“Approved Fund” has the meaning assigned to such term in Section 13.1.

“Arranger Fee Letter” means that certain Arranger Fee Letter related to this Agreement, entered into by the Company and dated November 23, 2015.

“Arrangers” means J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Asset Sale Prepayment Event” means any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by Section 6.14 other than clauses (vi), (xvi) and, except to the extent proceeds are received and used prior to the Acquisition Closing Date to repay Senior Notes, clause (xv)) that yields gross proceeds to the Company or any Restricted Subsidiary (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $15.0 million, provided that all such Dispositions excluded under such de-minimis exception (including any Recovery Events excluded pursuant to the definition thereof) shall not exceed $50.0 million in any fiscal year of the Company.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.1), and accepted by the Administrative Agent, substantially in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

“Authorized Officer” means, with respect to the Company, any of the president, the chief executive officer, any Designated Financial Officer or the secretary or assistant secretary of the Company or any other Person designated by any of the foregoing in writing to the Administrative Agent from time to time to act on behalf of the Company which designation has not been rescinded in writing, in each case acting singly, provided that two Authorized Officers shall be required to modify the wiring instructions for any Advance.

“Available Amount” has the meaning assigned to such term in the Senior Secured Credit Agreement (as such agreement is in effect on the date hereof).

“BaFin” means the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht).

“Bankruptcy Event” means, with respect to any Lender or a Parent of any Lender, such Lender or Parent becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of (x) any ownership interest, or the acquisition of any ownership interest, in such Lender or Parent by a Governmental Authority or instrumentality thereof or (y) in the case of a solvent Lender and Parent, the precautionary appointment of an administrator, guardian or custodian or similar official by a Governmental Authority under or based on the law of the country where such Lender or Parent is organized if the applicable law of such jurisdiction requires that such appointment not be publicly disclosed; provided, further, that such ownership interest or appointment does not result in or provide such Lender or Parent with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or Parent (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender or Parent.

“Bi-lateral LC/WC Agreement” means an agreement between the Company and/or any of its Restricted Subsidiaries and a financial institution providing for foreign and/or domestic revolving credit facilities, and/or the issuance of letters of credit, bank guarantees and/or similar obligations which agreement has been designated in writing as a Bi-lateral LC/WC Agreement by the Company to the Administrative Agent, which designation shall include a certification as to the maximum principal exposure amount permitted under such agreement and a designation as to the amount of such maximum exposure amount that shall constitute Obligations. For the avoidance of doubt the Company may rescind such designation (or deliver a certificate certifying as to a modified amount of such maximum exposure amount that shall constitute Obligations) by written notice to the Administrative Agent. On and after the Acquisition Closing Date, it is agreed that Liens on Collateral securing Bi-lateral LC/WC Agreements, whether or not constituting Obligations, shall be required to be secured pursuant to Section 6.16(xviii) and/or (xix). Prior to the Acquisition Closing Date, Bi-lateral LC/WC Agreements shall be required to be outstanding pursuant to Section 6.18(xxii).

“Blocked Account Agreement” means a blocked account agreement between Deutsche Bank AG, the Company, Target and Wincor Nixdorf Facility GmbH in customary form.

“Board of Directors” means: (1) with respect to a corporation, the board of directors of the corporation or such directors or committee serving a similar function; (2) with respect to a limited liability company, the board of managers of the company or such managers or committee serving a similar function; (3) with respect to a partnership, the Board of Directors of the general partner of the partnership; and (4) with respect to any other Person, the managers, directors, trustees, board or committee of such Person or its owners serving a similar function.

“Borrowing Date” means any Business Day specified in a notice pursuant to Section 2.3, as a date on which the Company requests the Lenders to make Loans hereunder.

“Borrowing Notice” is defined in Section 2.3.

“Bridge Facility” means the Commitments and the extensions of credit made thereunder.

“Business Combination Agreement” means the Business Combination Agreement dated November 23, 2015 (including all exhibits, schedules, annexes and other attachments thereto) among the Company and Target.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Chicago are authorized or required by law to remain closed; the term “Business Day” shall also exclude any day on which banks are not open for general business in London.

“Capital Stock” means (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities or any other form of equity securities, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means (i) Dollars, Canadian Dollars, Swiss Francs, Pounds Sterling, Japanese Yen, Euros, any national currency of any participating member state of the EMU and any other Agreed Currencies; (ii) securities issued directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (iii) Dollar denominated time deposits, certificates of deposit, demand deposits, overnight bank deposits and bankers’ acceptances of any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks (any such bank, an “Approved Lender”), (iv) commercial paper issued by any Lender or Approved Lender or by the parent company of any Lender or Approved Lender, commercial paper with a short-term commercial paper rating of at least investment grade or the equivalent thereof, marketable short-term money market and similar funds of at least investment grade or the equivalent thereof, (v) investment grade bonds and preferred stock of investment grade companies, including but not limited to municipal bonds, corporate bonds, treasury bonds, etc., (vi) readily marketable direct obligations issued by (x) any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof or (y) any foreign government or any political subdivision or public instrumentality, in each case of at least investment grade or the equivalent thereof, (vii) foreign Investments that are of similar type of, and that have a rating comparable to, any of the Investments referred to in the preceding clauses (i) through (vi) above, (viii) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (vii) above and (ix) other securities and financial instruments which offer a security comparable to those listed above.

“Cash Management Agreement” means any agreement providing cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services that is in effect on the Execution Date or thereafter and is by and among the Company or any of its Restricted Subsidiaries and a Cash Management Bank; provided that, any Cash Management Agreement may be designated in writing by the Company and such Cash Management Bank to the Administrative Agent to not be a Cash Management Agreement.

“Cash Management Bank” means the Administrative Agent, any Lender or an Affiliate thereof that is a party to a Cash Management Agreement with the Company or any of its Restricted Subsidiaries and any Person that was the Administrative Agent, a Lender or an Affiliate thereof at the time it entered into a Cash Management Agreement with the Company or any of its Restricted Subsidiaries.

“Certain Funds Advances” is defined in Section 4.6(a).

“Certain Funds Commitments” is defined in Section 4.6(a).

“Certain Funds Event of Default” means the occurrence of a Change of Control or a Default arising from any of the following provisions (but excluding in any event, Defaults with respect to the Target Group):

(a) a Default in respect of the failure of the Company or any of its Subsidiaries to observe or perform any covenant or agreement applicable thereto contained in (i) Section 6.2 (Use of Proceeds), Section 6.4 (Conduct of Business); Section 6.7 (Compliance with Laws); Section 6.13 (Merger); Section 6.14 (Sale of Assets); Section 6.15 (Investments and Acquisitions); Section 6.16 (Liens); Section 6.18 (Indebtedness); Section 6.19 (Negative Pledge Clauses); Section 6.20 (Limitation on Restrictions on Subsidiary Distributions); Section 6.25 (Restricted Payments); Section 6.26 (Certain Payments of Indebtedness); Section 6.27 (Amendments to Organizational Documents); Section 6.29 (the Offer, the Acquisition, and Related Matters) (but in the case of Section 6.29, not clauses (e)(iii) or (iv) thereto, and not, on or prior to the Acquisition Closing Date, clauses (f), (h) or (j) thereto); or

(b) Sections 7.2, 7.6, 7.7, or 7.12;

“Certain Funds Period” means the period commencing on the Execution Date and ending on the first date on which a Mandatory Cancellation Date occurs or exists.

“Certain Funds Purposes” means (i) payment of the cash price payable by Company (or as applicable, AcquisitionCo) (x) to the holders of the Target Shares in consideration for the acquisition of such Target Shares and (y) for the treasury shares of Target, in each case, being acquired (directly or indirectly) by Company (or as applicable, AcquisitionCo); (ii) payment (directly or indirectly) of any cash payments required for the acquisition or settlement of any options over Target Shares; (iii) financing (directly or indirectly) the fees, costs and expenses in respect of the Transactions; (iv) the Existing Company Debt Refinancing, (v) the Target Refinancing and the refinancing of other Indebtedness of the Target; and (vi) (x) down-streaming of cash to AcquisitionCo for such purposes or (y) depositing cash in escrow to the extent release thereof is limited to use for any such purposes.

“Certain Funds Representations” means each of the following: Section 5.1 (with respect to the Company and the Guarantors); Section 5.2 (with respect to enforceability of the Loan Documents); Section 5.3 (with respect to no conflicts between the Loan Documents and the organizational documents of the Company and the Guarantors); Section 5.11; Section 5.12; Section 5.16; Section 5.22; Section 5.23; Section 5.25 (with respect to the Acquisition Closing Date, immediately after the consummation of the Transactions to occur on the Acquisition Closing Date); and Section 5.26.

“Change in Law” means the occurrence, after the date of this Agreement of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means (i) a majority of the members of the Board of Directors of the Company shall not be Continuing Directors; or (ii) any Person, including a “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) which includes such Person, shall purchase or otherwise acquire, directly or indirectly, beneficial ownership of Voting Stock of the Company and, as a result of such purchase or acquisition, any such Person (together with its Affiliates), shall directly or indirectly beneficially own in the aggregate Voting Stock representing more than 30% of the combined voting power of the Company’s Voting Stock.

“Change of Control Offer” has the meaning assigned to such term in Section 6.11(a).

“Change of Control Prepayment” has the meaning assigned to such term in Section 6.11(a).

“Charges” is defined in Section 10.12.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, as to each Lender, its obligation to make Initial Bridge Loans to the Company hereunder, expressed as an amount representing the maximum principal amount of the Initial Bridge Loans to be made by such Lender under this Agreement, as such commitment may be reduced or increased from time pursuant to Sections 2.4, 13.1 or any other applicable provisions hereof. The initial amount of each Lender’s Commitment is set forth on Schedule 1.1(a) under the caption “Commitment” or, otherwise, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as the case may be. The initial aggregate amount of the Commitment as of the Execution Date is $500,000,000.

“Commitment and Acceptance” is defined in Section 2.19.

“Commitment Parties” means J.P. Morgan Securities LLC, Credit Suisse AG, Cayman Islands Branch, JPMorgan Chase Bank, N.A., Credit Suisse Securities (USA) LLC and such other financial institutions that become party to that certain commitment letter entered into by the Company, related to this agreement, and dated November 23, 2015, or the Arranger Fee Letter.

“Company” is defined in the preamble hereto.

“Compliance Certificate” is defined in Section 6.1(iv).

“Condemnation” is defined in Section 7.8.

“Consolidated Net Income” means as of any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP.

“Continuing Directors” means individuals who at the beginning of any period of two consecutive calendar years constituted the board of directors of the Company, together with any new directors whose election by such board of directors or whose nomination for election was approved by a vote of at least a majority of the members of such board of directors then still in office who either were members of such board of directors at the beginning of such period or whose election or nomination for election was previously so approved.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

“Conversion/Continuation Notice” is defined in Section 2.7.

“Credit Party” means the Administrative Agent or any other Lender.

“Credit Parties” means the Administrative Agent and the Lenders, collectively.

“Cumulative Company’s ECF Share” has the meaning assigned to such term in the Senior Secured Credit Agreement (as such agreement is in effect on the date hereof).

“Default” means an event described in Article VII.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Demand Failure Event” has the meaning assigned to such term in the Arranger Fee Letter.

“Designated Financial Officer” means, with respect to the Company, its chief financial officer, director of treasury services, treasurer, assistant treasurer, or any position similar to any of the foregoing.

“Disposition” means with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Equity Interests” means any Equity Interest that by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, on or prior to the 91st day following the Latest Maturity Date; provided that (i) any Equity Interests that would constitute Disqualified Equity Interests solely because the holders thereof have the right to require the Company to repurchase such Disqualified Equity Interests upon the occurrence of a change of control or asset sale shall not constitute Disqualified Equity Interests if the terms of such Equity Interests (and all securities into which they are convertible or for which they are exchangeable) provide that the Company may not repurchase or redeem any such Equity Interests (and all securities into which they are convertible or for which they are exchangeable) pursuant to such provision unless the Obligations (other than contingent indemnification claims) are fully satisfied prior thereto or simultaneously therewith and (ii) only the portion of the Equity Interests meeting one of the foregoing clauses (a) through (d) prior to the date that is ninety-one (91) days after the Latest Maturity Date will be deemed to be Disqualified Equity Interests. Notwithstanding the preceding sentence, (A) if such Equity Interest is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Company or any

Restricted Subsidiary, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Equity Interest held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Company (or any Subsidiary) shall be considered Disqualified Equity Interests because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Lender” means (a) banks, financial institutions and other institutional lenders separately identified in writing by the Company to the Administrative Agent prior to the Execution Date, (b) any competitors of the Company, the Target or their respective Subsidiaries that were separately identified in writing by the Company to the Administrative Agent prior to the Execution Date, and (c) in the case of each of the entities covered by clauses (a) and (b), any of their Affiliates (other than bona fide debt funds) that are either (i) identified in writing by the Company to the Administrative Agent from time to time or (ii) clearly identifiable on the basis of such Affiliate’s name. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is a Disqualified Lender or have any liability with respect to any assignment made to a Disqualified Lender.

“Dollar Equivalent Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is in Dollars or (ii) the Equivalent Amount of Dollars if such currency is any currency other than Dollars as determined pursuant to Section 1.5.

“Dollars”, “U.S. Dollars” and “$” means lawful currency of the United States of America.

“Domestic Loan Party” means a Loan Party that is not a Foreign Subsidiary.

“Domestic Restricted Subsidiaries” means any Domestic Subsidiary that is a Restricted Subsidiary.

“Domestic Subsidiary” means each present and future Subsidiary of the Company that is not a Foreign Subsidiary.

“Domination Agreement” means a domination agreement (Beherrschungvertrag in the meaning of Sec 291(1) of the German Stock Corporation Act) among AcquisitionCo (or the Company or any other of its direct or indirect Wholly Owned Restricted Subsidiaries), the Target and the other parties thereto.

“Domination Agreement Effective Date” means the initial date on which the Domination Agreement is effective.

“Drop Dead Date” means November 21, 2016.

“EBIT” means, for any period, the sum of:

(a) the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP plus, each of the following to the extent not duplicative of amounts included in determining Consolidated Net Income:

(b) Taxes based on income, profits or capital for such period, including, without limitation, state franchise and similar Taxes and foreign withholding Taxes, and Interest Expense (without, however, giving effect to the proviso to the definition thereof), and any extraordinary or non-recurring losses and charges and any non-cash losses and non-cash charges and related tax effects in accordance with GAAP; plus

(c) net income of the Target and its Restricted Subsidiaries attributable to the minority equity interests in the Target after the Acquisition (calculated for the applicable period on a Pro Forma Basis as if the Acquisition had occurred on the first day of such period), it being understood any such increases pursuant to this clause (c) shall only be available subject to the consummation of the Acquisition and not in contemplation thereof; plus

(d) (i) fees, costs and expenses (including, without limitation, any taxes paid in connection therewith and retention payments in respect of the Target) incurred in connection with the Acquisition or Future Acquisitions, (ii) non-recurring costs, charges and expenses relating to (x) the exercise of options and (y) stock issued by Target or the target of a Future Acquisition, (iii) any fees, costs, expenses or charges related to any equity offering, Future Acquisition, Disposition or other Investment permitted hereunder, recapitalization or incurrence or amendments of Indebtedness permitted to be made under this Agreement (whether or not successful) and (iv) any costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or Net Cash Proceeds of an issuance of Equity Interests of the Company; plus

(e) any loss realized as a result of the cumulative effect of a change in accounting principles; plus

(f) any fees, expenses, charges or losses that are covered by indemnification or other reimbursement provisions or insurance in connection with any Future Acquisition, Disposition, Investment, sale, conveyance, transfer or other disposition of assets permitted hereunder, to the extent actually reimbursed, or, so long as the Company has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); plus

(g) synergies and cost-savings of the Company and its Restricted Subsidiaries related to operational changes, restructuring, reorganizations, operating expense reductions, operating improvements and similar restructuring initiatives (“Synergies”) and non-recurring costs, charges, accruals, reserves or expenses of the Company and its Restricted Subsidiaries attributable or related to such Synergies (“Costs of Synergies”), in each case relating to the Acquisition (it being understood any such increases pursuant to this clause (g) shall only be available subject to the consummation of the Acquisition and not in contemplation thereof), in each case, that are set forth in a certificate of a Designated Financial Officer of the Company and that are factually supportable (in the good faith determination of the Company, as certified in the applicable certificate) and, in the case of Synergies, are reasonably anticipated by the Company in good faith to result from actions taken or with respect to which substantial steps have been taken or are expected to be taken, or in the case of Costs of Synergies, such costs or expenses are incurred, in each case within 24 months following the consummation of the Acquisition (calculated on a Pro Forma Basis and net of the amount of actual benefits realized during such period from such actions to the extent already included in consolidated net income for such period); provided that the aggregate amount of Synergies added back in reliance on this clause (g) in any four-fiscal quarter period shall not exceed $160,000,000; plus

(h) Synergies and Costs of Synergies, in each case relating to any Future Acquisition, any Disposition by the Company or its Restricted Subsidiaries outside the ordinary course of business or any initiatives relating to restructuring, reorganization, operating expense reductions, operating improvements and similar restructuring initiatives enacted after the date hereof (it being understood any such increases pursuant to this clause (h) related to a Future Acquisition or Disposition shall only be available subject to the consummation of the Future Acquisition or Disposition and not in contemplation thereof), in each case, that are set forth in a certificate of a Designated Financial Officer of the Company and that are factually supportable (in the good faith determination of the Company, as certified in the applicable certificate) and, in the case of Synergies, are reasonably anticipated by the Company in good faith to result from actions taken or with respect to which substantial steps have been taken or are expected to be taken within 18 months following the consummation of the Future Acquisition or Disposition or the decision implement such restructuring initiative (calculated on a Pro Forma Basis and net of the amount of actual benefits realized during such period from such actions to the extent already included in consolidated net income for such period); provided that the aggregate amount added back in reliance on this clause (h) in any four-fiscal quarter period shall not exceed 10% of EBITDA for such four-fiscal quarter period (calculated before giving effect to any addbacks and adjustments in this clause (h) and in clauses (g) above and (i) below); plus

(i) non-recurring costs, charges, accruals, reserves or expenses attributable or related to operational changes, restructuring, reorganizations, operating expense reductions, operating improvements and similar restructuring initiatives incurred by the Target and its Restricted Subsidiaries prior to March 31, 2016 that are set forth in a certificate of a Designated Financial Officer of the Company and are factually supportable (in the good faith determination of the Company, as certified in the applicable certificate), it being understood any such increases pursuant to this clause (i) shall only be available subject to the consummation of the Acquisition and not in contemplation thereof; provided that the aggregate amount of all amounts added back in reliance on this clause (i) in any four-fiscal quarter period shall not exceed €80 million; plus minus, each of the following to the extent included in determining Consolidated Net Income (without duplication):

(j) (i) the income (or loss) of any Person (other than a Restricted Subsidiary of the Company) in which any Person other than the Company or any of its Restricted Subsidiaries has a joint interest or a partnership interest or other ownership interest, except to the extent that any such income is actually paid to or otherwise received in cash by the Company or any of its Restricted Subsidiaries during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Company or any of its Restricted Subsidiaries, except as provided in the definitions of “EBIT” and “Pro Forma Basis” herein, (iii) the income (or loss) attributable to any Unrestricted Subsidiary of the Company, except to the extent that any such income is actually paid to or otherwise received in cash by the Company or a Restricted Subsidiary of the Company during such period; (iv) gains (or losses) from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of the Company and its Restricted Subsidiaries, and related tax effects in accordance with GAAP, (v) any other extraordinary or non-recurring gains or other income not from the continuing operations of the Company or its Restricted Subsidiaries, any non-cash gains for such period, and in each case, related tax effects in accordance with GAAP and (vi) the income of any Restricted Subsidiary of the Company (other than Restricted Subsidiaries which are not material in the aggregate as agreed upon between the Company and the Administrative Agent and other than the Target and its Subsidiaries prior to the Domination Agreement Effective Date) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary; minus

(k) net loss of the Target and its Restricted Subsidiaries attributable to the minority equity interests in the Target after the Acquisition (calculated on a Pro Forma Basis), it being understood any such decreases pursuant to this clause (k) shall be subject to the consummation of the Acquisition and not in contemplation thereof; minus

(l) without duplication, the aggregate amount of cash payments made during such period in respect of any non-cash accrual, reserve or other non-cash charge or expense accounted for in a prior period which were added to Consolidated Net Income to determine EBIT for such prior period and which do not otherwise reduce Consolidated Net Income for the current period; minus

(m) any gain realized as a result of the cumulative effect of a change in accounting principles.

For the avoidance of doubt, the foregoing shall be calculated as set forth in Section 1.2

“EBITDA” means, for any period, the sum of (a) EBIT for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, all amounts attributable to depreciation expense and amortization expense (including amortization of intangibles, deferred financing fees and actuarial gains and losses related to pensions and other post-employment benefits, but excluding amortization of prepaid cash expenses that were paid in a prior period), in each case, determined in accordance with GAAP.

“EMU” means the European Economic and Monetary Union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states of the European Union.

“Environmental Laws” means, with respect to the Company or any of its Subsidiaries, any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of Hazardous Substances into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the clean-up or other remediation thereof, in each case, applicable to the Company’s or any of its Subsidiary’s operations or Property.

“Equity Interests” means shares of the capital stock, partnership interests, membership interest in a limited liability company, beneficial interests in a trust or other equity interests or any warrants, options or other rights to acquire such interests but excluding any debt securities convertible into such Equity Interests.

“Equivalent Amount” of any currency with respect to any amount of any other currency at any date means the equivalent in such currency of such amount of such other currency, calculated pursuant to Section 1.5.

“ERISA” means the Employee Retirement Income Security Act of l974, as amended from time to time, and any rule or regulation issued thereunder.

“Escrow Funding” is defined in Section 16.7.

“Euro” or “€” means the means the single currency unit of the member states of the European Union that have the euro as its lawful currency in accordance with the EMU Legislation.

“Eurocurrency”, when used in reference to any Loan or Advance, means that such Loan, or the Loans comprising such Advance, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Rate” means, with respect to any Advance for any Interest Period, an interest rate per annum equal to the sum of the Adjusted LIBO Rate plus the Applicable Margin.

“Exchange Date” is defined in Section 2.19(b)(i).

“Exchange Notice” is defined in Section 2.19(b)(i).

“Exchange Notes” is defined in Section 2.19(b).

“Exchange Indenture” means the indenture governing the terms of the Exchange Notes, among the Company, the Guarantors and the Trustee, which will include the Exchange Indenture Terms and otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

“Exchange Indenture Terms” means the terms set forth in Exhibit G hereto.

“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent Amount of any currency, the rate at which such other currency may be exchanged into U.S. Dollars at the time of determination on such day on the Bloomberg WCR Page for such currency. If such rate does not appear on any Bloomberg WCR Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of U.S. Dollars for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems in good faith appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Hedging Agreement” is defined in the definition of “Hedging Agreement”.

“Excluded Subsidiaries” means (i) any Foreign Subsidiary, (ii) any Domestic Subsidiary of a Foreign Subsidiary, (iii) any Domestic Subsidiary substantially all of the assets of which are Capital Stock or indebtedness of Excluded Subsidiaries, (iv) any other subsidiary in respect of which either (a) the pledge of more than 66 2/3% of the voting Capital Stock of such Subsidiary in support of the Obligations of any U.S. Person or (b) the guaranteeing by such Subsidiary of the Obligations of any U.S. Person, could reasonably be expected to, in the good faith judgment of the Company, result in adverse tax consequences to the Company or any other Restricted Subsidiary that is a U.S. Person, and (v) SPCs.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) income or franchise Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) any Tax attributable to such Recipient’s failure to comply with Section 3.4(f), (c) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 3.5(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office or (d) any withholding Taxes imposed by FATCA.

“Execution Date” means the first date on which all conditions precedent set forth in Section 4.1 are satisfied or waived in accordance with Section 8.2.

“Existing Company Debt Refinancing” means the Existing Loan Agreement Refinancing, the Existing Senior Notes Refinancing and the refinancing or repayment of the Company’s industrial revenue bonds outstanding as of the Execution Date.

“Existing Loan Agreement” means the Loan Agreement dated as of June 30, 2011, as amended, supplemented or otherwise modified, among the Company, the subsidiary borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as agent for such lenders.

“Existing Loan Agreement Refinancing” means the repayment in full of all outstanding amounts (other than contingent indemnification obligations not then due) under the Existing Loan Agreement and the termination in full of all commitments thereunder and any guarantees in respect thereof (or, if the Replacement Facilities do not become effective hereunder on or prior to the Acquisition Closing Date, an amendment, amendment and restatement or replacement of the Existing Loan Agreement in form and substance reasonably satisfactory to the Arrangers).

“Existing Senior Notes Refinancing” means the repayment in full of all outstanding amounts (other than contingent indemnification obligations not then due) owing under the Senior Notes and the termination in full of any guarantees in respect thereof.

“Extended Term Loan Maturity Date” is defined in the definition of “Maturity Date”.

“Extended Term Loans” is defined in Section 2.19

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any intergovernmental agreements entered into in connection therewith, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any current or future regulations or official interpretations of any of the foregoing.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing reasonably selected by the Administrative Agent. It is agreed that if the Federal Funds Effective Rate is less than zero, such rate shall be deemed to be zero.

“Final Settlement Date” means the latest date on which all payments to be made by AcquisitionCo in connection with the Offer to settle acceptances during the Initial Acceptance Period pursuant to Section 16(1) of the German Takeover Code and the Subsequent Acceptance Period pursuant to Section 16(2) of the German Takeover Code have been made.

“Floating Rate” means, for any day, a rate per annum equal to the sum of (a) the Applicable Margin plus (b) the Alternate Base Rate for such day, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Loan” or “Floating Rate Advance” means a Loan which bears interest at the Floating Rate pursuant to Section 2.20.

“Foreign Plan” means each employee benefit plan (as defined under Section 3(3) of ERISA) that is not subject to the laws of the United States and is maintained or contributed to by the Company or any member of the Controlled Group.

“Foreign Plan Event” means, with respect to any Foreign Plan, (A) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan; (B) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; or (C) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan.

“Foreign Subsidiary” means each Subsidiary organized under the laws of a jurisdiction outside of the United States.

“Future Target” is defined in the definition of Hostile Acquisition.

“Future Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, other than the Acquisition, by which the Company or any of its Restricted Subsidiaries (i) acquires any going business or all or substantially all of the assets of any Person, business line or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Voting Stock of any Person.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“German Takeover Code” means the German Securities Acquisition and Takeover Code (Wertpapiererwerbs- und Übernahmegesetz).

“Governmental Authority” means any nation or government, any state, or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Guarantor” means, with respect to the Obligations of the Company, each present and future Subsidiary of the Company executing a Guaranty as a guarantor at any time.

“Guaranty” means, with respect to any Guarantor, each guaranty agreement in respect of the Obligations in form and substance reasonably acceptable to the Administrative Agent and agreed by the Company, executed and delivered by each such Guarantor to the Administrative Agent, including any amendment, modification, renewal or replacement of such guaranty agreement.

“Hazardous Substances” means any material or substance: (1) which is or becomes defined as a hazardous substance, pollutant, or contaminant, pursuant to the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”) (42 USC §9601 et. seq.) as amended and regulations promulgated under it; (2) containing gasoline, oil, diesel fuel or other petroleum products; (3) which is or becomes defined as hazardous waste pursuant to the Resource Conservation and Recovery Act (“RCRA”) (42 USC §6901 et. seq.) as amended and regulations promulgated under it; (4) containing polychlorinated biphenyls (PCBs); (5) containing asbestos; (6) which is radioactive; (7) the presence of which requires investigation or remediation under any Environmental Law; (8) which is or becomes defined or identified as a hazardous waste, hazardous substance, hazardous or toxic chemical, pollutant, contaminant, or biologically Hazardous Substance under any Environmental Law.

“Hedging Agreement” means any agreement (i) with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of the Subsidiaries shall be a Hedging Agreement or (ii) in respect of a hedging transaction entered into by the Company or its Restricted Subsidiaries to hedge or mitigate risks of the Company or its Restricted Subsidiaries that is in effect on the Execution Date or thereafter and, in the case of both clauses (i) and (ii) above, is by and among the Company or any of its Restricted Subsidiaries and a Hedge Bank; provided that, any Hedging Agreement may be designated in writing by the Company and such Hedge Bank to the Administrative Agent to not be a Hedging Agreement (any such agreement, an “Excluded Hedging Agreement”).

“Hedge Bank” means the Administrative Agent, any Lender or an Affiliate thereof that is a party to a Hedging Agreement with the Company or any of its Restricted Subsidiaries and any Person that was the Administrative Agent, a Lender or an Affiliate thereof at the time it entered into a Hedging Agreement with the Company or any of its Restricted Subsidiaries.

“Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) each Hedging Agreement (other than Excluded Hedging Agreements), and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Agreement (other than Excluded Hedging Agreements); provided, however, that the definition of ‘Hedging Obligations’ shall not create any Guaranty or other Guarantee Obligation by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Hostile Acquisition” means any Future Acquisition of the Capital Stock of a Person (the “Future Target”) through a tender offer or similar solicitation of the owners of such Capital Stock which has not been approved prior to such acquisition by resolutions of the Board of Directors of the Future Target or by similar action if the Future Target is not a corporation (and which approval has not been withdrawn).

“Immaterial Subsidiary” means each Restricted Subsidiary of the Company now existing or hereafter acquired or formed and each successor thereto, which accounts for not more than (a) 5.0% of the consolidated gross revenues (after intercompany eliminations) of the Company and its Restricted Subsidiaries or (b) 5.0% of the Total Assets (after intercompany eliminations) of the Company and its Restricted Subsidiaries, in each case, as of the last day of the most recently completed fiscal quarter of the Company for which financial statements were delivered pursuant to Section 6.10(i) or (ii); provided that if the Restricted Subsidiaries that constitute Immaterial Subsidiaries pursuant to the preceding portion of this definition account for, in the aggregate, more than 10.0% of such consolidated gross revenues and more than 10.0% of the Total Assets, each as described in the preceding portion of this definition, then the term “Immaterial Subsidiary” shall not include each such Subsidiary (starting with the Subsidiary that accounts for the most consolidated gross revenues or Total Assets and then in descending order) necessary to account for at least 90% of the consolidated gross revenues and 90% of the Total Assets, each as described in clause (a) above.

“Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money or similar obligations, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable and/or accrued expenses and commercial Letters of Credit with respect to the foregoing, in each case arising in the ordinary course of such Person’s business payable in accordance with customary practices), (c) obligations which are evidenced by notes, acceptances, or other instruments (other than Hedging Agreements), to the extent of the amounts actually borrowed, due, payable or drawn, as the case may be, (d) Capitalized Lease Obligations, (e) all reimbursement obligations in respect of Letters of Credit (other than commercial Letters of Credit referenced in clause (b)), whether drawn or undrawn, contingent or otherwise, (f) any other obligation for borrowed money or similar financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person, (g) Off-Balance Sheet Liabilities and Receivables Indebtedness, (h) Guarantee Obligations with respect to any of the foregoing and (i) all obligations of the kind referred to in the foregoing clauses secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, provided that, if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (i) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

“Indemnitee” is defined in Section 10.6(b).

“Indicative Company Rating” means the indicative public corporate credit rating or public corporate family rating, as applicable, in respect of the Company, from S&P and Moody’s, giving effect to the Transactions.

“Ineligible Person” means (a) a natural person or (b) other than as set forth and in accordance with Section 13.1(b)(iii), the Company or any of its Subsidiaries or other controlled Affiliates.

“Initial Acceptance Period” means the acceptance period (Annahmefrist) for the Offer pursuant to Section 16(1) of the German Takeover Code specified in the Offer Document (including any extensions thereof, if any, consented to by the Arrangers).

“Initial Bridge Loan” means a Loan made pursuant to Section 2.1(a).

“Initial Bridge Loan Maturity Date” is defined in the definition of “Maturity Date”.

“Integrated Service Contract” means a contract pursuant to which the Company and/or a Subsidiary provides both equipment and services to an customer.

“Integrated Service Contract Debt” means Indebtedness of a type described on Schedule 1.1(b).

“Interest Expense” means, with respect to any period, the aggregate of all interest expense reported by the Company and its Restricted Subsidiaries in accordance with GAAP during such period, net of any cash interest income received by the Company and its Restricted Subsidiaries during such period from Investments, provided that any Interest Expense on the portion of Integrated Service Contract Debt that is excluded from Total Debt shall be excluded from Interest Expense. As used in this definition, the term “interest” shall include, without limitation, all interest, fees and costs payable with respect to the obligations under this Agreement (other than fees and costs which may be capitalized as transaction costs in accordance with GAAP), any discount in respect of sales of accounts receivable and/or related contract rights and the interest portion of Capitalized Lease payments during such period, all as determined in accordance with GAAP.

“Interest Period” means with respect to any Eurocurrency Loan:

(a) initially, the period commencing on the borrowing or conversion date with respect to such Eurocurrency Loan and ending three months thereafter; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending three months thereafter;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period pertaining to a Eurocurrency Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period applicable to a Eurocurrency Loan that would otherwise extend beyond the termination or maturity date of the Bridge Facility, may be elected but shall end on the termination or maturity date of the Bridge Facility (and such Loan shall be due and payable on the termination or maturity date of the Bridge Facility and any amounts due under Section 3.4 shall be payable) unless the termination or maturity date of the Bridge Facility is extended on or before the last day of such Interest Period to a date beyond the end of such Interest Period; and

(iii) any Interest Period pertaining to a Eurocurrency Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded upward to the nearest 1/1000th of 1%) reasonably determined in good faith by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate (for the longest period for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which such LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period. When determining the rate for a period which is less than the shortest period for which the LIBOR Screen Rate is available, the LIBOR Screen Rate for purposes of paragraph (a) above shall be deemed to be the overnight screen rate where “overnight screen rate” means, in relation to any currency, the overnight rate for such currency reasonably determined in good faith by the Administrative Agent from such service as the Administrative Agent may reasonably select in good faith.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable and/or accrued expenses arising in the ordinary course of business payable in accordance with customary practices and loans to employees in the ordinary course of business) or equity investment or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person.

“IRS” means the United States Internal Revenue Service.

“JPMorgan Chase” means JPMorgan Chase Bank, N.A., a national banking association, and any successor-in-interest thereto.

“Judgment Currency” is defined in Section 16.6.

“Key Offer Terms” means the (a) maximum cash component of the consideration to be paid for Target Shares (provided, however, for the avoidance of doubt, that issuances or sales of capital stock of the Company representing or in connection with elections by shareholders of the Target to receive all or a portion of the equity component of their consideration in the form of cash from the sale of all or a portion of such equity component by the Company or its Subsidiaries shall not be part of the maximum cash consideration for the purposes of this definition), (b) the conditions to the Offer, including the market and Target “material adverse change” conditions and the minimum tender condition (i.e. so many shares have to be tendered that after consummation of the Offer, AcquisitionCo (along, with, if applicable, the Company) holds (or otherwise controls or is attributed) a number of the voting shares of the Target which represents (after deducting any treasury shares held by the Target at the time of the consummation of the Offer) at least 75% of the voting rights in the Target), (c) the drop-dead date and (d) the limitations in Section 7.8 of the Business Combination Agreement regarding Indebtedness of the Target and its Subsidiaries, in each case set forth in the Business Combination Agreement in the form delivered to the Arrangers on or prior to the Execution Date.

“Latest Maturity Date” means with respect to the issuance or incurrence of any Indebtedness or Equity Interests, the latest maturity date applicable to the Bridge Facility as determined on the date such Indebtedness is issued or incurred or such Equity Interests are issued.

“Lenders” means the lending institutions listed on the signature pages of this Agreement or otherwise party hereto as a Lender from time to time, and their respective successors and, to the extent permitted by Section 13.1, assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or Affiliate of such Lender or the Administrative Agent, as the case may be.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“LIBO Rate” means, with respect to any Eurocurrency Advance and for any applicable Interest Period, the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other Person that generally takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01, LIBOR02 of the Reuters screen or, if such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (the “LIBOR Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period; provided, that, (a) if a LIBOR Screen Rate shall not be available at the applicable time for the applicable Interest Period (the “Impacted Interest Period”), then the Eurocurrency Rate for such currency and Interest Period shall be the Interpolated Rate, subject to Section 2.20, (b) if a LIBOR Screen Rate is less than zero it shall be deemed equal to zero and (c) notwithstanding the rate calculated in accordance with the foregoing, at no time shall the LIBO Rate be less than 1.00% per annum.

“LIBOR Screen Rate” is defined in the definition of LIBO Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Acquisition” means any acquisition the consummation of which by the Company or any of its Restricted Subsidiaries is not expressly conditioned on the availability of, or on obtaining, third party financing.

“Loan” means the Initial Bridge Loan or Extended Term Loan made by the Lenders to the Company pursuant to this Agreement.

“Loan Documents” means this Agreement, the Notes and any Guaranties (including in each case, any amendments thereto).

“Loan Party” means the Company or any Guarantor.

“Mandatory Cancellation Date” means the earliest of (a) the date on which all payments made or to be made for Certain Funds Purposes have been paid in full in cleared funds; (b) the Drop Dead Date, (c) the date of the closing of the Acquisition without the use of the Bridge Facility and (d) the date that the Company or its Affiliate publicly announces that the Offer has lapsed or has been terminated, the date that BaFin has prohibited the Offer or February 15, 2016 to the extent the Offer Documentation has not been filed with BaFin on or prior to such date.

“Margin Stock” means “margin stock” as defined in Regulations U or X or “marginable OTC stock” or “foreign margin stock” within the meaning of Regulation T.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company and Guarantors, taken as a whole, to pay the Obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

“Maturity Date” means (a) if the Initial Bridge Loans have not been converted to Extended Term Loans, the date that is one year after the Acquisition Closing Date (the “Initial Bridge Loan Maturity Date”) or (b) if the Loans have been converted to Extended Term Loans, the date that is eight years after the Acquisition Closing Date (with respect to clause (b) only, the “Extended Term Loan Maturity Date”).

“Maximum Rate” is defined in Section 10.12.

“Moody’s” means Moody’s Investors Service, Inc., and any successor-in-interest thereto.

“Multiemployer Plan” means a plan defined in Section 4001(a)(3) of ERISA to which the Company or any member of the Controlled Group has an obligation to contribute.

“Net Cash Proceeds” means (a) in connection with any Asset Sale Prepayment Event or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale Prepayment Event or Recovery Event and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Senior Unsecured Notes” means senior unsecured notes (including any Securities (as defined in the Arranger Fee Letter) issued in lieu thereof) in an aggregate principal amount not to exceed $500,000,000 at any one time outstanding, issued by the Company for the purpose of consummating the Acquisition, including any senior unsecured exchange notes issued in lieu of all or a portion thereof.

“Non-Tender Agreement” means a non-tender agreement among the Company, Target and certain of their Affiliates to be entered into substantially contemporaneously with the Business Combination Agreement in substantially in the form provided to BaFin on November 2, 2015.

“Non-Tender Documents” means (i) the Non-Tender Agreement and (ii) the Blocked Account Agreement, collectively.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Notes” is defined in Section 2.2.4.

“Obligations” means collectively, the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Company and each Guarantor to the Administrative Agent or the Lenders under this Agreement and the other Loan Documents (including, without limitation, interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor, as the case may be, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Company or any Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Off-Balance Sheet Liability” of a Person means (i) any obligation under a Sale and Leaseback Transaction which is not a Capitalized Lease Obligation, (ii) any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, (iii) any factoring or similar sale of accounts receivable and related rights to the extent recourse to the Company or any of its Restricted Subsidiaries (including without limitation, to the extent so recourse, pursuant to any Permitted Factoring, under an Integrated Service Contract, or otherwise in connection with the incurrence of Integrated Service Contract Debt, but excluding any Permitted Securitization), or (iv) any other transaction (excluding operating leases for purposes of this clause (iv)) which is the functional equivalent of or takes the place of borrowing (in the case of transactions described in, or equivalent to those described in clause (iii) above, solely to the extent recourse to the Company or any of its Restricted Subsidiaries) but which does not constitute a liability on the balance sheet of such Person; in all of the foregoing cases, notwithstanding anything herein to the contrary, the outstanding amount of any Off-Balance Sheet Liability shall be calculated based on the aggregate outstanding amount of obligations outstanding under the legal documents entered into as part of any such transaction on any date of determination that would be characterized as principal if such transaction were structured as a secured lending transaction, whether or not shown as a liability on a consolidated balance sheet of such Person, in a manner reasonably satisfactory to the Administrative Agent.

“Offer” means the public offer by AcquisitionCo for Target Shares in connection with the Acquisition.

“Offer Document” means the tender offer document (Angebotsunterlage) (including all exhibits, schedules, annexes and other attachments thereto) published by AcquisitionCo in connection with the Acquisition.

“Offer Documentation” means (i) the Offer Document and (ii) and all other related documents made available by AcquisitionCo or the Company to BaFin in respect to the acquisition of the Target Shares.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 3.5(b)).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” is defined in Section 13.1(c).

“Participant Register” has the meaning assigned to such term in Section 13.1(c).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“Payment Date” means the last Business Day of each March, June, September and December occurring after the Execution Date.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Encumbrances” means:

(a) Liens imposed by law or any Governmental Authority for taxes, assessments or governmental charges or levies that are not yet overdue for a period of more than 45 days or are being contested in good faith by appropriate proceedings and with respect to which reserves have been set aside in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings and with respect to which reserves have been set aside in accordance with GAAP;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or employment laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, tenders, government contracts, leases, statutory obligations, surety, stay, custom and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute a Default under Section 7.9 or that secure appeal or surety bonds related to such judgments;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Restricted Subsidiary;

(g) easements, zoning restrictions, rights-of-way, use restrictions, encroachments, protrusions, minor defects or irregularities in title, reservations (including reservations in any original grant from any government of any water or mineral rights or interests therein) and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company and its Subsidiaries, taken as a whole;

(h) Liens in favor of payor banks having a right of setoff, revocation, refund or chargeback with respect of money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;

(i) Liens granted by (1) a Domestic Loan Party to another Domestic Loan Party, (2) a Subsidiary that is not a Domestic Loan Party to a Domestic Loan Party and (3) a Subsidiary that is not a Domestic Loan Party to another Subsidiary that is not a Domestic Loan Party;

(j) for the avoidance of doubt, other Liens (not securing Indebtedness) incidental to the conduct of the business of the Company or any of its Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of the Company or materially impair the operation of the business of the Company or its Subsidiaries;

(k) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(l) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Subsidiaries and do not secure any Indebtedness;

(m) deposits in the ordinary course of business to secure liability to insurance carriers;

(n) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like permitted to be made under this Agreement;

(o) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business of the Company or such Subsidiary;

(p) rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions (i) in relation to the establishment, maintenance or administration of deposit accounts, securities accounts or arrangements relating to a Cash Management Agreement or Hedging Agreement, (ii) in relation to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary or (iii) in relation to the right of setoff, revocation, refund or chargeback of a collecting bank with respect to money or instruments in the possession of such bank;

(q) Liens in favor of customs and revenues authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; and

(r) precautionary financing statement filings in connection with operating leases.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted Factoring” means a factoring or similar sale of accounts receivable and related rights and property on a non-recourse basis which is not entered into in connection with or as part of a Permitted Securitization and is not Integrated Service Contract Debt, in each case pursuant to documentation reasonably customary for such transactions.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, renew, refinance, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon, any committed or undrawn amounts and underwriting discounts, defeasance costs, fees, commissions and expenses, associated with such Permitted Refinancing Indebtedness), (b) the final maturity date and weighted average life of such Permitted Refinancing Indebtedness is no earlier than the final maturity date and weighted average life of the Indebtedness being Refinanced, (c) if the original Indebtedness being Refinanced is by its terms subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, (d) no Permitted Refinancing Indebtedness shall have obligors or contingent obligors that were not obligors or contingent obligors in respect of the Indebtedness being Refinanced unless such obligor or contingent obligor would be permitted to otherwise incur such Indebtedness hereunder and (e) if the Indebtedness being Refinanced is (or would have been required to be) secured by any collateral securing the Senior Secured Credit Facilities, such Permitted Refinancing Indebtedness may be secured by such collateral on terms no less favorable, taken as a whole, to the Lenders than those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, or on terms that are otherwise permitted by Section 6.16 (as determined by the Company in good faith).

“Permitted Securitization” means any receivables financing program providing for the sale of accounts receivable and related rights and property by the Company or any of its Restricted Subsidiaries to an SPC in transactions purporting to be sales (and treated as sales for GAAP purposes), which SPC shall finance the purchase of such assets by the sale, transfer, conveyance, lien or pledge of such assets to one or more limited purpose financing companies, special purpose entities and/or other financial institutions, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and permitted under Section 6.24.

“Person” means any natural person, corporation, firm, joint venture, limited liability company, partnership, association, enterprise, company or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and as to which the Company or any member of the Controlled Group has any obligation to contribute to on or after the Execution Date or has made contributions within the preceding five years.

“Pounds Sterling” or “£” means the lawful currency of the United Kingdom.

“Pre-Closing Sweep Amount” is defined in Section 2.4(c).

“Press Releases” means the October 22, 2013 press releases regarding the Company issued by (a) the United States Department of Justice and (b) the SEC.

“Prime Rate” means the per annum rate announced or established by the Administrative Agent from time to time as its “prime rate” (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Administrative Agent to any of its customers) or the corporate base rate of interest announced or established by the Administrative Agent, which Prime Rate shall change simultaneously with any change in such announced or established rates.

“Pro Forma Basis” means, for purposes of calculating compliance of any transaction with any provision hereof which refers to a Pro Forma Basis, that the transaction in question (including any related Future Acquisition, or other Investment and, in each case, payment of consideration therefor) shall be deemed to have occurred as of the first day of the most recent period of four consecutive fiscal quarters of the Company for which financial statements are required to have been delivered pursuant to Section 6.1(a) or (b) or, if such calculation is made prior to the first delivery of such financial statements, as of the first day of the period of four consecutive fiscal quarters ending on September 30, 2015. In connection with any calculation of the Secured Net Leverage Ratio or the Total Net Leverage Ratio, in each case upon giving effect to a transaction on a “Pro Forma Basis”, (i) any Indebtedness incurred or repaid by the Company or any of its Restricted Subsidiaries in connection with such transaction (or any other transaction which occurred during the relevant four fiscal quarter period or during the period from the last day of such period to and including the date of determination) shall be deemed to have been incurred or repaid, as the case may be, as of the first day of the relevant four fiscal quarter period, (ii) if such Indebtedness has a floating or formula rate, then the rate of interest for such Indebtedness for the applicable period for purposes of the calculations contemplated by this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of such calculations (giving consideration to any applicable rate “floor”), (iii) in the case of any determination of the permissibility of the incurrence of Indebtedness, if such Indebtedness is revolving in nature, a borrowing of the maximum amount of loans available shall be assumed, (iv) in the case of any determination of the permissibility of the incurrence of Indebtedness, the cash proceeds of all such Indebtedness shall be disregarded in calculating the Secured Net Leverage Ratio or the Total Net Leverage

Ratio, as applicable, (v) income statement items (whether positive or negative) attributable to all property acquired in such transaction or to the Investment comprising such transaction, as applicable, shall be included as if such transaction has occurred as of the first day of the relevant four-fiscal-quarter period and (vi) without duplication of subclauses (g), (h) or (i) of the definition of “EBIT”, such calculation shall give effect to Synergies and Costs of Synergies resulting from or relating to the transaction in question and projected by the Company in good faith to be realized by the Company and its Restricted Subsidiaries subject, in any calculation of pro forma EBIT or EBITDA, to the applicable limitations on such Synergies and Cost Savings set forth in the definition of “EBIT”.

“Pro Rata Share” means, for each Lender, the ratio that such Lender’s outstanding Loans and Commitments bear to the aggregate amount of all outstanding Loans and Aggregate Commitments.

“Property” of a Person means any and all property, whether real, personal, movable, immovable, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Proposed New Lender” is defined in Section 2.19.

“Quotation Day” means, with respect to any Eurocurrency Advance for any Interest Period two Business Days prior to the commencement of such Interest period.

“Receivables Indebtedness” means, at any time and without duplication, the aggregate amount of outstanding obligations incurred by the Company and its Restricted Subsidiaries (including any SPC) in connection with a Permitted Securitization that would be characterized as principal if such Permitted Securitization in its entirety were structured as a secured lending transaction rather than a purchase (regardless, in either case, of whether any liability of the Company or any Restricted Subsidiary thereof in respect of related accounts receivable and related rights and property would be required to be reflected on a balance sheet of such Person in accordance with generally accepted accounting principles).

“Recipient” means, as applicable, (a) the Administrative Agent, and (b) any Lender.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Property of the Company or any Restricted Subsidiary, in an amount that if constituting a Disposition of such Property would have constituted an Asset Sale Prepayment Event.

“Refinance” is defined in the definition of “Permitted Refinancing Indebtedness”.

“Registration Rights Agreement” means the registration rights agreement related to the Exchange Notes, among the Company, the Guarantors and the Administrative Agent, which will include the Registration Rights Agreement Terms and otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

“Registration Rights Agreement Terms” means the terms set forth in Exhibit H hereto.

“Register” has the meaning assigned to such term in Section 13.1(b)(v).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

“Reinvestment Deferred Amount” means with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Company or any Restricted Subsidiary in connection therewith that are not applied to prepay the Loans pursuant to Section 2.6.2 as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale Prepayment Event or Recovery Event in respect of which the Company has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by an Authorized Officer stating that no Unmatured Default or Default has occurred and is continuing and that the Company (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale Prepayment Event or Recovery Event to acquire, maintain, develop, construct, improve, upgrade or repair assets (other than current assets) useful in its business or to make a Future Acquisition or other Investments consisting of an acquisition of such assets.

“Reinvestment Prepayment Amount” means with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets (other than current assets) useful in the Company’s or its Restricted Subsidiaries’ business or to make a Future Acquisition or other Investment consisting of an acquisition of such assets.

“Reinvestment Prepayment Date” means with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets (other than current assets) useful in the Company’s or its Restricted Subsidiaries’ business with all or any portion of the relevant Reinvestment Deferred Amount or to make a Future Acquisition or other Investment consisting of an acquisition of such assets with all or any portion of the relevant Reinvestment Deferred Amount (it being understood that if any portion of the relevant Reinvestment Deferred Amount is not used within twelve months after any Reinvestment Event but within such twelve month period is contractually committed to be used, then such remaining portion if not so used within six months following the end of such twelve month period shall constitute Net Cash Proceeds as of such date).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors, representatives and controlling persons of such Person and such Person’s Affiliates.

“Release” means any release, spill, leak, discharge or leaching of any Hazardous Substances into the environment in violation of any Environmental Law.

“Remedial Action” means an action to address a Release or other violation of Environmental Laws required by any Environmental Law.

“Replacement Facilities” has the meaning assigned to such term in the Senior Secured Credit Agreement (as such agreement is in effect on the date hereof).

“Replacement Facilities Effective Date” has the meaning assigned to such term in the Senior Secured Credit Agreement (as such agreement is in effect on the date hereof).

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section with respect to a Plan subject to Title IV of ERISA, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with Section 4043(a) of ERISA or of the minimum funding standard under Section 412(c) of the Code.

“Required Lenders” means Lenders whose Aggregate Outstandings and Aggregate Commitments (without duplication) exceed 50% of the Aggregate Outstandings and Aggregate Commitments (without duplication) of all Lenders.

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserve Requirement” means, with respect to an Interest Period for Eurocurrency Loans, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves), assessments or similar requirements under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D).

“Restricted Indebtedness” is defined in Section 6.26.

“Restricted Subsidiary” means each Subsidiary other than an Unrestricted Subsidiary.

“Rollover Date” means the earlier to occur of the first anniversary of the date hereof and the date of the occurrence of a Demand Failure Event.

“S&P” means Standard & Poor’s Financial Services, LLC and any successor-in-interest thereto.

“Sale and Leaseback Transaction” means any sale or other transfer of property by any Person with the intent to lease or use such Property as lessee or in any other similar capacity (but excluding, for the avoidance of doubt, any sale and leaseback of inventory or equipment that is subleased or otherwise leased directly or indirectly to any customer of the Company or a Restricted Subsidiary).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions (which, as of the Execution Date, were Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person located, operating or ordinarily resident in, or organized under the laws of, a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“SEC” means the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of the Securities and Exchange Commission.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Net Leverage Ratio” means, as of any date, the ratio of (a) Total Net Debt on such date that is secured by a Lien to (b) EBITDA for the period of four consecutive fiscal quarters ended on or most recently prior to such date.

“Senior Note Purchase Agreement” means the Company’s Note Purchase Agreement dated as of March 2, 2006.

“Senior Notes” means the $175,000,000 5.50% Series 2006-A Guaranteed Senior Notes, Tranche 2, due March 2, 2016 and the $50,000,000 5.55% Series 2006-A Guaranteed Senior Notes, Tranche 3, due March 2, 2018 issued under the Senior Note Purchase Agreement.

“Senior Secured Credit Agreement” means that certain Credit Agreement dated as of the date hereof among the Company, the other borrowers party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other agents party thereto.

“Senior Secured Credit Facilities” means the senior secured credit facilities set forth in the Senior Secured Credit Agreement.

“Senior Secured Domestic Loan Party” has the meaning provided to the term “Domestic Loan Party” under the Senior Secured Credit Agreement (as such agreement is in effect on the date hereof).

“Senior Secured External Subsidiary” has the meaning provided to the term “External Subsidiary” under the Senior Secured Credit Agreement (as such agreement is in effect on the date hereof).

“Senior Secured Foreign Loan Party” has the meaning provided to the term “Foreign Loan Party” under the Senior Secured Credit Agreement (as such agreement is in effect on the date hereof).

“Senior Secured Foreign Subsidiary Borrower” has the meaning provided to the term “Foreign Subsidiary Borrower” under the Senior Secured Credit Agreement (as such agreement is in effect on the date hereof).

“Senior Secured Loan Documents” has the meaning provided to the term “Loan Documents” under the Senior Secured Credit Agreement (as such agreement is in effect on the date hereof).

“Senior Secured Loan Party” has the meaning provided to the term “Loan Party” under the Senior Secured Credit Agreement (as such agreement is in effect on the date hereof).

“Senior Secured Obligations” has the meaning provided to the term “Obligations” under the Senior Secured Credit Agreement (as such agreement is in effect on the date hereof).

“Senior Secured Security Documents” has the meaning provided to the term “Security Documents” under the Senior Secured Credit Agreement (as such agreement is in effect on the date hereof).

“Senior Secured Term B Facility” means the term B facility set forth in the Senior Secured Credit Agreement.

“Significant Subsidiary” means each present or future subsidiary of the Company which would constitute a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X as currently in effect promulgated by the SEC.

“Single Employer Plan” means a Plan which is maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.

“SPC” means a special purpose, bankruptcy-remote Person formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of accounts receivable and related rights and property in connection with and pursuant to a Permitted Securitization.

“Specified Time” means 11:00 a.m., London time.

“Subordinated Indebtedness” means any Indebtedness of the Company or any Subsidiary that is by its terms contractually subordinated in right of payment to any of the Obligations.

“Subsequent Acceptance Period” means the subsequent acceptance period (weitere Annahmefrist) for the Offer pursuant to Section 16(2) of the German Takeover Code.

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or other business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Company.

“Substantial Portion” means, with respect to the Property of the Company and its Restricted Subsidiaries, Property which (a) represents more than 15% of the consolidated assets of the Company and its Restricted Subsidiaries on a Pro Forma Basis as would be shown in the consolidated financial statements of the Company and its Restricted Subsidiaries as at the beginning of the twelve-month period ending with the most recent month prior to the applicable determination date and for which consolidated Company financial statements were available, (b) is responsible for more than 15% of the consolidated net sales of the Company and its Restricted Subsidiaries on a Pro Forma Basis as reflected in the financial statements referred to in clause (a) above, (c) represents more than 25% of the consolidated assets of the Company and its Restricted Subsidiaries as would be shown in the most recent consolidated financial statements of the Company and its Restricted Subsidiaries as of the Execution Date or (d) is responsible for more than 25% of the consolidated net sales of the Company and its Restricted Subsidiaries as reflected in the financial statements referred to in clause (c) above. For the avoidance of doubt, after the Acquisition Closing Date, “Substantial Portion” above shall include the assets and net sales of Target and its Subsidiaries on a Pro Forma Basis.

“Syndication Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacity as syndication agent for the Bridge Facility evidenced by this Agreement.

“Target” means Wincor Nixdorf AG, a German Stock Corporation listed at the Frankfurt Stock Exchange.

“Target Group” means the Target and its Subsidiaries.

“Target Refinancing” means the repayment in full of outstanding obligations (other than contingent indemnification claims not then due) under and termination of any guarantees and security in respect of (a) the Target’s €400,000,000 revolving dual-currency credit agreement dated December 13, 2011 with Bayerische Landesbank as agent (€100,000,000 of which was cancelled on 28 January 2014) and (b) the Target’s €100,000,000 (project) financing agreement with the European Investment Bank (EIB) (and, in the case of Indebtedness listed in clauses (a) and (b), including any Indebtedness that refinances, renews or replaces any such Indebtedness).

“Target Shares” means the Capital Stock of Target proposed to be acquired by the Company and/or its Restricted Subsidiaries in connection with the Acquisition (for the avoidance of doubt including acquisitions thereof subsequent to the Acquisition Closing Date).

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries, determined in accordance with GAAP.

“Total Cap” means 10.00% per annum (plus an additional 0.50% per annum if the Indicative Company Rating is less than either Ba3 (with stable or better outlook) from Moody’s or BB- (with stable or better outlook) from S&P; plus an additional 0.50% per annum on and after the date that is 3 months from the execution date of the Arranger Fee Letter, plus an additional 0.50% per annum on and after the date that is 6 months from the execution date of the Arranger Fee Letter. It is understood that the interest rate on Loans may exceed the Total Cap solely to the extent provided in Section 2.9.

“Total Debt” as of any date, means all of the following for the Company and its Restricted Subsidiaries on a consolidated basis and without duplication: (i) all debt for borrowed money and similar monetary obligations evidenced by bonds, notes, debentures, Capitalized Lease Obligations or otherwise, including without limitation obligations in respect of the deferred purchase price of properties or assets, in each case whether direct or indirect (other than accounts payable and/or accrued expenses and commercial Letters of Credit with respect to the foregoing, in each case arising in the ordinary course of such Person’s business payable in accordance with customary practices); (ii) all reimbursement obligations under outstanding Letters of Credit (other than commercial Letters of Credit referenced in clause (i) above) in respect of drafts which (A) may be presented (other than performance or standby Letters of Credit) or (B) have been presented and have not yet been paid and are not included in clause (i) above; (iii) all Off-Balance Sheet Liabilities and Receivables Indebtedness; (iv) all Guarantee Obligations of indebtedness or liabilities of the type described in clauses (i), (ii) or (iii) above and (v) all obligations of the kind referred to in the foregoing clauses (i), (ii), (iii) or (iv) secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, provided that, if such Person has not assumed such obligations, then the amount of debt of such Person for purposes of this clause (v) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations. Notwithstanding the foregoing, each of the following shall be excluded from, and not considered part of, Total Debt: (1) money borrowed by the Company against the cash value of life insurance policies owned by the Company; (2) Integrated

Service Contract Debt up to an aggregate amount at any time outstanding not in excess of $100,000,000; (3) Indebtedness consisting of avals by any of the Company’s Restricted Subsidiaries for the benefit of, and with respect to obligations which are not classified as Indebtedness of, any of the Company’s other Restricted Subsidiaries which are entered into in the ordinary course of business and consistent with standard business practices; (4) Indebtedness permitted under Section 6.18(x) and (5) any Off-Balance Sheet Liabilities arising in connection with (x) any sale of accounts or lease receivables under an Integrated Service Contract to the extent relating to the product (as opposed to the service) portion of the Integrated Service Contract, or otherwise in connection with the incurrence of Integrated Service Contract Debt, or (y) any other sale of accounts or lease receivables that is not part of an ongoing factoring or similar program (including a Permitted Factoring that is not part of an ongoing factoring or similar program) and do not arise under an Integrated Service Contract or otherwise in connection with the incurrence of Integrated Service Contract Debt, in each case to the extent such transferred accounts or lease receivables are non-recourse to any of the Company or its Restricted Subsidiaries.

“Total Net Debt” means, at any time, Total Debt minus 75% of all Unencumbered Cash with maturities of less than one year of the Company and its Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP.

“Total Net Leverage Ratio” means, as of any date, the ratio of (a) Total Net Debt on such date to (b) EBITDA for the period of four consecutive fiscal quarters ended on or most recently prior to such date.

“Total Tangible Assets” means the total assets of the Company and its Restricted Subsidiaries, calculated on a consolidated basis in accordance with GAAP, other than intangible assets (as determined in accordance with GAAP).

“Transactions” means the Acquisition (and subsequent acquisitions of any Target Shares by the Company or its applicable Restricted Subsidiaries), the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans hereunder, the execution, delivery and performance of the Senior Secured Loan Documents, the incurrence of the New Senior Unsecured Notes, the refinancing of Indebtedness of the Company, the Target and their Subsidiaries and the issuance/payment in kind of Capital Stock of the Company in connection therewith, and in each case, the use of the proceeds thereof and the payment of fees and expenses in connection with the foregoing.

“Transferee” is defined in Section 13.2.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or Eurocurrency Advance.

“Unconditional Date” means the date on which all conditions of the Offer specified in the Offer Document have been satisfied (or, to the extent permitted hereunder, waived or treated as satisfied by AcquisitionCo).

“Unencumbered Cash” means all cash and Cash Equivalents owned by the Company or any Restricted Subsidiary not disclosed as restricted cash or restricted Cash Equivalents in the Company’s financial statements furnished pursuant to Section 6.1 (or as applicable prior to delivery thereof, those referenced in Section 5.4); provided that (i) cash or Cash Equivalents held in escrow for Certain Funds Purposes shall not be disqualified from being considered Unencumbered Cash solely due to Liens or escrow restrictions arising from such escrow arrangement (it being understood the proceeds of escrowed loans under the Senior Secured Term B Facility and/or New Senior Unsecured Notes shall be disregarded from financial ratio calculations pursuant to Section 16.7) and (ii) any cash and Cash Equivalents subject to any cash pooling arrangement or cash management in respect of netting services and similar arrangements shall be considered Unencumbered Cash only to the extent, with respect to any such arrangements, that the total amount of cash and Cash Equivalent on deposit subject to such arrangements equals or exceeds the total amount of overdrafts or similar obligations subject thereto.

“Unfunded Liabilities” means the amount (if any) by which the actuarial present value of all benefit liabilities under a Single Employer Plan exceeds the fair market value of all such Plan assets allocable to such benefit liabilities, all determined as of the then most recent valuation date for such Plan in accordance with Section 4001(a)(18) of ERISA.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Company that is designated as an Unrestricted Subsidiary by the Company pursuant to Section 6.30 subsequent to the Execution Date and (b) any subsidiary of an Unrestricted Subsidiary.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 3.4(f)(ii)(D)(2).

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or similar persons thereof.

“Wholly Owned Subsidiary” of a Person means any other Person of which 100% of the outstanding Capital Stock of which (other than directors’ qualifying shares required by law) shall at the time be owned or controlled, directly or indirectly, by such Person and/or one or more Wholly Owned Subsidiaries of such Person. “Wholly Owned Domestic Subsidiary”, “Wholly Owned Restricted Subsidiary” and “Wholly Owned Domestic Restricted Subsidiary” have correlative meanings with respect to the applicable type of Subsidiary.

“Withholding Agent” means, as applicable, any Loan Party or the Administrative Agent.

1.2 Rules of Construction. All terms defined in Section 1.1 shall include both the singular and the plural forms thereof and shall be construed accordingly. Use of the terms “herein”, “hereof”, and “hereunder” shall be deemed references to this Agreement in its entirety and not to the Section or clause in which such term appears. References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Notwithstanding anything herein, in any financial statements of the Company or in GAAP to the contrary, for purposes of calculating the Applicable Margin and of calculating and determining compliance with the financial covenants in Sections 6.22 and 6.23 of the Senior Secured Credit Agreement, including defined terms used therein, and for purposes of calculating any other applicable financial ratios or incurrence tests hereunder, any acquisitions or Dispositions outside the ordinary course of business made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations, the incurrence or repayment of Indebtedness and any other applicable transactions related thereto and occurring during the period for which such items were calculated, shall be deemed to have occurred on the first day of the relevant period for which such items were calculated on a Pro Forma Basis.

To the extent any provision of the Exchange Indenture is deemed to be incorporated and set forth in this Agreement, (i) any reference to the “Issuer” or the “Company” or similar terms in the Exchange Indenture shall be deemed to be a reference to the Company, (ii) any reference to a “Holder” or similar term in the Exchange Indenture shall be deemed to be a reference to a Lender, (iii) any reference to the “Trustee” or similar term in the Exchange Indenture shall be deemed to be a reference to the Administrative Agent, (iv) any reference to the “Notes” or similar term in the Exchange Indenture shall be deemed to be a reference to the Loans and (v) any reference to “this Indenture” or similar term in the Exchange Indenture shall be deemed to be a reference to this Agreement and the other Loan Documents, in each case as the context may require.

1.3 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP without giving effect to such change in GAAP or in the application thereof that is the subject of such notice until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that if GAAP is amended or revised subsequent to the date hereof to cause operating leases to be treated as capitalized leases, then such change shall not be given effect hereunder, and those types of leases which were treated as operating leases as of the date hereof shall continue to be treated as operating leases and not capitalized leases. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards

Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) for the avoidance of doubt, except as provided in the definition of “Consolidated Net Income”, without giving effect to the financial condition, results and performance of the Unrestricted Subsidiaries.

1.4 [Reserved].

1.5 Foreign Currency Calculations.

(a) For purposes of determining any amount as a result of foreign currency exchange rate fluctuation, the Administrative Agent shall determine the Exchange Rate as of the applicable date in a manner consistent with such determinations under the Senior Secured Credit Agreement (as in effect in the date hereof). For purposes of any determination under Section 6.16 or 6.18, 7.5, 7.9, 7.10, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than U.S. Dollars shall be translated into U.S. Dollars at the Exchange Rate in effect on the date of such determination; provided that no Default shall arise as a result of any limitation set forth in U.S. Dollars in Section 6.16 or 6.18 being exceeded solely as a result of changes in the Exchange Rate from those rates applicable at the time or times Indebtedness or Liens were initially consummated in reliance on the exceptions under such Sections.

ARTICLE II

THE CREDITS

2.1 Commitments.

(a) Each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make to the Company on the Acquisition Closing Date, an Initial Bridge Loan in a single draw denominated in Dollars in an aggregate amount not to exceed the amount of such Lender’s Commitment. Amounts borrowed under this Section 2.1(a) and repaid or prepaid may not be reborrowed.

2.2 Repayment of Loans; Evidence of Debt.

2.2.1 The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender in Dollars the then unpaid principal amount of each Initial Bridge Loan of such Lender made to the Company on the Maturity Date and on such other dates and in such other amounts as may be required from time to time under the terms of this Agreement.

2.2.2 The Company hereby further agrees to pay to the Administrative Agent for the account of each Lender thereof, interest in Dollars on the unpaid principal amount of the Loans made to the Company from time to time outstanding until payment thereof in full at the rates per annum, and on the dates, set forth in Section 2.8.

2.2.3 The books and records of the Administrative Agent and of each Lender shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain any such books and records or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Loans made to the Company by such Lender in accordance with the terms of this Agreement.

2.2.4 The Company agrees that, upon the request to the Administrative Agent by any Lender from time to time and the subsequent request to the Company by the Administrative Agent, the Company will execute and deliver to such Lender promissory notes evidencing the Loans of any such requesting Lender, substantially in the form of Exhibit C attached hereto with appropriate insertions as to date, currency and principal amount (each, a “Note”); provided that the delivery of such Notes shall not be a condition precedent to the Execution Date, the Acquisition Closing Date or any Advance.

2.3 Procedures for Borrowing Loans. To request a Loan under the Bridge Facility (which such Loan shall only be required to be made on a Business Day), the Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 a.m., Chicago time three Business Days prior to the requested Borrowing Date if all or any part of the requested Loans are to be Eurocurrency Loans or one Business Day prior to the requested Borrowing Date if all or any part of the requested Loans are to be Floating Rate Loans) specifying in each case (each such notice, a “Borrowing Notice”) (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether such Loan is a Floating Rate Loan or a Eurocurrency Loan and (iv) if applicable, the length of the initial Interest Period therefor. Each Advance shall be in Dollars. Each such Advance shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof or such other amounts as may be agreed upon between the Company and the Administrative Agent. Upon receipt of any such notice from the Company, the Administrative Agent shall promptly notify the Lenders with respect to such Advance. Not later than 1:00 p.m., local time of the Administrative Agent’s funding office for the Company, on the requested Borrowing Date, each Lender shall make an amount equal to its Pro Rata Share of the principal amount of such Loans requested to be made on such Borrowing Date available to the Administrative Agent at the Administrative Agent’s funding office for the Company specified by the Administrative Agent from time to time by notice to the Lenders and in immediately available or other same day funds customarily used for settlement in Dollars. The amounts made available by each Lender will then be made available to the Company at the funding office for the Company and in like funds as received by the Administrative Agent.

2.4 Termination or Reduction.

(a) Unless previously terminated, (i) the Commitments shall terminate and be reduced to zero on the earlier of (x) the occurrence of the Mandatory Cancellation Date prior to the consummation of the Acquisition, (y) the making of the Initial Bridge Loans on the Acquisition Closing Date and (z) 5:00 p.m., Chicago time, on the Acquisition Closing Date.

(b) The Company may permanently reduce the Commitments, in whole or in part, ratably among the Lenders thereunder in, if less than all such Commitments, integral multiples of $10,000,000, in each case upon at least three Business Days’ irrevocable written notice to the Administrative Agent, and which notice shall specify the amount of any such reduction; provided, however, that a notice of termination of Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities, incurrence of other Indebtedness, or consummation of another transaction (such as a Change of Control), in which case such notice may be revoked (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. In addition, all accrued fees under any Commitments shall be payable on the effective date of any termination of such Commitments.

(c) Notwithstanding anything to the contrary in this Agreement, if on any date on or prior to the Acquisition Closing Date the Company or its Restricted Subsidiaries (for the avoidance of doubt, excluding the Target and its Subsidiaries) receive proceeds that would, if received on or after the Acquisition Closing Date, otherwise have required a prepayment of Initial Bridge Loans under Section 2.6.2 (such proceeds, the “Pre-Closing Sweep Amounts”), the Company shall (x) segregate such Pre-Closing Sweep Amounts in an account to facilitate reducing Advances to be made under the Bridge Facility by using the Pre-Closing Sweep Amounts in lieu thereof; provided that the Bridge Facility shall not be drawn in an amount less than $250,000,000 (unless the drawn amount is zero) as a result of this clause (x) and (y) take commercially reasonable efforts to place such Pre-Closing Sweep Amounts into escrow for application to Certain Funds Purposes and obtain the approval of its financial advisor to reduce the Commitments by such escrowed amount; provided that the Commitments shall not be reduced below $250,000,000 as a result of this clause (y) unless they are reduced to zero. For the avoidance of doubt, in determining if a drawing or Commitment, as applicable, can be reduced to zero pursuant to the preceding sentence, amounts that previously did not reduce potential draws or Commitments because of the restriction on reducing such amounts below $250,000,000 shall be aggregated with any such subsequently received amounts.

(d) Notwithstanding anything to the contrary in this Agreement, the Commitments shall be automatically and ratably reduced by the aggregate amount of Net Cash Proceeds that the Company and any of its Subsidiaries (including, for the avoidance of doubt, any Unrestricted Subsidiary) shall have received from the issuance (including into escrow provided that the conditions to release from escrow are no more restrictive than the conditions to funding the Initial Bridge Loans set forth in Section 4.2) of any New Senior Unsecured Notes issued on or prior to the Acquisition Closing Date.

2.5 Fees. The Company agrees to pay to the Administrative Agent and the Arrangers such other fees as separately agreed to in writing by the Company and such Persons and/or their applicable Affiliates.

2.6 Optional and Mandatory Principal Payments.

2.6.1 The Company may at any time and from time to time prepay Floating Rate Loans, if any, in whole or in part, without penalty or premium, except as set forth below and in Section 2.6.3, upon at least one Business Day’s irrevocable notice to the Administrative Agent, specifying the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayment of Floating Rate Loans shall be in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof.

The Company may at any time and from time to time prepay, without premium or penalty, except as set forth below and in Section 2.6.3 (together with payment of any amount payable pursuant to Section 3.3), its Eurocurrency Loans in whole or in part, upon at least three Business Days’ irrevocable notice to the Administrative Agent specifying the date and amount of prepayment. Partial prepayments of Eurocurrency Loans shall be in an aggregate principal amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, or such lesser principal amount as may equal the outstanding Eurocurrency Loans or such lesser amount as may be agreed to by the Administrative Agent.

Notwithstanding the foregoing, from and after the occurrence of a Demand Failure Event, in connection with each prepayment of Loans pursuant to this Section 2.6.1, the Company shall at the time of such prepayment to the Administrative Agent for the ratable benefit of Lenders whose Loans are being prepaid, pay a prepayment premium equal to the redemption premium then applicable to a redemption of Exchange Notes under the Exchange Indenture (without regard to whether any Exchange Notes are outstanding or the Exchange Indenture has been entered into); provided that Loans made by the Commitment Parties and held by the Commitment Parties or investors that are Affiliates of the Commitment Parties (other than bona fide investment funds and asset management Affiliates and other than Loans purchased in an open market sale from a third parties or as a result of market making activities) shall be prepayable at par plus accrued interest and accrued original issue discount for so long as such Loans are held by them.

2.6.2 Mandatory Prepayment of Loans.

(a) On and after the Acquisition Closing Date and prior to the Initial Bridge Loan Maturity Date, (i) if any New Senior Unsecured Notes shall be issued or incurred by the Company or any Restricted Subsidiary an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Loans as set forth in Section 2.6.4 and (ii) if any other Indebtedness (other than as set forth in clause (i) or permitted under Section 6.18) shall be issued or incurred by the Company or any Restricted Subsidiary an amount (less the amount required or applied, if any, to repay or reduce commitments under the Senior Secured Credit Facilities (or any Permitted Refinancing thereof) or other senior secured Indebtedness that such Senior Secured Credit Facilities (or any Permitted Refinancing thereof) permit such proceeds to be shared with in accordance with their terms) equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Loans as set forth in Section 2.6.4.

(b) On and after the Acquisition Closing Date and prior to the Initial Bridge Loan Maturity Date, if the Company or any Restricted Subsidiary shall receive Net Cash Proceeds from the issuance or sale of Capital Stock (other than (x) issuances pursuant to the Company’s or any Subsidiary’s equity compensation plans, employee stock purchase plan and any dividend reinvestment or direct purchase plan and issuances similar to the foregoing and (y) for the avoidance of doubt, issuances or sales of Capital Stock of the Company representing or in connection with elections by shareholders of the Target to receive all or a portion of the equity component of their consideration in the form of cash from the sale of all or a portion of such equity component by the Company or its Subsidiaries), 100% of such Net Cash Proceeds shall be applied on the date of such issuance or sale toward the prepayment of the Loans. After the Initial Bridge Loan Maturity Date, Loans hereunder, if any, shall be subject to mandatory redemption provisions applicable to the Exchange Notes in the Exchange Indenture, and shall be entitled to offers for mandatory redemption ratably with any such Exchange Notes and, if applicable, New Senior Unsecured Notes, if any.

(c) On and after the Acquisition Closing Date, if the Company or any Restricted Subsidiary shall receive Net Cash Proceeds from any Asset Sale Prepayment Event or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereto, 100% of such Net Cash Proceeds not required or applied to repay or reduce commitments under the Senior Secured Credit Facilities (or any Permitted Refinancing thereof) or other senior secured Indebtedness that such Senior Secured Credit Facilities (or any Permitted Refinancing thereof) permit such proceeds to be shared with in accordance with their terms, shall be applied on or prior to the fifth Business Day after such receipt (or in the case of an Asset Sale Prepayment Event or Recovery Event in an amount less than $75,000,000, on or prior to the date five Business Days after the date the financial statements for the fiscal quarter in which such event occurred are required to be delivered pursuant to Section 6.01(i) or (ii)) toward the prepayment of the Loans as set forth in Section 2.6.4; provided that, notwithstanding the foregoing, no later than each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event (less amounts required or applied to repay or reduce commitments under the Senior Secured Credit Facilities (or any Permitted Refinancing thereof) or other senior secured Indebtedness that such Senior Secured Credit Facilities (or any Permitted Refinancing thereof) permit such proceeds to be shared with in accordance with their terms) shall be applied toward the prepayment of the Loans as set forth in Section 2.6.4.

Prepayments from, and, without duplication, of amounts equal to, Net Cash Proceeds of any Asset Sale Prepayment Event or Recovery Event by or of a Foreign Subsidiary (to the extent otherwise required) will be limited to the extent (x) the repatriation of Foreign Subsidiaries’ funds to fund such prepayments is prohibited, restricted or delayed by applicable laws, (y) repatriation of Foreign Subsidiaries’ funds to fund such prepayment could reasonably be expected to result in adverse tax consequences to the Company and its Restricted Subsidiaries or (z) such funds originate at the Target or its Subsidiaries prior to the Domination Agreement Effective Date. All mandatory prepayments are subject to permissibility under (a) in the case of Foreign Subsidiaries, local law restrictions (such as restrictions relating to financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant Restricted Subsidiaries) and (b) with respect to non-Wholly Owned Restricted Subsidiaries, organizational document restrictions, to the extent not created in contemplation of such prepayments. The non-application of any such mandatory prepayment amounts in compliance with the foregoing provisions of this paragraph will not constitute an Unmatured Default or Default and such amounts shall be available for working capital purposes of the Company and its Restricted Subsidiaries. The Company will undertake to use commercially reasonable efforts to overcome or eliminate any such restrictions and/or minimize any such costs of prepayment (subject to the considerations above) to make the relevant payment, other than, for the avoidance of doubt, to the extent resulting from asset sales or operations of the Target and its Restricted Subsidiaries prior to the Domination Agreement Effective Date. Notwithstanding the foregoing, any prepayments made after application of the above provisions shall be net of any costs, expenses or taxes incurred by the Company and its Restricted Subsidiaries or any of its Affiliates or equity partners and arising as a result of compliance with this paragraph.

2.6.3 Each prepayment pursuant to this Section 2.6 and each conversion (other than a conversion of a Floating Rate Loan to a Eurocurrency Loan) pursuant to Section 2.7 shall be accompanied by accrued and unpaid interest on the amount prepaid to the date of prepayment and any amounts payable under Section 3.3 in connection with such payment.

2.6.4 If two different Types of Loans are outstanding, the applicable prepayment pursuant to this Section 2.6 shall be applied first to prepay Floating Rate Loans and second to prepay Eurocurrency Loans then outstanding in such order as the Company may direct

2.7 Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurocurrency Advances. Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Advance shall be automatically converted into a Floating Rate Advance unless the Company shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period. Subject to the terms hereof, the Company may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advance (subject to, in the case of conversion of any Eurocurrency Advance other than on the last day of the Interest Period applicable thereto, payment of any amounts payable under Section 3.3 in connection therewith). The Company shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Eurocurrency Advance not later than 11:00 a.m. (Chicago time) at least one Business Day, in the case of a conversion into a Floating Rate Advance, or three Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance, prior to the date of the requested conversion or continuation, specifying:

(a) the requested date, which shall be a Business Day, of such conversion or continuation,

(b) the aggregate amount and Type of the Advance which is to be converted or continued, and

(c) the amounts and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurocurrency Advance, the duration of the Interest Period applicable thereto.

2.8 Interest Rates, Interest Payment Dates; Interest and Fee Basis.

(a) Prior to Rollover Date. Prior to the Rollover Date, each Floating Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made or is converted from a Eurocurrency Loan into a Floating

Rate Loan pursuant to Section 2.7 to but excluding the date it ceases to be a Floating Rate Loan, at a rate per annum equal to the Floating Rate for such day. Prior to the Rollover Date, each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such Interest Period.

(b) After Rollover Date. On and after the Rollover Date, each Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the Rollover Date, at a rate per annum equal to the Total Cap, except as set forth in Section 2.9.

(c) Total Cap. Notwithstanding anything contained in clauses 2.8(a) and (b) above, the per annum interest rate on the Loans shall not exceed the Total Cap.

(d) Interest accrued on each Initial Bridge Loan shall be payable on the last day of its applicable Interest Period (or if a Demand Failure Event has occurred, on such date and each Payment Date thereafter), on any date on which such Initial Bridge Loan is prepaid, whether by acceleration or otherwise, and on the Initial Bridge Loan Maturity Date. Interest accrued on each Extended Term Loan shall be payable semi-annually, commencing on the date that is six months after the Initial Bridge Loan Maturity Date, on any date on which such Extended Term Loan is prepaid, whether by acceleration or otherwise, and on the Extended Term Loan Maturity Date.

(e) Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 p.m. (local time) at the place of payment. If any payment of principal of or interest or fee on an Advance shall become due on a day which is not a Business Day, except as otherwise provided in the definition of Interest Period, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

(f) All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period such interest or fee is payable over a year comprised of 360 days or, in the case of Floating Rate Loans based on the Prime Rate, 365/366 days.

(g) Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurocurrency Advance.

2.9 Rates Applicable After Default. Notwithstanding anything to the contrary contained in this Agreement, during the continuance of a Default the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued (after the expiration of the then current Interest Period) as a Eurocurrency Advance.

Upon and during the continuance of any Default under Section 7.2 with respect to principal, interest or fees, the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders as to changes and interest rates) declare that (i) each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance and any other amount due under this Agreement shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to Floating Rate Loans plus 2% per annum; provided that, upon and during the continuance of any acceleration for any reason of any of the Obligations, the interest rate set forth in clauses (i) and (ii) shall be applicable to all Advances without any election or action on the part of the Administrative Agent or any Lender.

2.10 Pro Rata Payment, Method of Payment; Proceeds of the Guaranty.

(a) Each borrowing of Loans from the Lenders thereunder shall be made pro rata according to the Pro Rata Shares of the Lenders in effect on the date of such borrowing. Except as otherwise provided in this Agreement, any reduction of Commitments of the Lenders shall be allocated by the Administrative Agent among the Lenders pro rata according to the Pro Rata Shares of the Lenders with respect thereto. Except as otherwise provided in this Agreement, each payment (including each prepayment) by the Company hereunder on account of principal, or interest on Loans shall be allocated by the Administrative Agent pro rata to the Lenders according to the respective outstanding principal amounts thereof. All payments (including prepayments) to be made by the Company hereunder, whether on account of principal, interest, fees or otherwise, shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent for the account of the Lenders at the applicable payment office of the Administrative Agent for such payment specified from time to time in writing by the Administrative Agent to the Company by 1:00 P.M. (local time) on the date when due. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds received by the Administrative Agent. All payments hereunder shall be in Dollars; provided that with respect to other payments required to be made by it pursuant to Section 10.6 that are invoiced in a currency other than Dollars, shall be payable in the currency so invoiced.

(b) Application of Proceeds of the Guaranty. All amounts received under any Guaranty when a Default exists shall first be applied as payment of the accrued and unpaid fees of the Administrative Agent hereunder and then to all other unpaid or unreimbursed Obligations (including reasonable attorneys’ fees and expenses in accordance with Section 10.6) owing to the Administrative Agent in its capacity as Administrative Agent only, and then any remaining amount of such proceeds shall be distributed:

(i) first, to the Persons owed any Obligations, pro rata in accordance with the respective unpaid amounts of Obligations then owing, until all the Obligations then owing have been paid and satisfied in full; and

(ii) second, to the Person entitled thereto as directed by the Company or as otherwise determined by applicable law or applicable court order.

(c) Return of Proceeds. If at any time payment, in whole or in part, of any amount distributed by the Administrative Agent hereunder is rescinded or must otherwise be restored or returned by the Administrative Agent as a preference, fraudulent conveyance, or otherwise under any bankruptcy, insolvency, or similar law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to the Administrative Agent.

2.11 Telephonic Notices. The Company hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any Person or Persons the Administrative Agent or any Lender reasonably and in good faith believes to be an Authorized Officer. The Company agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.12 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.13 Lending Installations. Each Lender may, subject to Section 3.5, make and book its Loans at any Lending Installation(s) selected by such Lender and may change its Lending Installation(s) from time to time. All terms of this Agreement shall apply to any such Lending Installation(s) and the Notes, if any, shall be deemed held by each Lender for the benefit of such Lending Installation(s). Each Lender may, by written or telex notice to the Administrative Agent and the Company, designate one or more Lending Installations which are to make and book Loans and for whose account Loan payments are to be made.

2.14 Non-Receipt of Funds by the Administrative Agent. Unless the Company or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Company, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Company, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for the first five days and the interest rate applicable to the relevant Loan for each day thereafter or (ii) in the case of payment by the Company, the interest rate applicable to the relevant Loan.

2.15 [Reserved]

2.16 [Reserved].

2.17 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the Commitments and Aggregate Outstandings of such Defaulting Lender shall not be included in determining whether all Lenders, all affected Lenders or Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.2), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders (other than as a result of such Defaulting Lender having a greater or lesser Aggregate Outstandings or Commitments) or which increases the amount of any Commitment of such Defaulting Lender, forgives any principal amount of any Loans owing to such Defaulting Lender or any interest (other than default interest) or fees owing to such Defaulting Lender previously accrued at the time of such forgiveness or extends the termination date of such Commitment or extends the final maturity beyond the then maturity date of any Loan or Note with respect to such Defaulting Lender shall require the consent of such Defaulting Lender; and

(b) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise but excluding Section 3.5) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable Requirements Of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iii) third, if so determined by the Administrative Agent and the Company, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (iv) fourth, pro rata, to the payment of any amounts owing to the Company or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Company or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (v) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a prepayment of the principal amount of any Loans for which a Defaulting Lender has failed to fund its applicable share, such payment shall be applied solely to prepay the Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans owed to any Defaulting Lender.

In the event that the Administrative Agent and the Company each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, such Lender shall cease to be a Defaulting Lender and the Pro Rata Shares of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.18 Guaranties.

(a) During the period prior to the Acquisition Closing Date, the Company shall execute and deliver, or cause to be executed and delivered, to the Lenders and the Administrative Agent, Guaranties of Domestic Subsidiaries such that, at all times during such period, all Domestic Subsidiaries which are not Guarantors do not, if considered in the aggregate as a single Subsidiary, constitute a Significant Subsidiary (and for purposes of making such determination, it is acknowledged that, as provided in Rule 1-02 of Regulation S-X as currently in effect promulgated by the SEC, the investment in and advances to, and share of total assets and income of, any Domestic Subsidiary shall be determined based on the investment in and advances to, and share of total assets and income of, such Domestic Subsidiary and its Subsidiaries on a consolidated basis).

(b) On and after the Acquisition Closing Date, within 45 days (or such longer period of time as the Administrative Agent shall agree) after delivery (or date of required delivery) of each set of applicable financial statements pursuant to Sections 6.1(i) and (ii), the Company shall execute and deliver, or cause to be executed and delivered, to the Lenders and the Administrative Agent, Guaranties from its present and future Wholly Owned Domestic Restricted Subsidiaries (other than Excluded Subsidiaries and Immaterial Subsidiaries) such that all Wholly Owned Domestic Restricted Subsidiaries (other than Excluded Subsidiaries and Immaterial Subsidiaries) are Guarantors as of such date.

(c) In connection with the delivery of any such Guaranties, the Company shall provide such other documentation to the Administrative Agent, including, without limitation, one or more opinions of counsel reasonably satisfactory to the Administrative Agent, corporate documents and resolutions, which in the reasonable opinion of the Administrative Agent is necessary or advisable in connection therewith. For the avoidance of doubt, notwithstanding the above, for so long as a Subsidiary of the Company guarantees the Senior Notes, any Securities (as defined in the Arranger Fee Letter), the Senior Secured Credit Facilities, the facilities under the Existing Loan Agreement or Indebtedness for borrowed money subject to the covenant set forth in Section 6.28 (or in each case any refinancing, renewal or replacement thereof), such Subsidiary will be required to guaranty the Obligations.

2.19 Permanent Refinancing; Option to Exchange Initial Bridge Loans for Exchange Notes.

(a) On the Initial Bridge Loan Maturity Date, all outstanding Initial Bridge Loans shall be automatically converted into term loans (each, an “Extended Term Loan”) having an aggregate principal amount equal to the unpaid principal amount of such Initial Bridge Loans, in each case to the extent such Loans are not repaid in whole or in part in cash on or prior to such date and no Default with respect to the Company under Sections 7.6 or 7.7 shall have occurred and be continuing.

(b) On any Business Day on or after the Initial Bridge Loan Maturity Date, at the option of the applicable Lender, the Extended Term Loans may be exchanged in whole or in part for one or more senior unsecured notes (the “Exchange Notes”) issued pursuant to the Exchange Indenture having an aggregate principal amount equal to the unpaid principal amount of such Extended Term Loans; provided, however, that (i) the Company shall not be required to issue Exchange Notes until the Company shall have received requests to issue at least $50,000,000 in aggregate principal amount of Exchange Notes (the “Initial Exchange Note Issuance”) and (ii) the Company may defer any subsequent issuance of Exchange Notes (a “Subsequent Exchange Note Issuance”) until such time as it shall have received an additional request to exchange an aggregate principal amounts of Extended Term Loans that equals or exceeds $1,000,000.

(i) Such Lender shall provide the Company prior irrevocable written notice of such election (each such notice, an “Exchange Notice”) at least five Business Days prior to the date of exchange specified in such Exchange Notice (each such date, an “Exchange Date”). The Exchange Notice shall specify the principal amount of Extended Term Loans to be exchanged (which shall be at least $1,000,000 and integral multiples of $1,000,000 in excess thereof or the entire remaining aggregate principal amount of Loans of such Lender) and, subject to the terms of the Exchange Indenture, the name of the proposed registered holder and the amount of each Exchange Note requested. Extended Term Loans exchanged for Exchange Notes pursuant to this Section 2.19 shall be deemed repaid and canceled, and the Exchange Notes so issued shall be governed by the provisions of the Exchange Indenture. The Exchange Notes shall be issued in the form set forth in the Exchange Indenture.

(ii) As more particularly provided in the Exchange Indenture, (A) Exchange Notes issued pursuant to the Exchange Indenture shall bear interest at the Total Cap and (B) Exchange Notes issued pursuant to the Exchange Indenture (I) shall mature on the Extended Term Loan Maturity Date, and (II) shall be redeemable as set forth in the Exchange Indenture and the form of Exchange Notes attached thereto.

(iii) Following delivery of any Exchange Notice, the Company shall (A) deliver a written notice to the trustee under the Exchange Indenture (the “Trustee”), directing such Trustee to authenticate and deliver Exchange Notes as specified in the Exchange Notice and (B) use all commercially reasonable efforts to effect delivery of such Exchange Notes to the requesting Lender on the applicable Exchange Date.

(c) The Company agrees that as a condition to the effectiveness of the exchange of Extended Term Loans for Exchange Notes in the Initial Exchange Note Issuance (unless waived by the Administrative Agent):

(i) The Company shall have selected a bank or trust company reasonably acceptable to the Lenders to act as Trustee.

(ii) The Company shall have issued the Exchange Notes pursuant to the Exchange Indenture substantially in the applicable form set forth therein, and the Company and each Guarantor shall have executed and delivered the Exchange Indenture.

(iii) The Company and each Guarantor shall have provided to the Administrative Agent copies of resolutions of its Board of Directors approving the execution and delivery of the Exchange Indenture and, in the case of the Company, the issuance of the Exchange Notes, together with a customary certificate of the secretary of the Company or such Guarantor certifying such resolutions.

(iv) The Company and each Guarantor shall have executed and delivered the Registration Rights Agreement.

(v) The Company and each Guarantor shall have provided to the Administrative Agent copies of resolutions of its Board of Directors approving the execution and delivery of the Registration Rights Agreement, together with a customary certificate of the secretary of the Company and such Guarantor certifying such resolutions.

(vi) The Company shall have caused its counsel to deliver to the Administrative Agent executed legal opinions in form and substance customary for a transaction of that type to be mutually agreed upon by the Company and the Administrative Agent (including, without limitation, with respect to due authorization, execution and delivery, validity and enforceability of the Exchange Notes and the related guarantees, the Exchange Indenture and the Registration Rights Agreement).

(d) The Company agrees that as a condition to the effectiveness of the exchange of Extended Term Loans for Exchange Notes in any Subsequent Exchange Note Issuance (unless waived by the Administrative Agent):

(i) the Company shall have issued the Exchange Notes pursuant to the Exchange Indenture substantially in the applicable form set forth therein.

(ii) The Company and each Guarantor the shall have provided to the Administrative Agent copies of resolutions of its Board of Directors approving the execution and delivery of the Exchange Indenture and, in the case of the Company, the issuance of the Exchange Notes, together with a customary certificate of the secretary of the Company or such Guarantor certifying such resolutions.

(iii) The Company shall have caused its counsel to deliver to the Administrative Agent executed legal opinions in form and substance customary for a transaction of that type to be mutually agreed upon by the Company and the Administrative Agent (including, without limitation, with respect to due authorization, execution and delivery, validity and enforceability of the Exchange Notes and the related guarantees).

(e) If the foregoing conditions set forth in Section 2.19(c) or Section 2.19(d), as applicable, are not satisfied on any applicable Exchange Date, then the Lenders shall retain all of their rights and remedies with respect to the Extended Term Loans pursuant to this Agreement until such conditions are satisfied and the Extended Term Loans are so exchanged for Exchange Notes. The Company agrees to satisfy the conditions set forth in Section 2.19(c) no later than 10 Business Days after the receipt of one or more Exchange Notices requesting issuance of at least $50,000,000 in aggregate principal amount of Exchange Notes, and the Company agrees to satisfy the conditions set forth in Section 2.19(d) no later than 5 Business Days after receipt of one or more Exchange Notices requesting issuance of at least $1,000,000 in aggregate principal amount of Exchange Notes. The Company agrees it shall deliver the Exchange Notes in escrow, subject to release upon satisfaction or waiver of the applicable issuance conditions, to the Administrative Agent upon its request after the Company’s receipt of the first Exchange Notice which causes the requested amount to date to exceed in aggregate at least $50,000,000.

(f) It is understood and agreed that the Extended Term Loans exchanged for Exchange Notes constitute the same indebtedness as such Exchange Notes and that no novation shall be effected by any such exchange.

2.20 Inability to Determine Rates.

(a) If at the time that the Administrative Agent shall seek to determine the LIBOR Screen Rate on the Quotation Day for any Interest Period for an Advance the LIBOR Screen Rate shall not be available for such Interest Period for any reason and the Administrative Agent shall determine in good faith that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then such Advance shall be made or continued as a Floating Rate Advance at the Floating Rate.

(b) If prior to the commencement of any Interest Period for an Advance:

(i) the Administrative Agent reasonably determines in good faith (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for a Loan for the applicable Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate for a Loan for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Advance for such Interest Period, then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist (which notification the Administrative Agent agrees to promptly give in such circumstance), (A) any Conversion/Continuation Notice that requests the conversion of any Eurocurrency Advance to, or continuation of any Eurocurrency Advance in the applicable currency or for the applicable Interest Period, as the case may be, shall be ineffective and (B) such Advance shall be made as a Floating Rate Advance.

ARTICLE III

CHANGE IN CIRCUMSTANCES, TAXES

3.1 [Reserved].

3.2 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) impose on any Lender the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender; or

(iii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations hereunder, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes; (B) Excluded Taxes and (C) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes));

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurocurrency Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder, whether of principal, interest or otherwise, then the Company will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered (other than (A) Indemnified Taxes; (B) Excluded Taxes and (C) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes)).

(b) If any Change in Law regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 3.2 shall be delivered to the Company and shall be conclusive absent manifest error. Subject to paragraph (d) of this Section 3.2, the Company shall pay such Lender, the amount shown as due on any such certificate, absent manifest error, within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.2 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section 3.2 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.3 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked and is revoked), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 3.5, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profits due to the addition of the Applicable Margin to the Adjusted LIBO Rate) attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.3 shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

3.4 Withholding of Taxes; Gross-Up. (a) Each payment by any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, unless such deduction or withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to deduct or withhold Taxes, then such Withholding Agent may so deduct or withhold and shall timely pay the full amount of Taxes deducted or withheld to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such deduction or withholding (including such deduction or withholding applicable to additional amounts payable under this Section 3.4), the applicable Recipient receives the amount it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Company. The Company shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. Each applicable Loan Party shall indemnify each Recipient for the full amount of any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 3.4(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 3.4(d) shall be paid within 10 days after demand therefor. A certificate as to the amount of such payment or liability delivered to the applicable Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 3.4(e) shall be paid within 10 days after demand therefor. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent and at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or as reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.4(f)(ii)(A) through (E) and Section 3.4(f)(iii) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, each Lender shall, if it is legally eligible to do so, deliver to the Company and the Administrative Agent (in such number of copies reasonably requested by the Company and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or W-8BEN-E, as applicable, and (2) a certificate substantially in the form of Exhibit D attached hereto (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code and (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) and in paragraph (f)(iii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) in the case of a Non-U.S. Lender, any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Company or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld or deducted.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company and the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.4(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including additional amounts paid pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.4(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 3.4(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.4(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.4 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

3.5 Mitigation Obligations; Replacement of Lenders.

(a) If any Recipient requests compensation under Section 3.2, or if the Company is required to pay any additional amount to any Recipient or any Governmental Authority for the account of any Recipient pursuant to Section 3.4, then such Recipient shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Recipient, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or 3.4, as the case may be, in the future and (ii) would not subject such Recipient to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Recipient. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Recipient in connection with any such designation or assignment including the $3,500 fee contemplated by Section 13.1(b).

(b) If any Lender (i) shall become affected by any of the changes or events described in Section 3.2 or 3.4 and the Company is required to pay additional amounts or make indemnity payments with respect to the Lender thereunder, (ii) is a Defaulting Lender, or (iii) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 8.2 or any other provision of any Loan Document requires the consent of all Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent (any such Lender being hereinafter referred to as a “Departing Lender”), then in such case, the Company may, upon at least five Business Days’ notice to the Administrative Agent and such Departing Lender (or such shorter notice period specified by the Administrative Agent), designate a replacement lender reasonably acceptable to the Administrative Agent (a “Replacement Lender”) to which such Departing Lender shall, subject to its receipt (unless a later date for the remittance thereof shall be agreed upon by the Company and the Departing Lender) of all amounts then owed to such Departing Lender under Sections 3.2 or 3.4, if any, assign all (but not less than all) of its interests, rights, obligations, Loans and Commitments hereunder; provided, that the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts). Upon any assignment by any Lender pursuant to this Section 3.5 becoming effective, the Replacement Lender shall thereupon be deemed to be a “Lender” for all purposes of this Agreement (unless such Replacement Lender was, itself, a Lender prior thereto) and such Departing Lender shall thereupon cease to be a “Lender” for all purposes of this Agreement and shall have no further rights or obligations hereunder (other than pursuant to Section 3.2 or 3.4 and Section 10.6).

(c) Notwithstanding any Departing Lender’s failure or refusal to assign its rights, obligations, Loans and Commitments under this Section 3.5, the Departing Lender shall cease to be a “Lender” for all purposes of this Agreement and the Replacement Lender shall be substituted therefor upon payment to the Departing Lender by the Replacement Lender of all amounts set forth in paragraph (b) of Section 3.5 without any further action of the Departing Lender.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Execution Date. This Agreement shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.2):

(a) The Administrative Agent shall have received (i) a counterpart of (x) this Agreement signed by the Company and (y) a Guaranty signed by each of the Guarantors required to be a party hereto as of the Execution Date, or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission of a signature page of this Agreement and the Guaranty) that such party has signed a counterpart of such agreements.

(b) The Administrative Agent shall have received copies of the articles of incorporation, partnership agreement or similar organizational documents of the Company and each Guarantor as of the Execution Date, together with all amendments thereto, and a certificate of good standing or similar governmental evidence of corporate existence (to the extent applicable), certified by the Secretary or an Assistant Secretary or other duly authorized representative of the Company or each Guarantor, as the case may be, or of the Company.

(c) The Administrative Agent shall have received copies of the by-laws or other similar operating agreement (to the extent applicable) and Board of Directors’ resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for the Administrative Agent) of the Company and each Guarantor authorizing the execution and performance of the Loan Documents, certified by the Secretary or an Assistant Secretary or other duly authorized representative of the Company or each Guarantor, as the case may be, or of the Company.

(d) The Administrative Agent shall have received an incumbency certificate of the Company and each Guarantor, which shall identify by name and title and bear the signature of the officers of the Company or such Guarantor authorized to sign the applicable Loan Documents and to make borrowings hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Guarantor.

(e) The Administrative Agent shall have received a customary written opinion or opinions of the Company’s and Guarantors’ counsel, addressed to the Administrative Agent and Lenders, in form and substance customary for unsecured transactions of this type.

(f) The Administrative Agent shall have received at least 3 Business Days prior to the Execution Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, requested by any Arranger at least 10 Business Days prior to the Execution Date.

(g) Payment of all fees, interest and other amounts due and payable as of the Execution Date from the Company and its Subsidiaries to the Arrangers, Administrative Agent and the Lenders under the Loan Documents and pursuant to any fee or similar letters executed by the Company in connection herewith shall be paid, including reimbursement or payment of all out-of-pocket expenses required thereunder to be reimbursed or paid by the Company and its Subsidiaries, in each case solely to the extent invoiced in writing to the Company in reasonable detail at least one Business Day prior to the Execution Date; provided that this condition will be satisfied on the Execution Date prior to such payment if arrangements reasonably satisfactory to the Arrangers are in place at such time for the payment of such fees and expenses on the Execution Date.

(h) The Administrative Agent shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the Execution Date, (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for each subsequent fiscal quarter ended (x) at least 45 days prior to the Execution Date if such period is one of the first three fiscal quarters of a fiscal year or (y) at least 90 days prior to the Execution Date if such period is the fourth fiscal quarter of a fiscal year, (iii) the audited consolidated group balance sheet and group income statement, group cash flow statement and changes in group equity of the Target and its Subsidiaries for the three most recent fiscal years that are publicly available as of the Execution Date and (iv) the unaudited consolidated group balance sheet, group income statement, group cash flow statement and changes in group equity of the Target and its Subsidiaries for each subsequent fiscal quarter that are publicly available as of the Execution Date; provided that public filing of the required financial statements on Form 10-K and Form 10-Q by the Company (and the public filing of such financial statements on the website of the Target) will satisfy the foregoing requirements.

(i) The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company and its Subsidiaries as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements for the Company and its Subsidiaries were delivered under clause (h) above (or more recent financial statements if available at the Company’s sole discretion) (it being agreed that the most recent financials statements of the Target and its subsidiaries delivered under paragraph (h) above shall be used to construct such pro formas, even if the four-fiscal quarter period thereof is not the same four-fiscal quarter period applicable to the most recently delivered Company financial statements), prepared after giving effect to the Transactions and the other transactions contemplated hereby to be consummated on the Acquisition Closing Date as if the Transactions and such other transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statements), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

(j) The Administrative Agent shall have received a certificate from the chief financial officer or treasurer of the Company in substantially the form of Exhibit E hereto certifying the solvency of the Company and its Subsidiaries on a consolidated basis immediately after giving effect to the transactions contemplated hereby to be consummated on the Execution Date.

(k) The terms of the Business Combination Agreement shall be reasonably satisfactory to the Arrangers (which in any event shall provide as a closing condition that the Offer is accepted for a number of shares representing at least 75% of the outstanding voting shares of the Target (after deducting any treasury shares held by the Target which are subject to the Non-Tender Agreement)).

The Administrative Agent shall notify the Company and the Lenders that the conditions in this Section 4.1 have been satisfied (or waived), as of the Execution Date, in writing on the date thereof and such notice shall be conclusive and binding.

4.2 Acquisition Closing Date. The respective obligations of the Lenders to make Initial Bridge Loans on the Acquisition Closing Date shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.2):

(a) The Execution Date shall have occurred.

(b) Payment of all fees, interest and other amounts due and payable as of the Acquisition Closing Date from the Company and its Subsidiaries to the Arrangers, Administrative Agent and the Lenders under the Loan Documents and pursuant to any fee or similar letters executed by the Company in connection herewith shall be paid, including reimbursement or payment of all out-of-pocket expenses required thereunder to be reimbursed or paid by the Company and its Subsidiaries, in each case solely to the extent invoiced in writing to the Company in reasonable detail at least one Business Day prior to the Acquisition Closing Date (provided that such applicable payments may be made by net rather than gross proceeds of Loans as agreed).

(c) (x) The terms of the Offer Documentation, to the extent material to the interest of the Lenders, shall be consistent with the terms of the Business Combination Agreement and shall in any event, contain the Key Offer Terms unless consented to in writing by the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned, it being agreed such consent shall be deemed given if the Arrangers fail to respond within 2 Business Days after written notice from the Company). The Acquisition shall have been consummated, or will be consummated substantially concurrently with the funding of the Advances on the Acquisition Closing Date, in accordance with the Offer Documentation and no amendments, consents or waivers to or of the Acquisition Documentation and/or Non-Tender Documents that are materially adverse to the Lenders or the Arrangers shall have been made without the consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned, it being agreed such consent shall be deemed given if the Arrangers fail to respond within 2 Business Days after written notice from the Company), it being understood that any amendments, consents or waivers in respect of the Key Offer Terms or the provisions of the Business Combination Agreement limiting recourse against financing sources shall be material and adverse to the Lenders and Arrangers. The Non-Tender Documents shall be effective.

(y) (i) The Administrative Agent shall have received (x) a copy of the draft Offer Documentation at least 3 Business Days (or such shorter period of time as the Arrangers agree, such agreement not to be unreasonably withheld, delayed or conditioned) prior to submission to the BaFin and (y) (A) copies of any amendments, supplements or modifications to the Business Combination Agreement and (B) copies of any amendments, supplements or modifications to, the Offer Documentation since the drafts thereof referred to in clause (x) and (ii) the Unconditional Date shall have occurred.

(d) As of the Acquisition Closing Date, the Certain Funds Representations shall be true and correct in all material respects (or, if qualified by materiality, in all respects) and no Certain Funds Event of Default shall have occurred and be continuing or would result from the from the extensions of credit hereunder on the Acquisition Closing Date.

(e) The Existing Company Debt Refinancing shall have occurred or shall occur substantially concurrently with the funding of the Advances on the Acquisition Closing Date and the Company and its Subsidiaries (including the Target and its Subsidiaries) shall have no material Indebtedness for borrowed money outstanding other than (i) the Senior Secured Credit Facilities (or in lieu of the Replacement Facilities, the Existing Loan Agreement or new backstop facilities not in excess of $750 million in aggregate amount), (ii) the Bridge Facility and/or the New Senior Unsecured Notes in lieu of all or a portion thereof, (iii) ordinary course deferred purchase price obligations, ordinary course working capital facilities, ordinary course cash management, ordinary course capital leases, ordinary course letters of credit, ordinary course purchase money and ordinary course equipment financings and ordinary course foreign subsidiary credit facilities (in the case of such ordinary course foreign subsidiary credit facilities, any replacements, extensions and renewals thereof not materially in excess of the amounts (inclusive of unfunded commitments) as of the date hereof), (iv) indebtedness of the Target and its Subsidiaries permitted to survive the Acquisition under the Business Combination Agreement and the Offer Documentation and (v) additional indebtedness as consented to by the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

(f) The Administrative Agent shall have received (x) a certificate from the chief financial officer or treasurer of the Company in substantially the form of Exhibit E hereto certifying the solvency of the Company and its Subsidiaries on a consolidated basis immediately after giving effect to the Transactions contemplated hereby to be consummated on the Acquisition Closing Date and (y) a certificate of an Authorized Officer of the Company certifying as to the matters set forth in Sections 4.2(c), (d) and (e).

(g) The Administrative Agent shall have received a Borrowing Notice in accordance with Section 2.3 with respect to the Advances being made on the Acquisition Closing Date.

The Administrative Agent shall notify the Company and the Lenders that the conditions in this Section 4.2 have been satisfied (or waived) in writing on the date thereof, and such notice shall be conclusive and binding.

4.3 Actions by Lenders During the Certain Funds Period. During the Certain Funds Period and notwithstanding any provision to the contrary in the Loan Documents or otherwise, but subject to the applicable conditions in Sections 4.1 and 4.2, none of the Lenders nor the Agents shall, unless (x) a Certain Funds Event of Default has occurred and is continuing at the time of or immediately after giving effect to a proposed Advance or (y) a Certain Funds Representation remains incorrect in any material respect or, if a Certain Funds Representation contains a materiality concept, incorrect in any respect, be entitled to:

(a) cancel any of its Commitments, except as set forth in Section 2.4 above;

(b) rescind, terminate or cancel the Loan Documents or the Commitments or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have to the extent to do so would prevent or limit the making of Advances, except as set forth in Section 2.4 above;

(c) refuse to participate in the making of Advances unless the conditions expressly applicable to drawing thereof set forth in Sections 4.1 or 4.2, as applicable, have not been satisfied;

(d) exercise any right of set-off or counterclaim in respect of a Loan under the Commitments for Certain Funds Purposes to the extent to do so would prevent or limit the making of Advances; or

(e) cancel, accelerate or cause repayment or prepayment of any amounts owing under any Loan Document to the extent to do so would prevent or limit the making of Advances;

provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Lenders and the Administrative Agent notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Lenders on the Execution Date, the Acquisition Closing Date and each other date such representations and warranties are made pursuant to the Loan Documents (provided that prior to the Domination Agreement Effective Date such representations and warranties shall not apply to or otherwise include the Target or its Subsidiaries), that:

5.1 Corporate Existence and Standing. Each of the Company and, other than as would not reasonably be expected to have a Material Adverse Effect, its Restricted Subsidiaries is a corporation, partnership, limited liability company or other organization, duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite corporate, partnership, company or similar authority to conduct its business as presently conducted (in each case, in the case of Foreign Subsidiaries, to the extent such legal concepts are applicable thereto).

5.2 Authorization and Validity. Each Loan Party has the corporate or other power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or other applicable company proceedings. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.3 No Conflict; Government Consent. Neither the execution and delivery by the Loan Parties of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any of its Restricted Subsidiaries or the Company’s or any Restricted Subsidiary’s constitutive documents or the provisions of any material indenture, instrument or agreement to which the Company or any of its Restricted Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than any Lien permitted by Section 6.16) in, of or on the Property of the Company or a Restricted Subsidiary pursuant to the terms of any such indenture, instrument or agreement. Other than those that have been obtained, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

5.4 Financial Statements. The Company has heretofore furnished to the Lenders:

(a) the Company’s consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2014, reported on by KPMG, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2015; and

(b) the audited consolidated group balance sheet and group income statement, group cash flow statement and changes in group equity of the Target and its subsidiaries for the three most recent fiscal years that are publicly available as of the Execution Date and (ii) the consolidated group balance sheet and group income statement, group cash flow statement and changes in group equity of the Target and its subsidiaries for each subsequent fiscal quarter that are publicly available as of the Execution Date.

All financial statements of the Company and its Subsidiaries delivered to the Administrative Agent pursuant to clause (i) or (ii) of Section 6.1 or Article IV on and after the Execution Date were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of the Company and its Subsidiaries (other than in the case of annual financial statements, subject to the absence of footnotes and year-end audit adjustments).

5.5 Material Adverse Change. Since December 31, 2014, there has been no change in the business, Property, operations or condition (financial or otherwise) of the Company and its Restricted Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

5.6 Taxes. Each of the Company and its Restricted Subsidiaries has filed all United States federal tax returns and all other material tax returns that are required to be filed with any Governmental Authority and has paid all Taxes required to be paid by it, except (i) such Taxes, if any, as are being contested in good faith and as to which reserves have been provided in accordance with GAAP and as to which no Lien (other than as permitted by Section 6.16) exists or (ii) where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No tax Liens have been filed and no claims are being asserted with respect to any such Taxes, other than as permitted by Section 6.16.

5.7 Litigation and Guarantee Obligations. Except as set forth on Schedule 5.7 hereto, there is no litigation, arbitration or proceeding pending or, to the knowledge of any of the Company’s executive officers, any governmental investigation or inquiry pending or any litigation, arbitration, governmental investigation, proceeding or inquiry threatened in writing against or affecting the Company or any of its Restricted Subsidiaries that could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of the Loans or Advances (other than Loans or Advances for Certain Funds Purposes). Other than any liability incident to such litigation, arbitration or proceedings listed on Schedule 5.7, the Company and its Restricted Subsidiaries have no material Guarantee Obligations not provided for or disclosed in financial statements referred to in Section 5.4 that could reasonably be expected to have a Material Adverse Effect.

5.8 Subsidiaries. Schedule 5.8 hereto contains an accurate list of all Subsidiaries of the Company as of the Execution Date, setting forth their respective jurisdictions of incorporation or organization and the percentage of their respective Capital Stock owned by the Company or other Subsidiaries. All of the issued and outstanding shares of Capital Stock of such Subsidiaries held by the Company have been duly authorized and issued and are fully paid and non-assessable (to the extent such concepts are applicable). As of the Execution Date there are no Unrestricted Subsidiaries.

5.9 ERISA. Except where noncompliance could not reasonably be expected to have a Material Adverse Effect, each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Single Employer Plan. Each member of the Controlled Group is in compliance with the applicable provisions of ERISA and the Code with respect to each Plan except where such non-compliance would not have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, each Single Employer Plan complies in all respects with all applicable requirements of law and regulations, no Reportable Event which has or may result in any liability has occurred with respect to any Single Employer Plan, and no steps have been taken to terminate any Single Employer Plan. No member of the Controlled Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Single Employer Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code having a value individually or collectively in excess of $50,000,000 or (iii) incurred any actual liability under Title IV of ERISA that could reasonably be expected to have a Material Adverse Effect, other than a liability to the PBGC for premiums under Section 4007 of ERISA or a liability that has been satisfied.

5.10 Accuracy of Information. No information, exhibit or report furnished by the Company or any of its Subsidiaries in writing to the Administrative Agent or to any Lender in connection with the negotiation of the Loan Documents contained (with respect to the information or data relating to Target, its Subsidiaries or their respective businesses prior to the Acquisition, to Company’s knowledge) any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, as of the date thereof; provided, however, that with respect to projected financial information and information of a general economic or industry specific nature, the Company represents only that such information has been prepared in good faith based on assumptions believed by the Company to be reasonable.

5.11 Regulations T, U and X. Neither the Company nor any of its Restricted Subsidiaries extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Advance will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such Margin Stock or maintaining or extending credit to others for such purpose in any way that would violate Regulation T, U or X. After applying the proceeds of each Advance, Margin Stock will not constitute more than 25% of the value of the assets (either of the Company alone or of the Company and its Subsidiaries on a consolidated basis) that are subject to any provisions of any Loan Document that may cause the Advances to be deemed secured, directly or indirectly, by Margin Stock. The Company and its Subsidiaries are in compliance with Section 6.2.

5.12 Use of Proceeds. The proceeds of the Bridge Facility shall only be used for Certain Funds Purposes.

5.13 Compliance With Laws; Properties. The Company and its Restricted Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, failure to comply with which could reasonably be expected to have a Material Adverse Effect.

5.14 Plan Assets; Prohibited Transactions. The Company and its Subsidiaries have not engaged in any non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code which could reasonably be expected to have a Material Adverse Effect; and neither the execution of this Agreement nor the making of Loans (assuming the accuracy of the following representations and warranties which the Lenders hereby make for the benefit of the Company: (i) that no part of the funds to be used by the Lenders for funding any of the Loans shall constitute assets of an “employee benefit plan” within the meaning of ERISA or the assets of a “plan” as defined in Section 4975(e)(1) of the Code and (ii) that no Lender will transfer its interest herein unless the prospective transferee makes the representations and warranties set forth in this parenthetical phrase as if had originally been a party to this Agreement) hereunder will constitute a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.15 Environmental Matters. In the ordinary course of its business, the officers of the Company consider the effect of Environmental Laws on the business of the Company and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Company and its Subsidiaries due to Environmental Laws. On the basis of this consideration, the Company has reasonably concluded that the Company and its Subsidiaries are not in violation of any Environmental Laws in such a fashion that could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or, to the knowledge of the Company, are the subject of any federal or state investigation evaluating whether any Remedial Action is required to be performed by the Company or any of its Subsidiaries, which non-compliance or Remedial Action could reasonably be expected to have a Material Adverse Effect.

5.16 Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.17 [Reserved].

5.18 Insurance. The Company and its Restricted Subsidiaries maintain insurance with financially sound and reputable insurance companies (or self-insurance programs) on their Property in such amounts (with such customary deductibles, exclusions and self-insurance) and covering such risks as management of the Company reasonably considers consistent with sound business practice.

5.19 Ownership of Properties. On the Execution Date, the Company and its Restricted Subsidiaries will have good title, free of all Liens (other than as permitted by Section 6.16), to all Property and assets reflected in their financial statements for such date as owned by them.

5.20 Labor Controversies. There are no labor controversies pending or, to the best of the Company’s knowledge, threatened against the Company or any Restricted Subsidiary, that could reasonably be expected to have a Material Adverse Effect.

5.21 Burdensome Obligations. The Company does not presently anticipate that future expenditures needed to meet the provisions of federal or state statutes, orders, rules or regulations will be so burdensome as to cause a Material Adverse Effect.

5.22 Patriot Act. None of the Company or its Subsidiaries is in violation, in any material respects, of any applicable law primarily relating to counter-terrorism including, without limitation, the United States Executive Order No. 13224 on Terrorist Financing, effective September 24, 2011, the Patriot Act.

5.23 Anti-Corruption Laws and Sanctions. The Company has implemented, maintains in effect and enforces policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents (in their respective capacities as such) with Anti-Corruption Laws and Sanctions, and, subject to the matters prior to the Execution Date as described in the Press Releases, the Company, its Subsidiaries and their respective officers and employees (in their respective capacities as such) and to the knowledge of the Company, its directors and agents (in their respective capacities as such), are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or any of their respective officers or employees, or (b) to the knowledge of the Company, any director or agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person described in clause (a) of the definition thereof (or a Person owned or controlled by any Person described in such clause (a)), or a Sanctioned Person as described in clause (b) of the definition thereof in violation in any material respect of Sanctions. No Advance, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or Sanctions in any material respect.

5.24 [Reserved].

5.25 Solvency. As of the Execution Date, immediately after the consummation of the Transactions to occur on the Execution Date, and as of the Acquisition Closing Date, immediately after the consummation of the Transactions to occur on the Acquisition Closing Date, as applicable (i) each of the Fair Value and the Present Fair Salable Value of the assets of the Company and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Company and its Subsidiaries taken as a whole Do Not Have Unreasonably Small Capital; and (iii) the Company and its Subsidiaries taken as a whole Can Pay Their Stated Liabilities and Identified Contingent Liabilities as they mature.

For the purposes hereof, (a) the term “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Company and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act; (b) the term “Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Company and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated; (c) the term “Stated Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Company and its Subsidiaries taken as a whole, as of the applicable date, after giving effect to the consummation of the Transactions (including the execution and delivery of this Agreement, the making of the Loans and the use of proceeds of such Loans on such applicable date), determined in accordance with GAAP consistently applied; (d) the term “Identified Contingent Liabilities” means the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Company and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of this Agreement, the making of the Loans and the use of proceeds of such Loans on the applicable date) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Company, (e) the term “Can Pay Their Stated Liabilities and Identified Contingent Liabilities as they mature” means that the Company and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of this Agreement, the making of the Loans and the use of proceeds of such Loans on the applicable date) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable; and (f) the term “Do Not Have Unreasonably Small Capital” means the Company and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of this Agreement, the making of the Loans and the use of proceeds of such Loans on the applicable date) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

5.26 Business Combination Agreement; Non-Tender Documents. As of the Execution Date the Business Combination Agreement contain all of the terms material to the interest of the Lenders agreed between the Company or any of its Subsidiaries and the Target or any of its shareholders or its Subsidiaries, other than such as contained in the Non-Tender Documents (to the extent then in effect).

ARTICLE VI

COVENANTS

On or after the earlier of the Replacement Facilities Effective Date and the Acquisition Closing Date, unless the Required Lenders shall otherwise consent in writing (provided that prior to the Domination Agreement Effective Date such covenants shall not apply to the Target or its Subsidiaries), the following covenants shall apply; provided that from the date on which all Initial Bridge Loans have been converted to Extended Term Loans pursuant to Section 2.19(a) and until the Obligations (other than contingent indemnity obligations not then due) are paid in full and the Commitments are terminated, the Company covenants and agrees with the Lenders that in lieu of the covenants set forth in Sections 6.13 through 6.27 it shall comply with the negative covenants contained in the Exchange Indenture.

6.1 Financial Reporting. The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent, for the benefit of the Lenders:

(i) Within 90 days (or such earlier date as the Company may be required to file its applicable annual report on Form 10-K by the rules and regulations of the SEC) after the close of each of its fiscal years, an audit report (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) certified by independent certified public accountants reasonably acceptable to the Administrative Agent, prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss statements, and a statement of cash flows, and if available to the Company after the Company’s use of commercially reasonable efforts to so obtain, accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

(ii) Within 45 days (or such earlier date as the Company may be required to file its applicable quarterly report on Form 10-Q by the rules and regulations of the SEC) after the close of each of the first three quarterly periods of each fiscal year, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated unaudited profit and loss statements and a consolidated unaudited statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by a Designated Financial Officer.

(iii) If any Subsidiary has been designated as an Unrestricted Subsidiary, concurrently with each delivery of financial statements under Section 6.01(i) or (ii) above, financial statements (in substantially the same form as the financial statements delivered pursuant to Section 6.01(i) or (ii) above) prepared on the basis of consolidating the accounts of the Company and its Restricted Subsidiaries and treating any Unrestricted Subsidiaries as if they were not consolidated with the Company or accounted for on the basis of the equity method but rather accounting for an investment and otherwise eliminating all accounts of Unrestricted Subsidiaries, together with an explanation of reconciliation adjustments in reasonable detail.

(iv) Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit F attached hereto (a “Compliance Certificate”) signed by a Designated Financial Officer and stating (i) that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and (ii) setting forth the calculation and uses of the Available Amount for the fiscal period then ended if the Company shall have used the Available Amount for any purpose during such fiscal period.

(v) Promptly and in any event within 30 Business Days after the Company knows that any Reportable Event has occurred with respect to any Plan (or such longer period as is acceptable to the Administrative Agent), a statement, signed by a Designated Financial Officer of the Company, describing said Reportable Event and the action which the Company proposes to take with respect thereto.

(vi) Promptly and in any event within 15 Business Days after receipt by the Company (or such longer period as is acceptable to the Administrative Agent), a copy of (a) any written notice or claim to the effect that the Company or any of its Subsidiaries is or may be liable to any Person as a result of the Release by the Company, any of its Subsidiaries, or any other Person of any Hazardous Substances into the environment, and (b) any written notice alleging any violation of any Environmental Law by the Company or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(vii) Promptly after the sending or filing thereof, copies of all reports, proxy statements and financial statements that the Company or any of its Restricted Subsidiaries sends to or files with any of their respective securities holders (other than the Company or another Subsidiary) or any securities exchange or the SEC pertaining to the Company or any of its Restricted Subsidiaries as the issuer of securities.

(viii) Such other information (including non-financial information) as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.

Notwithstanding the foregoing clauses (i) and (ii) above, as to any information contained in materials furnished pursuant to clause (vii) above, the Company shall not be separately required to furnish such information under the clauses (i) or (ii) above, provided the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in the above clauses (i) and (ii) above at the times specified therein. Materials required to be delivered pursuant to any of clauses (i) through (vii), inclusive, above (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet, and gives written notice thereof to the Administrative Agent; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), and the Administrative Agent shall have received written notice of such posting.

6.2 Use of Proceeds.

(a) The Company will, and will cause each Subsidiary to, (i) use the proceeds of the Advances under the Bridge Facility for Certain Funds Purposes only. The Company will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any Margin Stock in any way in violation of Regulation T, U or X.

(b) The Company will not request any Advance, and the Company shall not use, and shall ensure that their respective Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advance directly or indirectly (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation in any material respect of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in violation of Sanctions, or (C) in any manner that would result in the violation of any Sanctions by any Lender or Agent party hereto. The Company will take actions designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents (in their respective capacities as such) with Anti-Corruption Laws and Sanctions in all material respects.

6.3 Notice of Default. The Company will, and will cause each Restricted Subsidiary to, give prompt notice in writing to the Administrative Agent of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4 Conduct of Business. Neither the Company nor any of its Restricted Subsidiaries shall enter into any material business, either directly or through any Restricted Subsidiary, except for those businesses (a) in which the Borrower and its Restricted Subsidiaries and/or the Target and its Subsidiaries are engaged on the date of this Agreement or (b) that are reasonably related, incidental, ancillary, complementary (including related, complementary, synergistic or ancillary technologies) or similar thereto, or a reasonable extension, development or expansion thereof. The Company will, and will cause each Restricted Subsidiary to do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership, limited liability company or other organizational form in its jurisdiction of incorporation or organization, as the case may be (unless, with respect to Restricted Subsidiaries, the failure to do so could not reasonably be expected to have a Material Adverse Effect), and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.5 Taxes. The Company will, and will cause each Restricted Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all Taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except (i) those that are being contested in good faith by appropriate proceedings and with respect to which reserves have been set aside in accordance with GAAP or (ii) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.6 Insurance. The Company will, and will cause each Restricted Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts (with such customary deductibles, exclusions and self-insurance) and covering such risks as is consistent with sound business practice.

6.7 Compliance with Laws. The Company will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.8 Properties; Inspection. The Company will, and will cause each Restricted Subsidiary to, do all things reasonably necessary to maintain, preserve, protect and keep its material Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements to the extent the Company reasonably deems consistent with sound business practice. The Company will, and will cause each Restricted Subsidiary to, permit representatives of the Administrative Agent (and through the Administrative Agent, the Lenders), to reasonably inspect any of the Property of the Company and each Restricted Subsidiary, the financial or accounting records of the Company and each Restricted Subsidiary and other documents of the Company and each Restricted Subsidiary, in each case only to the extent any of the foregoing is reasonably related to the credit evaluation by the Administrative Agent and the Lenders under this Agreement, to examine and make copies of such records and documents of the Company and each Restricted Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Restricted Subsidiary with, and to be advised as to the same by, their respective officers upon reasonable prior notice at such reasonable times and intervals as the Administrative Agent may designate.; provided that (x) other than after the occurrence and during the continuance of a Default, no more than one such inspection shall be conducted in any fiscal year and (y) only after the occurrence and during the continuance of a Default shall such inspections be at Company’s expense; provided further that all such inspection rights will be limited to the extent necessary for the Company and its Subsidiaries to comply with contractual confidentiality obligations not entered into by the Company or any of its Subsidiaries for the purpose of avoiding obligations under this Section 6.8. The Agents and the Lenders agree to use reasonable efforts to coordinate and manage the exercise of their rights under this Section 6.8 so as to minimize the disruption to the business of the Borrower and its Subsidiaries resulting therefrom.

6.9 Further Assurances, Etc.

(a) On and after the Acquisition Closing Date the Company will, and will cause each Restricted Subsidiary that is a Guarantor (including any Wholly Owned Domestic Restricted Subsidiaries required to enter into the Guaranty pursuant to Section 2.18), to execute any and all further documents, financing statements, agreements and instruments, and take all such further actions, which may be required under any applicable law, or which the Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents, all at the expense of the Company.

6.10 Maintenance of Ratings. The Company will use commercially reasonable efforts to cause to be maintained at all times (a)(i) a corporate family rating, in the case of Moody’s or (ii) an issuer credit rating, in the case of S&P, for the Company and (b) credit ratings for the Bridge Facility from Moody’s and S&P, but in the case of clauses (a) and (b), for the avoidance of doubt, not any specific rating.

6.11 Offer to Repurchase upon Change of Control.

(a) On and after the Acquisition Closing Date, if a Change of Control occurs the Company shall make an offer to prepay all of the Loans pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Prepayment”) equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest, to the date of purchase. Within 30 days following any Change of Control, the Company shall send notice of such Change of Control Offer by first-class mail, with a copy to the Administrative Agent, to each Lender to the address of such Lender appearing in the register with a copy to the Administrative Agent, with the following information:

(i) that a Change of Control Offer is being made pursuant to this Section 6.11 and that such Lender has the right to require the Company to prepay such Lender’s Loans;

(ii) the prepayment amount and the prepayment date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Prepayment Date”);

(iii) that any Loans not properly accepted for prepayment pursuant to this Section 6.11 will remain outstanding and continue to accrue interest;

(iv) that unless the Company defaults in the payment of the Change of Control Prepayment, all Loans accepted for prepayment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Prepayment Date;

(v) that Lenders shall be entitled to withdraw their election to require the Company to prepay such Loans, provided that the Company receives, not later than the close of business on the expiration date of the Change of Control Offer, a facsimile transmission or letter setting forth the name of the Lender, the principal amount of Loans accepted for prepayment, and a statement that such Lender is withdrawing its election to have such Loans prepaid;

(vi) that if such notice is delivered prior to the occurrence of a Change of Control stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(vii) the other instructions, as determined by the Company, consistent with this Section 6.11, that a Lender must follow.

The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Lender receives such notice. If (a) the notice is mailed in a manner herein provided and (b) any Lender fails to receive such notice or a Lender receives such notice but it is defective, such Lender’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Loans as to all other Lenders that properly received such notice without defect.

(b) On the Change of Control Prepayment Date, the Company shall:

(i) prepay all Loans, or portions thereof, accepted for prepayment in accordance with this Section 6.11, pursuant to the Change of Control Offer by means of depositing with the Administrative Agent an amount equal to the aggregate Change of Control Prepayment in respect of all Loans or portions thereof so accreted for prepayment; and

(ii) deliver, or cause to be delivered, to the Administrative Agent, a certificate of an Authorized Officer of the Company stating that such Loans or portions thereof have been prepaid by the Company.

(c) The Company shall not be required to make a Change of Control Offer following a Change of Control if a third-party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 6.11 applicable to a Change of Control Offer made by the Company and repays all Loans accepted for prepayment pursuant to such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Other than as specifically provided in this this Section 6.11, any prepayment pursuant to this this Section 6.11 shall be made pursuant to the provisions of Section 2.6.2.

6.12 Guaranties. The Company will cause each applicable Wholly Owned Domestic Restricted Subsidiary of the Company to guarantee the Obligations pursuant to a Guaranty to the extent required by Section 2.18.

6.13 Merger; Consolidations; Fundamental Changes. The Company will not, nor will it permit any Restricted Subsidiary to, merge or consolidate with or into any other Person; provided that, so long as no Default or Unmatured Default shall have occurred and be continuing or would result therefrom on a Pro Forma Basis, the Company may merge or consolidate with any other corporation and each Restricted Subsidiary may merge or consolidate with any other Person, provided, further, that (i) in the case of any such merger or consolidation involving the Company, the Company is the surviving corporation and continues to be organized in the United States, (ii) in the case of any such merger or consolidation involving a Guarantor that does not survive such merger or consolidation, the surviving Person assumes all of such Guarantor’s obligations under the Loan Documents and, if not already the Company or a Guarantor, becomes a Guarantor pursuant to documentation reasonably satisfactory to the Administrative Agent and (iii) any Disposition of a Subsidiary otherwise permitted under Section 6.14. It is understood that in connection with a Limited Condition Acquisition otherwise permitted hereunder, the Company may elect to test the no Default or Unmatured Default requirement set forth above on the date the definitive documentation with respect to such Limited Condition Acquisition is entered into and not on the date such transaction is consummated.

The Company will not, nor will it permit any Restricted Subsidiary to, liquidate or dissolve, provided that a Restricted Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the interest of the Company and is not materially disadvantageous to the Lenders (it being agreed that Guarantor that liquidates or dissolves shall transfer any of its assets to the Company or another Guarantor, unless otherwise permitted pursuant to Section 6.15).

For the avoidance of doubt, this Section 6.13 shall permit the Acquisition (and subsequent acquisitions of any Target Shares by the Company or its applicable Restricted Subsidiaries) pursuant to the Acquisition Documentation.

6.14 Sale of Assets. The Company will not, nor will it permit any Restricted Subsidiary to, lease, sell or otherwise Dispose of its Property, to any other Person (other than to the Company or a Guarantor or between Restricted Subsidiaries that are not Guarantors), except:

(i) Sales and leases of inventory in the ordinary course of business;

(ii) Dispositions of assets that are obsolete, damaged, worn out or surplus, in each case in the ordinary course of business;

(iii) Dispositions of machinery, equipment or other fixed assets to the extent that (A) such assets are exchanged for credit against the purchase price of similar replacement assets that are purchased within 180 days or (B) the proceeds of such Disposition are applied to the purchase price of replacement assets within 180 days;

(iv) Dispositions of cash, Cash Equivalents and the like in the ordinary course of business or in connection with cash management activities;

(v) Discounts, adjustments or forgiveness of accounts receivable and other contract claims in the ordinary course of business or in connection with collection or compromise thereof and sales of accounts receivable in the ordinary course of business and at the request of the account debtor thereon to facilitate the processing and payment thereof;

(vi) Dispositions resulting from any taking or condemnation of any property of the Company or any Restricted Subsidiary by any Governmental Authority or any assets subject to a casualty;

(vii) (x) The lease or sublease of real property in the ordinary course of business and not constituting a sale and leaseback and (y) the sale and leaseback of real property provided any Indebtedness arising from such sale and leaseback is not prohibited hereunder;

(viii) Assignments and licenses of intellectual property of the Company and its Restricted Subsidiaries in the ordinary course of business;

(ix) Sales of accounts receivable (and rights and property ancillary thereto) pursuant to, and in accordance with the terms of, a Permitted Securitization;

(x) Sales, assignments or other transfers of accounts or lease receivables (and rights and property ancillary thereto) (i) pursuant to, and in accordance with, the terms of a Permitted Factoring that is part of an ongoing factoring or similar program, or (ii) arising under an Integrated Service Contract or otherwise in connection with the incurrence of Integrated Service Contract Debt;

(xi) Dispositions constituting Investments permitted by Section 6.15 and Dispositions constituting Restricted Payments permitted by Section 6.25;

(xii) Disposition of any property, interests or assets (i) to any Domestic Loan Party and (ii) by any Restricted Subsidiary that is not a Guarantor to any other Restricted Subsidiary that is not a Guarantor;

(xiii) the Company or any Restricted Subsidiary may consummate the concurrent purchase and sale or exchange of property useful in a similar business between the Company or any of its Restricted Subsidiaries and another person to the extent that the assets received by the Company or its Restricted Subsidiaries are of equivalent or greater fair market value than the assets transferred; provided that to the extent the assets Disposed of pursuant to this clause (xiii) constituted collateral under the Senior Secured Loan Documents, the assets received by the Company or its applicable Restricted Subsidiary shall also constitute Collateral;

(xiv) Dispositions of treasury stock of the Company to Restricted Subsidiaries for use as consideration for acquisitions permitted under Section 6.15;

(xv) That certain sale of the Company’s North America based e-security business announced prior to the Execution Date;

(xvi) Other leases, sales (including sale-leasebacks) or other Dispositions of Property that, together with all other Property of the Company and its Restricted Subsidiaries previously leased, sold or Disposed of in reliance upon this clause (xvi) during the twelve-month period ending with the most recent month prior to the month in which any such lease, sale or other Disposition occurs for which financial statements of the Company have been delivered pursuant to Section 6.1(i) or (ii), did not constitute a Substantial Portion of the Property of the Company and its Restricted Subsidiaries as of the end of such most recent prior month;

(xvii) Sale and/or transfers of joint venture equity interests and assets to facilitate that certain contemplated joint venture transaction disclosed to the Arrangers prior to the Execution Date; and

(xviii) Dispositions of Target Shares to Wholly Owned Restricted Subsidiaries (other than the Target and its Subsidiaries).

Notwithstanding anything in this Section 6.14 to the contrary, no such leases, sales or other dispositions of property may be made (other than pursuant to clause (i) above) if any Default or, in the case of clauses (ix) and (xvi), Unmatured Default has occurred and is continuing.

6.15 Investments and Acquisitions. The Company will not, nor will it permit any Restricted Subsidiary to, make any Investments or to make any Future Acquisition of any Person, except:

(i) Investments in cash and Cash Equivalents;

(ii) Investments in the Company and the Guarantors;

(iii) (a) Investments in existence on the Effective Date and (b) so long as no Default or Unmatured Default has occurred and is continuing or would be caused thereby, Investments in an SPC in connection with a Permitted Securitization and in an aggregate outstanding amount for this clause (b) not to exceed (x) 10% of the aggregate principal amount of Indebtedness permitted to be incurred in respect of Permitted Securitizations plus (y) the aggregate amount of accounts and notes receivables and related rights and property transferred to an SPC in connection with Permitted Securitizations plus (z) the aggregate amount of capital contributions and loans made or deemed made by the transferor to the SPC in respect of a portion of the purchase price for such transferred assets not paid in cash;

(iv) Investments by Foreign Subsidiaries that are not Senior Secured Foreign Subsidiary Borrowers in other Foreign Subsidiaries;

(v) the Company and its Restricted Subsidiaries may make intercompany loans between and among one another (including through cash pooling arrangements) (collectively, “Intercompany Loans”); provided that at no one time shall the aggregate outstanding principal amount of all net Intercompany Loans made in reliance on this clause (v) by Senior Secured Loan Parties to Senior Secured External Subsidiaries or by Senior Secured Domestic Loan Parties to Senior Secured Foreign Loan Parties, exceed the Dollar Equivalent Amount of $75,000,000 (determined without regard to any write-downs or write-offs of such Intercompany Loans) and no Intercompany Loan shall be permitted under this clause (v) if a Default or Unmatured Default has occurred and is continuing or would be caused thereby;

(vi) Investments received as part of the settlement of litigation or in satisfaction of extensions of credit to any Person pursuant to the reorganization, bankruptcy or liquidation of such Person or a good faith settlement of debts with such Person;

(vii) Investments received in settlement of amounts due to the Company or any Restricted Subsidiary effected in the ordinary course of business;

(viii) so long as no Default or Unmatured Default has occurred and is continuing or would be caused thereby, other Investments provided that the aggregate amount of such Investments made (net of any return in cash (including via book entry) of the principal amount thereof) in any consecutive four fiscal quarter period does not exceed 10% of Total Tangible Assets as of the beginning of such period, as set forth on the consolidated balance sheet of the Company included in the financial statements of the Company delivered pursuant to Section 6.1(i) or (ii) for the most recently ended fiscal quarter (or fiscal year if such fiscal quarter is the fourth fiscal quarter of the Company’s fiscal year) prior to such period;

(ix) so long as no Default or Unmatured Default has occurred and is continuing or would be caused thereby, any Future Acquisition so long as (A) in the case of the acquisition of Persons that do not become Guarantors or acquired property or assets that is not acquired by the Company or a Guarantor the aggregate amount of consideration in respect of such Persons that do not become Guarantors or acquired property or assets that is not acquired by the Company or a Guarantor (including without limitation any payments in cash, Capital Stock or other consideration, any direct or deferred payments (to the extent such deferred payments should be shown as a liability on a balance sheet of the Company and its Restricted Subsidiaries in accordance with GAAP) and the amount of any Indebtedness (other than Letters of Credit incurred in the ordinary course of business) assumed pursuant to such Future Acquisition) paid or payable by the Company or any Restricted Subsidiary in connection with any such Future Acquisition to the extent pursuant to this clause (ix) does not exceed the greater of $100,000,000 and 2.5% of Total Tangible Assets as shown on or determined in accordance with the most recent financial statements of the Company delivered pursuant to Section 6.1(i) or (ii), (B) such Future Acquisition is not a Hostile Acquisition and (C) on a Pro Forma Basis after giving effect to such Investment, the Company is in compliance with the financial covenants set forth in Sections 6.22 and 6.23 of the Senior Secured Credit Agreement (as in effect on the date hereof), recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available under 6.1(i) or (ii). Any Investments acquired in connection with such permitted Future Acquisition shall be permitted, provided that such Investments were not made in connection with the anticipation of such Future Acquisition;

(x) so long as no Default or Unmatured Default has occurred and is continuing or would be caused thereby, Investments to the extent that on a Pro Forma Basis immediately after giving effect to such Investment, the Company’s Total Net Leverage Ratio is less than or equal to the Total Net Leverage Ratio applicable as of such date as set forth in Section 6.22 of the Senior Secured Credit Agreement less 0.25 to 1.00 (provided that if such ratio under Section 6.22 of the Senior Secured Credit Agreement is 4.00 to 1.00 or less no such reduction of 0.25 to 1.00 shall be made), recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available under 6.1(i) and (ii);

(xi) so long as no Default or Unmatured Default has occurred and is continuing or would be caused thereby, on and after the Acquisition Closing Date, Investments consisting of loans on arms-length terms, or terms more favorable to the Company and its Restricted Subsidiaries other than the Target (in each case as determined in good faith judgment of the Company) to the Target and/or its Subsidiaries (and Investments in the form of intermediate intercompany loans to Wholly Owned Restricted Subsidiaries (other than the Target and its Subsidiaries) to finance the same), provided that such outstanding Investments to the Target and its Subsidiaries shall not in the aggregate (without duplication) exceed €500,000,000 at any one time;

(xii) the Acquisition pursuant to the Acquisition Documentation and any subsequent acquisitions of Target Shares (including any Investments in connection therewith to permit the Company or its Restricted Subsidiaries to consummate the Transactions as contemplated by the Acquisition Documentation or subsequently cause the Target to become a Wholly Owned Subsidiary of the Company, including investments in the form of the contribution of Target Shares to Wholly Owned Restricted Subsidiaries (other than the Target and its Subsidiaries));

(xiii) Receivables owing to the Company and extensions of trade credit in the ordinary course of business;

(xiv) Investments held by Target in the case of the Acquisition or a Person acquired in a Future Acquisition in each case to the extent that such Investments were not made in contemplation of or in connection with such acquisition and were in existence on the date of such acquisition;

(xv) Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(xvi) any Investment consisting of cash deposits (including escrowed deposits) pursuant to binding commitments of the Company or its Restricted Subsidiaries in effect with respect to (i) issuances or refinancings of Indebtedness otherwise permitted hereunder and (ii) Future Acquisitions permitted hereunder and not yet consummated;

(xvii) prepaid expenses, negotiable instruments held for collection, lease, utility, workers’ compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(xviii) So long as no Default or Unmatured Default has occurred and is continuing, Investments in an aggregate amount not to exceed the unused Available Amount; and

(xix) to the extent constituting Investments, transactions to facilitate that certain contemplated joint venture transaction disclosed to the Arrangers prior to the Execution Date.

Notwithstanding the foregoing, at the option of the Company by written notice to the Administrative Agent, any Investment that is or is in connection with a Limited Condition Acquisition shall be deemed to have been incurred on the date the definitive acquisition agreement relating to such Limited Condition Acquisition was entered into (and not at the time such Limited Condition Acquisition is consummated) and any applicable financial ratio tests and no Default or Unmatured Default tests shall be tested in connection with such incurrence, as of the date the definitive acquisition agreement relating to such Limited Condition Acquisition was entered into, giving pro forma effect to such Limited Condition Acquisition, to any Investment, and to all transactions in connection therewith. In the event such election is made, any further transactions undertaken in reliance on complying with a particular financial ratio after the date the definitive acquisition agreement relating to such Limited Condition Acquisition was entered into and prior to the earlier of the consummation of such Limited Condition Acquisition or the termination of such definitive agreement prior to the incurrence, such financial ratio test must be satisfied both (i) assuming such Limited Condition Acquisition has occurred, on a Pro Forma Basis and (ii) without giving effect to such Limited Condition Acquisition or any Investment, incurrence of Indebtedness or the other transactions in connection therewith.

Any Investment in any Person other than a Loan Party that is otherwise permitted by this Section 6.15 may be made through intermediate Investments in Restricted Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or Cash Equivalents shall be the fair market value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

For purposes of determining compliance with this Section 6.15, if an Investment meets, in whole or in part, the criteria of one or more of the categories of Investments (or any portion thereof) permitted in this Section 6.15, the Company may, in its sole discretion, classify or divide (and reclassify and redivide) such Investment (or any portion thereof) in any manner that complies with this Section 6.15 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one of the above clauses and such Investment will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof).

6.16 Liens. The Company will not, nor will it permit any Restricted Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any of its Restricted Subsidiaries, except:

(i) (a) Permitted Encumbrances, (b) Liens, if any, created under the Loan Documents or the Senior Secured Loan Documents (including Liens created under the Senior Secured Security Documents securing Senior Secured Obligations) and (c) on and after the Acquisition Closing Date, if the Replacement Facilities Effective Date has not occurred and the Existing Loan Agreement (or backstop facilities in replacement thereof) remains outstanding pursuant to Section 6.18(i)(c), Liens securing obligations in respect of such Indebtedness outstanding pursuant to Section 6.18(i)(c);

(ii) Liens existing on the date hereof and described on Schedule 6.16, but not including any subsequent increase in the principal amount secured thereby;

(iii) Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses or in clause (viii) or (ix) below, provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured prior to such extension, renewal or replacement (plus accrued interest, fees and expenses in connection with such extension, renewal or replacement) and that such extension, renewal or replacement Lien shall be limited to all or a part of the assets that secured the Lien so extended, renewed or replaced (plus improvements and construction on such property);

(iv) Liens upon assets of an SPC granted in connection with a Permitted Securitization permitted hereunder and customary backup Liens granted by the transferor in accounts receivable and related rights and property transferred to an SPC;

(v) Liens arising out of or related to the rights of buyers of accounts under any Permitted Factoring or Integrated Service Contract or otherwise in connection with the incurrence of Integrated Service Contract Debt permitted hereunder.

(vi) Liens in favor of financial institutions against cash pooling arrangements or bank account deposits in foreign bank accounts at such financial institution granted in the ordinary course of business and consistent with standard business practices in such foreign jurisdiction, provided that any such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or its Restricted Subsidiaries;

(vii) Liens customary in the banking industry constituting a right of set-off, revocation, refund or chargeback under a customary deposit agreement or under the Uniform Commercial Code of a bank or other financial institution (or similar Liens of non-U.S. financial institutions) incurred in the ordinary course of business where deposits are maintained by the Company or any Restricted Subsidiary;

(viii) Liens on property and assets of the Target and its Restricted Subsidiaries permitted to survive the Acquisition or be incurred thereafter and prior to the Domination Agreement Effective Date under the terms of the Acquisition Documentation;

(ix) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be;

(x) Liens on assets and property of Foreign Subsidiaries securing Indebtedness and other obligations of such Foreign Subsidiaries in an aggregate outstanding amount not to exceed the greater of $100,000,000 and 2.5% of Total Tangible Assets as shown on or determined in accordance with the most recent financial statements of the Company delivered pursuant to Section 6.1(i) or (ii) at any one time;

(xi) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by 6.18(xix), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Restricted Subsidiary;

(xii) Liens arising from filing UCC (or similar law of any jurisdiction) financing statements or similar public filings, registrations or agreements in foreign jurisdiction regarding leases and consignment or bailee arrangements in the ordinary course of business permitted or not prohibited by any of the Loan Documents or Senior Secured Loan Documents and Liens securing liabilities in respect of indemnification obligations thereunder as long as each such Lien only encumbers the assets that are the subject of the related lease (or contained in such leasehold) or consignment or bailee, and other precautionary statements, filings or agreements;

(xiii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(xiv) Liens on cash or Investments permitted by Section 6.15 securing Hedging Agreements in the ordinary course of business submitted for clearing in accordance with applicable law;

(xv) Liens in favor of a Domestic Loan Party;

(xvi) Liens in favor of a commodity, brokerage or security intermediary who holds a commodity, brokerage or, as applicable, a security account on behalf of the Company or a Restricted Subsidiary provided such Lien encumbers only the related account and the property held therein and relates to the security for the activities associated with such account;

(xvii) Liens on deposits or other amounts held in escrow to secure contractual payments (contingent or otherwise) payable by the Company or its Restricted Subsidiaries to a seller after the consummation of a Future Acquisition;

(xviii) Liens not otherwise permitted by the foregoing provisions of this Section 6.16, provided that (1) the aggregate outstanding amount secured by all such Liens shall not at any time exceed the greater of $200,000,000 and 5% of Total Tangible Assets as shown on or determined in accordance with the most recent financial statements of the Company delivered pursuant to Section 6.1(i) or (ii), (2) such Liens (x) do not secure the Senior Notes or New Senior Unsecured Notes and (y) do not secure Indebtedness outstanding pursuant to Section 6.18(i)(c) (or any Permitted Refinancing Indebtedness in respect thereof) and (3) at the time of such incurrence and immediately after giving effect thereto, no Default or Unmatured Default shall have occurred or be continuing; and

(xix) On and after the Acquisition Closing Date, Liens on the collateral in respect of the Senior Secured Credit Facilities securing obligations in respect of any Bi-lateral LC/WC Agreement outstanding pursuant to Section 6.18(xxii).

For purposes of determining compliance with this Section 6.16, if a Lien meets, in whole or in part, the criteria of one or more of the categories of Liens (or any portion thereof) permitted in this Section 6.16, the Company may, in its sole discretion, classify or divide (and reclassify and redivide) such Lien (or any portion thereof) in any manner that complies with this Section 6.16 and will be entitled to only include the amount and type of such Lien or liability secured by such Lien (or any portion thereof) in one of the above clauses and such Lien will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof).

6.17 Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate unless such transaction, payment or transfer is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Company and/or such Restricted Subsidiary, (c) solely between or among the Company and the other Guarantors, or solely among non-Guarantor Subsidiaries, (d) upon fair and reasonable terms (taken as a whole) not materially less favorable to the Company or such Restricted Subsidiary than the Company or such Restricted Subsidiary would obtain in a comparable arms-length transaction, (e) a Restricted Payment permitted by Section 6.25, (f) an Investment permitted by Section 6.15, or (g)(x) with the Target and/or its Subsidiaries in connection with the consummation of the Transactions as contemplated by the Acquisition Documents or in accordance with the terms of a Domination Agreement or (y) any transactions existing at or with the Target or its Subsidiaries permitted to survive the Acquisition or be incurred thereafter and prior to the Domination Agreement Effective Date under the terms of the Acquisition Documentation.

6.18 Indebtedness. The Company will not, and will not permit any Restricted Subsidiary, to create, incur or suffer to exist any Indebtedness, except:

(i) (a) The Loans and other Obligations under the Loan Documents, (b) Indebtedness under the Senior Secured Loan Documents in an aggregate outstanding amount not to exceed $2,691,000,000 (less the amount of any Indebtedness outstanding, if any, under clause (d) below), (c) Indebtedness of the Company in respect of the New Senior Unsecured Notes; provided that the aggregate principal amount of Indebtedness at any time outstanding under clauses (a) and (c) shall not exceed $500,000,000 and (d) if the Replacement Facilities Effective Date has not occurred and the Existing Loan Agreement (or backstop facilities in replacement thereof) remains outstanding, Indebtedness thereunder in an aggregate principal amount not to exceed $750,000,000 (it being understood that to the extent the Replacement Facilities are outstanding, such Indebtedness under this clause (d) shall not be outstanding at the same time);

(ii) Indebtedness of the Company and its Restricted Subsidiaries existing as of the Execution Date and set forth on Schedule 6.18 and additional Indebtedness consisting of working capital facilities, letter of credit facilities, bank guarantee facilities or similar facilities; provided that Indebtedness outstanding in reliance on this clause (ii) shall not in the aggregate exceed $50,000,000;

(iii) Indebtedness consisting of avals by any of the Company or its Restricted Subsidiaries for the benefit of, and with respect to obligations which are not classified as Indebtedness of, any of the Company or its Restricted Subsidiaries which are entered into in the ordinary course of business and consistent with standard business practices;

(iv) Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof (other than the Target and its Restricted Subsidiaries); provided that such Indebtedness existed at the time such Person becomes a Restricted Subsidiary and was not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary, and the aggregate principal amount of Indebtedness permitted by this Section 6.18(iv) shall not exceed $25,000,000 at any time outstanding;

(v) Any Permitted Refinancing Indebtedness in respect of any Indebtedness referred to in clauses (i)(b), (i)(c) or (i)(d) (to the extent such Permitted Refinancing Indebtedness otherwise complies with the requirements set forth in clause (i)(d) (it being understood such amount may be increased in compliance with the definition of Permitted Refinancing Indebtedness)), (ii), (iii) or (iv) above;

(vi) Indebtedness arising from (a) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, or (b) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(vii) Receivables Indebtedness (excluding any intercompany Indebtedness among the Company and its Restricted Subsidiaries) permitted under Section 6.24;

(viii) Indebtedness (other than Indebtedness for borrowed money) arising from agreements of the Company or a Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection any acquisition or Disposition otherwise permitted under this Agreement;

(ix) Integrated Service Contract Debt in an aggregate amount outstanding at any one time not to exceed $100,000,000;

(x) Indebtedness incurred in the ordinary course of business in connection with cash pooling arrangements and cash management incurred in the ordinary course of business in respect of netting services and similar arrangements in each case in connection with cash management and deposit accounts, but only to the extent, with respect to any such arrangements, that the total amount of deposits subject to such arrangements equals or exceeds the total amount of overdrafts or similar obligations subject thereto;

(xi) Indebtedness in respect of performance, surety, customs and appeal bonds, or any indemnity agreement related thereto, arising in the ordinary course of business;

(xii) Other Indebtedness of the Company and the Guarantors; provided that, at the time of the creation, incurrence or assumption of such other Indebtedness and after giving effect thereto, the aggregate amount of all such other Indebtedness does not exceed an amount equal to the greater of $100,000,000 and 2.5% of Total Tangible Assets as shown on or determined in accordance with the most recent financial statements of the Company delivered pursuant to Section 6.1(i) or (ii);

(xiii) Guarantee Obligations in respect of Indebtedness permitted under this Section 6.18; provided that (i) if any Indebtedness that is Guaranteed is subordinated to the Obligations then any Guarantee Obligations in respect of such Indebtedness shall be subordinated to the Obligations of the applicable Loan Party to the same extent and on terms not materially less favorable to the Lenders as the Indebtedness so Guaranteed is subordinated to the Obligations and (ii) no such permitted Indebtedness in respect of the Senior Secured Credit Facilities, Senior Notes, New Senior Unsecured Notes and/or the Existing Loan Agreement (or backstop facilities in replacement thereof) (or in each case any Permitted Refinancing Indebtedness thereof) shall be Guaranteed by any Restricted Subsidiary unless such Restricted Subsidiary has Guaranteed the applicable Obligations pursuant to a Guaranty and (iii) such Guarantee Obligations shall be incurred in compliance with Section 6.15;

(xiv) Intercompany Indebtedness among the Company and its Restricted Subsidiaries in connection with effectuating the Transactions;

(xv) Indebtedness in respect of Hedging Agreements permitted by Section 6.21;

(xvi) Indebtedness among the Company and its Subsidiaries (including between or among Subsidiaries); provided that, any such Indebtedness owing by any Senior Secured Loan Party to any Subsidiary other than a Senior Secured Domestic Loan Party shall be unsecured;

(xvii) So long as no Default or Unmatured Default shall have occurred and be continuing, Indebtedness of the Company and the Guarantors if on a Pro Forma Basis after giving effect to the incurrence or assumption of such Indebtedness the Company’s Total Net Leverage Ratio is less than or equal to the Total Net Leverage Ratio applicable as of such date as set forth in Section 6.22 of the Senior Secured Credit Agreement less 0.25 to 1.00 (provided that if such ratio under Section 6.22 of the Senior Secured Credit Agreement is 4.00 to 1.00 or less no such reduction of 0.25 to 1.0 shall be made), recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available under 6.1(i) and (ii);

(xviii) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed the greater of $100,000,000 and 2.5% of Total Tangible Assets as shown on or determined in accordance with the most recent financial statements of the Company delivered pursuant to Section 6.1(i) or (ii) outstanding at any time;

(xix) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (and not in contemplation thereof), and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause shall not exceed $20,000,000 at any time outstanding;

(xx) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(xxi) Indebtedness of the Target and its Restricted Subsidiaries permitted to survive the Acquisition or be incurred thereafter and prior to the Domination Agreement Effective Date under the terms of the Acquisition Documentation (and any Permitted Refinancing Indebtedness in respect thereof) not secured by assets of the Company or its Restricted Subsidiaries (other than the Target and its Subsidiaries) or guaranteed by the Company or its Restricted Subsidiaries (other than the Target and its Subsidiaries);

(xxii) Indebtedness consisting of Bi-lateral LC/WC Agreements in an aggregate maximum principal exposure amount at any one time up to $300,000,000 (it being agreed the maximum principal exposure amount in respect of Bi-lateral LC/WC Agreements constituting revolving loan credit facilities outstanding at any one time shall not exceed $50,000,000 (in each case, such cap limitations to be calculated exclusive of any bank guarantee or the like issued in connection with a squeeze-out of any minority shareholders of the Target (i) in accordance with Sec. 327b(3) of the German Stock Corporation Act (Aktiengesetz), (ii) in accordance with Sec. 62 of the German Transformation Act (Umwandlungsgesetz) in conjunction with 327b(3) of the German Stock Corporation Act (Aktiengesetz) or (iii) in relation to a squeeze-out pursuant to 39a and 39b of the German Takeover Code (Wertpapiererwerbs- und Übernahmegesetz)); and

(xxiii) Intercompany Indebtedness representing consideration for any intercompany Disposition permitted by Section 6.14(xviii).

The accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends on Disqualified Equity Interests in the form of additional shares of Disqualified Equity Interests, accretion or amortization of original issue discount or liquidation preferences and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the Exchange Rate or currencies will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.18. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a consolidated balance sheet of the Company dated such date prepared in accordance with GAAP.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Further, for purposes of determining compliance with this Section 6.18, if an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Indebtedness (or any portion thereof) permitted by this Section 6.18, the Company may, in its sole discretion, classify or divide (and reclassify and redivide) such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.18 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided, that all Indebtedness outstanding under this Agreement shall at all times be deemed to have been incurred pursuant to clause (a) of this Section 6.18.

6.19 Negative Pledge Clauses. The Company will not, and will not permit any Restricted Subsidiary to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Company or any Restricted Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) restrictions and conditions in this Agreement, the other Loan Documents, any Indebtedness permitted by Section 6.18(i) or (iv), any documentation governing the Senior Notes, any credit agreements, indentures or similar agreements governing Indebtedness permitted to be incurred or outstanding pursuant to Section 6.18 to the extent such agreements contain applicable Lien restrictions, in the good faith determination of the Company, not materially less favorable to the Lenders than those contained in customary documentation governing similar Indebtedness in the market at the time of such incurrence, and any Permitted Refinancing Indebtedness in respect thereof, (b) customary restrictions and conditions contained in agreements relating to Dispositions permitted by Section 6.14 pending the consummation of such Dispositions, (c) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or the Persons obligated thereon, (d) customary provisions in leases and other contracts restricting the assignment, subletting or other transfer thereof (including the granting of any Lien), (e) restrictions or conditions imposed by restrictions on cash and other deposits or net worth provisions in leases and other agreements entered into in the ordinary course of business, (f) restrictions and conditions binding on a Restricted Subsidiary or its assets at the time such Restricted Subsidiary first becomes a Restricted Subsidiary or such assets were first acquired by such Restricted Subsidiary (other than a Restricted Subsidiary that was a Restricted Subsidiary on the Execution Date or assets owned by any Restricted Subsidiary on the Execution Date), so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary or assets being acquired, (g) customary provisions in partnership agreements, limited liability company governance documents, joint venture agreements and other similar agreements that restrict the transfer of assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or similar Person, (h) any instrument governing Indebtedness assumed in connection with the Acquisition (to the extent permitted to survive the Acquisition pursuant to the Acquisition Documentation), (i) with respect to bank deposit accounts, cash sweep arrangements, cash management services or cash pooling arrangements, conditions that require consent of the bank before any lien or pledge arrangement securing obligations and liabilities of the Company or any Restricted Subsidiary are enacted (with each of the foregoing being within the general parameters customary in the banking industry or arising pursuant to the applicable banking institution’s general terms and conditions) or (j) restrictions in respect of assets that, taken as a whole, are immaterial, provided that in good faith judgment of the Company, such conditions would not have a material adverse effect on the ability of any Borrower to satisfy its Obligations hereunder.

6.20 Limitation on Restrictions on Subsidiary Distributions. The Company will not, and will not permit any Restricted Subsidiary to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (i) pay dividends or make any other distributions in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, any Loan Party or Senior Secured Loan Party, (ii) make loans or advances to or Investments in any Loan Party or Senior Secured Loan Party or (iii) transfer any of its assets to any Loan Party, except for such encumbrances or restrictions existing under or by reason of (a) restrictions and conditions existing under the Loan Documents, any other Indebtedness permitted by Section 6.18(i) or (iv), the Senior Notes, any credit agreements, indentures or similar agreements governing Indebtedness permitted to be incurred pursuant to Section 6.18 to the extent such agreements’ applicable restrictions will not materially impair the Company’s ability to make principal or interest payment on the Loans, and any Permitted Refinancing Indebtedness in respect thereof, (b) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement which has been entered into in connection with the disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (c) any restrictions with respect to assets encumbered by a Lien permitted by Section 6.16 so long as such restriction applies only to the assets encumbered by such permitted Lien, (d) to the extent required by the minority shareholders thereof, any restriction with respect to a Foreign Subsidiary of which less than 90% of the Voting Stock is owned by the Company or any of its Subsidiaries, (e) customary restrictions in connection with Permitted Securitizations, (f) applicable Requirements of Law, (g) customary restrictions and conditions contained in any agreement relating to the Disposition of any property not prohibited by Section 6.14 pending the consummation of such Disposition, (h) any agreement in effect at the time a Restricted Subsidiary becomes a Restricted Subsidiary of the Company, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Restricted Subsidiary of the Company, (i) any instrument governing Indebtedness assumed in connection with the Acquisition or any permitted Future Acquisition and permitted pursuant to Section 6.18, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; or (j) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (b), (h) or (i) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing; provided, further, that this Section 6.20 shall not apply to encumbrances or restrictions (x) arising by reason of customary non-assignment or no-subletting clauses in leases or other contracts entered into in the ordinary course of business and consistent with past practices or (y) in agreements governing any Indebtedness permitted pursuant to Section 6.18(xix) otherwise permitted hereby and covering only those assets financed by such Indebtedness.

6.21 Hedging Agreements. The Company will not, and will not permit any Restricted Subsidiary to, enter into or remain a party to any Hedging Agreement for purposes of financial speculation.

6.22 [Reserved].

6.23 [Reserved].

6.24 Receivables Indebtedness. The Company and its Restricted Subsidiaries shall not permit the aggregate outstanding amount of Receivables Indebtedness and, without duplication, aggregate outstanding amount of any Permitted Factoring in each case to the extent recourse to the Company or any Domestic Restricted Subsidiary, at any one time to exceed the Dollar Equivalent Amount of $100,000,000.

6.25 Restricted Payments. The Company will not, and will not permit any Restricted Subsidiary to, declare or pay any dividend (other than dividends payable solely in Capital Stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Company or any Restricted Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Restricted Subsidiary (collectively, “Restricted Payments”), except that:

(a) any Restricted Subsidiary may make Restricted Payments to the Company, any Wholly Owned Restricted Subsidiary or on account of its Capital Stock ratably to the holders thereof (or more favorably with respect to the Loan Parties or any other Wholly Owned Restricted Subsidiary);

(b) Restricted Payments may be made as required pursuant to the terms of the Domination Agreement;

(c) the Company may make payments in cash in lieu of the issuance of fractional shares or may repurchase partial interests in its Capital Stock for nominal amounts which are required to be repurchased in connection with the exercise of stock options or warrants to permit the issuance of only whole shares of Capital Stock;

(d) Restricted Payments shall be permitted to consummate the Transactions as contemplated by the Acquisition Documents and any subsequent acquisitions of Target Shares;

(e) the Company may repurchase its Capital Stock upon the cashless exercise of stock options, warrants or other convertible securities as a result of the Company accepting such options, warrants or other convertible securities as satisfaction of the exercise price of such Capital Stock;

(f) the Company may pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock of the Company (including related stock appreciation rights or similar securities) held by any future, present or former director, officer, member of management, employee or consultant of the Company or any of its Restricted Subsidiaries (or the estate, heirs, family members or former family members of any of the foregoing) (collectively, “Covered Persons”); provided that (A) at the time of any such repurchase, retirement or other acquisition or retirement for value no Unmatured Default or Default exists or would result, (B) the aggregate amount of Restricted Payments made under this clause (f) in any fiscal year does not exceed (x) $5.0 million (the “Yearly Limit”) plus (y) the portion of the Yearly Limit from each of the immediately preceding two fiscal years (but not fiscal years ended prior to the Effective Date) which was not expended by the Company for Restricted Payments in such fiscal years (the “Carryover Amount” and in calculating the Carryover Amount for any fiscal year, the Yearly Limit applicable to the previous fiscal years shall be deemed to have been utilized first by any Restricted Payments made under this clause (f) in such fiscal year) plus (z) the net cash proceeds of any “key-man” life insurance policies of the Company or any of its Restricted Subsidiaries that have not been used to make any repurchases, retirements or acquisitions under this clause (f); provided, further, that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from Covered Persons in connection with a repurchase of such securities of the Company will not be deemed to constitute a Restricted Payment for purposes of this Section 6.25;

(g) provided no Unmatured Default or Default has occurred and is continuing, Restricted Payments may be made in an aggregate amount not to exceed the greater of $100,000,000 or 2.5% of Total Tangible Assets as shown on or determined in accordance with the most recent financial statements of the Company delivered pursuant to Section 6.1(i) or (ii) (with such amount reduced by the amount of any payments, prepayments, repurchases or redemptions of or other optional or voluntarily defeasements pursuant to Section 6.26(b));

(h) provided no Unmatured Default or Default has occurred and is continuing, Restricted Payments constituting a quarterly cash dividend to the shareholders of the Company shall be permitted in an amount not to exceed $30,000,000 per quarter; provided that such amount shall automatically be modified to be 12.5 cents per share of common equity of the Company (for the avoidance of doubt, without taking into account any share splits or comparable transactions with similar effect) per quarter upon the occurrence of the Acquisition Closing Date;

(i) provided no Unmatured Default or Default has occurred and is continuing, Restricted Payments shall be permitted to the extent the Company’s Total Net Leverage Ratio on a Pro Forma Basis after giving effect to such Restricted Payment is less than or equal to 2.50 to 1.00;

(j) provided no Unmatured Default or Default has occurred and is continuing and the Company’s Total Net Leverage Ratio on a Pro Forma Basis after giving effect to such Restricted Payment is less than or equal to 3.00 to 1.00, Restricted Payments shall be permitted in an aggregate amount not to exceed the unused Available Amount; and

(k) Restricted Payments pursuant to the Diebold, Incorporated 2014 Non-Qualified Stock Purchase Plan (or any successor thereto) in an aggregate amount (net of employee contributions) not to exceed $3,000,000 in any fiscal year.

Notwithstanding anything herein to the contrary, the foregoing provisions of Section 6.25 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Section 6.25 (it being understood that such Restricted Payment shall be deemed to have been made on the date of declaration or notice for purposes of such provision).

6.26 Certain Payments of Indebtedness. The Company will not, and will not permit any Restricted Subsidiary to make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to Subordinated Indebtedness, the New Senior Unsecured Notes or other unsecured Indebtedness for borrowed money represented by debt securities of the Company or a Guarantor (for the avoidance of doubt, excluding the Bridge Facility), and in each case any Permitted Refinancing Indebtedness in respect thereof (collectively, the “Restricted Indebtedness”) except for (a) payments, prepayments, repurchases or redemptions, or other optional or voluntary defeasements, with the proceeds of any Permitted Refinancing Indebtedness in respect of such Restricted Indebtedness that is permitted by Section 6.18, (b) provided no Unmatured Default or Default has occurred and is continuing at the same time thereof, payments, prepayments, repurchases or redemptions of or other optional or voluntarily defeasements not in excess of the greater of $100,000,000 and 2.5% of Total Tangible Assets (with such amount reduced by the amount of any Restricted Payments pursuant to Section 6.25(g)); (c) provided no Unmatured Default or Default has occurred and is continuing at the time thereof, to the extent the Secured Net Leverage Ratio of the Company and its Restricted Subsidiaries is less than or equal to 2.50 to 1.00 on a Pro Forma Basis, other payments, prepayments, repurchases or redemptions of or other optional or voluntary defeasements; (d) provided no Unmatured Default or Default has occurred and is continuing at the time thereof, payments, prepayments, repurchases and redemptions and other optional or voluntary defeasements shall be permitted in an aggregate amount not to exceed the unused Available Amount, (e) payments, prepayments, repurchases and redemptions of (and optional or voluntary defeasements of) indebtedness set forth in the definition of “Existing Company Debt Refinancing”, “Target Refinancing” and any Indebtedness of the Target and its Subsidiaries existing as of the Acquisition Closing Date or that was incurred after the Acquisition Closing Date and prior to the Domination Agreement Effective Date and permitted under the terms of the Acquisition Documentation and (f) repayments of intercompany debt.

6.27 Amendments to Organizational Documents. The Company will not, and will not permit any Restricted Subsidiary to amend, supplement, terminate, replace or waive or otherwise modify any Organizational Document of the Company or any Restricted Subsidiary in a manner that is materially adverse to the interests of the Lenders.

6.28 Additional Covenants. If at any time after the date hereof the Company or any Guarantor shall become party to any instrument or agreement (including all such instruments or agreements in existence as of the date hereof) in respect of the Senior Notes, the Senior Secured Credit Facilities, the Existing Credit Agreement (including any backstop facilities in replacement thereof and the documentation in respect thereof), the New Senior Unsecured Notes (and the documentation in respect thereof), and/or other material indebtedness for borrowed money with an outstanding individual principal or outstanding committed amount in excess of $125 million, and in each case any Permitted Refinancing Indebtedness in respect thereof, that includes any guarantee, or solely in the case of the Senior Notes, Senior Notes Documents and the New Senior Unsecured Notes (and the documentation in respect thereof) and other Indebtedness for borrowed money subject to this covenant that are unsecured debt securities, security or financial covenants or, other than defaults relating to security or financial covenants if this Section 6.28 would otherwise not be applicable to such security provisions or financial covenants, defaults (in each case solely to the extent then in effect) and not substantially provided for in this Agreement or more favorable in any material manner to the lenders or holders thereunder than those provided for in this Agreement, then the Company shall promptly so advise the Administrative Agent at least five Business Days prior (or such later date as is acceptable to the Administrative Agent) to entering into any such instrument or agreement and provide the Administrative Agent with true and complete copies of such instrument or agreement after the execution thereof. Thereupon, if the Administrative Agent or the Required Lenders shall request, the Company shall enter into an amendment to this Agreement or an additional agreement (as the Administrative Agent may request), providing for substantially the same such guarantee, security or financial covenants or defaults as provided for in such instrument or agreement to the extent required and as may be selected by the Administrative Agent.

6.29 The Offer, the Acquisition and Related Matters. The Company shall and shall cause its Subsidiaries to:

(a) Conduct the Offer in accordance with, and otherwise comply in all material respects with, the German Takeover Code and all other applicable laws and regulations relating to the Offer.

(b) Except as consented to by the Arrangers in writing (such consent not to be unreasonably withheld, conditioned or delayed), ensure that the Offer Document corresponds in all material respects to the terms and conditions of the Offer as set out, and to the extent set out, in the Business Combination Agreement.

(c) Promptly deliver to the Administrative Agent (i) at least 3 Business Days prior to the first submission to BaFin (and as soon as reasonably practicable prior to each other submission to BaFin, if any), a copy of the draft Offer Document to be submitted to BaFin; and (ii) promptly after its publication, a copy of any amendment, supplement or modification to the Offer Document.

(d) Ensure that the Offer Document contains all the Key Offer Terms.

(e) Upon request of the Administrative Agent, inform the Administrative Agent as to the status and progress of the Offer, and any material post-Acquisition transactions related thereto, including without limitation (i) any event or circumstance which may reasonably be expected to cause the Offer to lapse and, promptly upon request, details of the current level of acceptances of the Offer of which the Company is aware, (ii) a running tally (reported to the Administrative Agent from time to time after the initial Advance on the Acquisition Closing Date hereunder, on the number of shares of the Target acquired by AcquisitionCo, (iii) the status of AcquisitionCo’s efforts to enter into a Domination Agreement and (iv) the status of any squeeze out of minority Shareholders of Target.

(f) Unless the Target has been merged into AcquisitionCo or converted into a limited liability company, cause AcquisitionCo to use all commercially reasonable efforts to enter into the Domination Agreement as soon as practicable after the Final Settlement Date and shall cause AcquisitionCo and Target not to terminate such Domination Agreement.

(g) Except as consented to by the Arrangers in writing (such consent not to be unreasonably withheld, conditioned or delayed), not amend, waive, consent to or otherwise modify any term of the Acquisition Documentation and/or Non-Tender Documents in a manner materially adverse to the interests of the Lenders or Arrangers (it being understood that any amendments, waivers in respect of the Key Offer Terms or the provisions of the Business Combination Agreement limiting recourse against financing sources shall be material and adverse to the interest of the Lenders and Arrangers).

(h) As promptly as reasonably practicable after AcquisitionCo holds (or otherwise controls or is attributed) a number of Target Shares which permit the squeeze-out of any minority shareholders of Target, ensure that squeeze-out procedures pursuant to Sections 39a sub. seq. of the German Takeover Code, 327a of the German Stock Corporation Act (Aktiengesetz) or Section 62 of the German Transformation Act (Umwandlungsgesetz) (whatever the Company considers more appropriate to achieve timely squeeze-out of any remaining shareholders of the Target) are initiated.

(i) Unless consented to by the Arrangers, not permit AcquisitionCo to take any action or step (or permit the taking of any action or step) which may result in AcquisitionCo, the Company or any of its Subsidiaries being or becoming obliged to make a mandatory offer pursuant to Section 35 of the German Takeover Code.

(j) On or prior to the date that is 90 days after the Domination Agreement Effective Date (or such later date as the Administrative Agent shall agree in its sole discretion) the Target Refinancing shall have occurred; provided that if the proceeds of Indebtedness are utilized to effect the Target Refinancing, such Indebtedness shall be incurred and guaranteed only by the Company and the Guarantors.

6.30 Designation of Certain Subsidiaries. The Company may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by delivering to the Administrative Agent a certificate of the Company specifying such designation and certifying that the conditions to such designation set forth below are satisfied; provided that:

(i) both immediately before and immediately after any such designation, no Unmatured Default or Default shall have occurred and be continuing;

(ii) on a Pro Forma Basis, the Company shall be in compliance with the financial covenants set forth in Sections 6.22 and 6.23 of the Senior Secured Credit Agreement (as in effect on the date hereof) immediately after giving effect to such designation;

(iii) in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, such Unrestricted Subsidiary shall be an “unrestricted subsidiary” or otherwise not subject to the covenants under any agreements governing the Material Indebtedness for borrowed money subject to the covenant in Section 6.28; and

(iv) in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, each Subsidiary of such designated Subsidiary has been, or concurrently therewith will be, designated as an Unrestricted Subsidiary in accordance with this Section 6.30.

The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company in such designated Subsidiary on the date of designation in an amount equal to the fair market value of the Company and its Restricted Subsidiaries’ Investment therein, as estimated in good faith at such time by the Company. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such previously Unrestricted Subsidiary existing at such time. and (ii) a return on any Investment by the applicable Loan Party (or its relevant Subsidiaries) in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Loan Party’s (or its relevant Subsidiaries’) Investment in such Subsidiary.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default (provided that prior to the Domination Agreement Effective Date such provisions shall not apply to the Target or its Subsidiaries):

7.1 Any representation or warranty made by or on behalf of the Company or its Subsidiaries to the Lenders or the Administrative Agent in any Loan Document, in connection with any Loan, or in any certificate or information delivered in writing in connection with any Loan Document, shall be false in any material respect on the date as of which made.

7.2 Nonpayment of principal of any Loan when due, or nonpayment of interest on any Loan or of any fee within five Business Days after written notice from the Administrative Agent that the same has become due, or nonpayment of any other obligations under any of the Loan Documents within five Business Days after written notice from the Administrative Agent that the same has become due.

7.3 The breach by any Loan Party of any of the terms or provisions in Sections 6.2, 6.3, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.24, 6.25, 6.26, 6.27, 6.28, 6.29; 10.4(b) and/or if the proviso to the lead in to Article VI is applicable and the Loan Parties are required to comply with the negative covenants in the Exchange Indenture, a breach by any Loan Party of any such negative covenants.

7.4 The breach by any Loan Party of, or other default by any Loan Party under, any of the terms or provisions of this Agreement or any other Loan Document (other than a breach or default which constitutes a Default under Section 7.1, 7.2 or 7.3) which is not remedied within 30 days after written notice from the Administrative Agent.

7.5 Failure of the Company or any of its Restricted Subsidiaries to pay when due any principal of, or premium or interest on (beyond any applicable grace period therefor) any Indebtedness or net Hedging Obligations to the extent such Indebtedness and/or net Hedging Obligations aggregate in excess of $50,000,000 (“Material Indebtedness”); or the default by the Company or any of its Restricted Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Company or any of its Restricted Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof.

7.6 The Company or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary), shall (i) voluntarily have an order for relief entered with respect to it under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts or seeking similar relief under any law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency or reorganization or relief of debtors or similar proceeding or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate, company or other action to authorize or effect any of the foregoing actions set forth in this Section 7.6, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7, (vii) not pay, or admit in writing its inability to pay, its debts generally as they become due, or (viii) with respect to any Restricted Subsidiary (other than an Immaterial Subsidiary) incorporated in Germany is over indebted within the meaning of section 19 of the Insolvency Code (Insolvenzordnung).

7.7 Without its application, approval or consent, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) or any Substantial Portion of their respective Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Company or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8 Any court, government or governmental agency shall without appropriate compensation condemn, seize or otherwise appropriate, or take custody or control of (each a “Condemnation”), all or any portion of the Property of the Company or any of its Restricted Subsidiaries which, when taken together with all other Property of the Company and its Restricted Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion and is reasonably likely to have a Material Adverse Effect.

7.9 One or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (other than judgments covered by insurance issued by an insurer that has accepted coverage and has the ability to pay such judgments) shall be rendered against the Company, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 90 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Restricted Subsidiary to enforce any such judgment which is not effectively stayed for a period of 30 consecutive days;

7.10 Any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $50,000,000 which it shall have become liable to pay under Title IV of ERISA or Sections 412, 431 or 432 of the Code; or notice of intent to terminate a Single Employer Plan with Unfunded Liabilities in excess of $50,000,000 (a “Material Plan”) shall be filed under Section 4041(c) of ERISA by any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in excess of $50,000,000 in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist that could reasonably be expected to result in PBGC obtaining a decree adjudicating that any Material Plan must be terminated; or the determination by the PBGC of liability in excess of $50,000,000 on any member of the Controlled Group pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to one or more Multiemployer Plans which causes one or more members of the Controlled Group to incur a current payment obligation in excess of $50,000,000; or there shall occur a Foreign Plan Event which causes one or more members of the Controlled Group to incur liability in excess of $50,000,000.

7.11 The Company or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the Release by the Company or any of its Subsidiaries or any other Person of any Hazardous Substance, or any violation of any applicable Environmental Law, which, in either case, could reasonably be expected to have a Material Adverse Effect.

7.12 This Agreement, any Guaranty (after effectiveness thereof) or, after the Domination Agreement Effective Date and prior to the date the Target has merged into AcquisitionCo or been converted into a limited liability company, the Domination Agreement, shall for any reason cease to be in full force and effect and valid, binding and enforceable in accordance with its terms after its date of execution, or any Loan Party shall so state in writing, in each case other than in connection with a release of any Guaranty in accordance with the terms of this Agreement.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1 Acceleration.

(a) If any Default described in Section 7.6 or 7.7 occurs, (i) the obligations of the Lenders to make Loans hereunder and the Commitments shall automatically terminate and the Obligations shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which the Company hereby expressly waives and without any election or action on the part of the Administrative Agent or any Lender.

(b) If any Default occurs and is continuing (other than a Default described in Section 7.6 or 7.7, and subject to Section 4.3), (i) the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans or the Commitments or declare the Obligations to be due and payable, or both, whereupon (if so declared) the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Company hereby expressly waives.

8.2 Amendments.

8.2.1 Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Company may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Company hereunder or waiving any Unmatured Default or Default hereunder; provided, however, no such supplemental agreement shall, without the consent of the Administrative Agent, modify any rights or obligations of any kind of the Administrative Agent, and provided further, that no such supplemental agreement shall,

(a) without the consent of each Lender directly and adversely affected thereby:

(i) increase any Commitment of any Lender without the written consent of such Lender;

(ii) extend the final maturity of any Loan, Commitment, Note or forgive all or any portion of the principal amount thereof (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute a reduction in principal), or reduce the stated rate of interest (it being understood a waiver of default interest is not a reduction in the stated rate of interest) or fees or extend the time of payment of interest or fees thereon (it being understood that no consent of any Lender shall be required in connection with a conversion of Initial Bridge Loans into Extended Term Loans pursuant to Section 2.19);

(iii) reduce or extend the scheduled amortization of any Loans or Commitments;

(iv) change the currency in which any Loan or Commitment of any Lender is denominated;

(v) impose additional restrictions on the right to exchange Extended Term Loans for Exchange Notes or amend the rate of such exchange or, after the Initial Bridge Loan Maturity Date, reduce the premium payable upon the redemption or repurchase of any Loan or change the time at which any Loan may be redeemed or repurchased as the result of a Change of Control or Asset Sale Prepayment Event described in Sections 2.6.2(b) or 6.11, respectively, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (but for the avoidance of doubt not amendments to the definition of “Asset Sale Prepayment Event” or “Change of Control”);

(vi) amend Section 2.10 in a manner that would alter the pro rata sharing of payments required thereby;

(b) without the consent of all Lenders:

(i) Amend this Section 8.2.1 or reduce the percentage specified in the definitions of Required Lenders.

(ii) Release all or substantially all of the Guarantors from the Guaranty, provided that for the avoidance of doubt releases pursuant to Section 11.9 will not require any amendment or waiver of this Agreement.

(iii) Permit the Company to assign its rights under this Agreement.

8.2.2 [Reserved]

8.2.3 Notwithstanding anything herein to the contrary, Defaulting Lenders shall not be entitled to vote (whether to consent or to withhold its consent) with respect to any amendment, modification, termination or waiver and, for purposes of determining the Required Lenders, the Commitments and the Aggregate Outstandings of such Defaulting Lender shall be disregarded except as provided in Section 2.17(b).

8.2.4 [Reserved]

8.2.5 Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent may, with the consent of the Company only, amend, modify or supplement this Agreement or any of the other Loan Documents as may be reasonably necessary or advisable to cure any error, ambiguity, omission, defect or inconsistency in order to more accurately reflect the intent of the parties, provided that (x) prior written notice of such proposed cure shall be given to the Lenders and (y) the Required Lenders do not object to such cure in writing to the Administrative Agent within five Business Days of such notice. In connection with any amendments required by or appropriate to effectuate Sections 6.28, the Administrative Agent and the Company may, without the consent of any other party hereto, make such changes to this Agreement as they deem necessary to reflect the changes required by such Sections.

8.2.6 Notwithstanding anything to the contrary herein or in any other Loan Document, (a) no modification or waiver of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent; and (b) the Administrative Agent may waive payment of the fee required under Section 13.1 without obtaining the consent of any other party to this Agreement.

8.2.7 Notwithstanding anything to the contrary herein or in any other Loan Document, guarantees and related documents executed by Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Loan Document, entered into, amended, supplemented or waived, without the consent of any other person, by the applicable Loan Party or Loan Parties and the Administrative Agent in its sole discretion, to cure ambiguities, omissions, mistakes or defects or to cause such guarantee or other document to be consistent with this Agreement and the other Loan Documents.

8.3 Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Company to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations (other than contingent indemnification obligations in respect of which no claim has been made) have been paid in full.

ARTICLE IX

[RESERVED]

ARTICLE X

GENERAL PROVISIONS

10.1 Survival of Representations. All representations and warranties of the Company contained in this Agreement shall survive delivery of the Loan Documents and the making of the Loans herein contemplated.

10.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Company in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.4 Entire Agreement; Integration. (a) The Loan Documents embody the entire agreement and understanding among the Company, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Company, the Administrative Agent and the Lenders relating to the subject matter thereof other than any separate letter agreements among the Company and any Arrangers and/or the Administrative Agent which survive the execution of the Loan Documents.

(b) Notwithstanding any other provision of this Agreement to the contrary (including Section 8.2), upon the Administrative Agent’s request, the Company agrees to promptly execute and deliver such amendments to this Agreement as shall be necessary to implement any modifications pursuant to any separate letter agreements referenced in Section 10.4(a), and such amendments shall only require the consent of the Administrative Agent (acting at the direction of the Arranger(s) required to effect such change under such letter agreements) and the Company.

10.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

10.6 Expenses; Indemnification.

(a) The Company shall reimburse the Administrative Agent, the Arrangers and their respective Affiliates for any reasonable out-of-pocket costs and expenses documented in reasonable detail (limited in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of one firm of counsel and a single firm of local counsel in each relevant jurisdiction, in each case acting for the foregoing collectively), upon presentation of a reasonably detailed statement of all such costs and expenses, paid or incurred by the Administrative Agent, the Arrangers and their respective Affiliates in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration (including, without limitation, preparation of the reports described below) of the Loan Documents (which, in the case of preparation, negotiation, execution, delivery and administration of the Loan Documents shall be limited to a single counsel and a single local counsel in each relevant jurisdiction). The Company also agrees to reimburse the Administrative Agent and the Lenders for any reasonable out-of-pocket costs and expenses (limited in the case of legal fees and expenses, to the fees, charges and disbursements of one firm of counsel and a single firm of local counsel in each relevant jurisdiction, in each case acting for the foregoing collectively, plus in the case of an actual or perceived conflict of interest where the person affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected person and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected person) paid or incurred by the Administrative Agent or any Lender in connection with the collection and enforcement of the Loan Documents.

(b) The Company hereby further agrees to indemnify the Administrative Agent, the Arrangers, each Lender and the respective Related Parties of each of the foregoing (each such party, an “Indemnitee”) and hold them harmless from and against all losses, claims, damages, liabilities and related expenses, including without limitation, any reasonable and documented (in reasonable detail) legal fees and expenses (but limited in the case of legal fees and expenses, to a single firm of counsel for all such Indemnitees, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected Indemnitee)) of any such Indemnitee to the extent arising out of, in connection with or as a result of the Transactions, including, without limitation, the financings contemplated thereby, or any transactions connected therewith or any claim, litigation, investigation or proceeding (regardless of whether any such Indemnitee is a party thereto and regardless of whether such claim, litigation, investigation or proceeding is brought by a third party or by the Company or any of its Subsidiaries) to the extent related to any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnitee, apply to losses, claims, damages, liabilities and related expenses to the extent they (a) are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnitee or any of its Related Parties, (b) result from a claim brought by the Company or any of its Subsidiaries against such Indemnitee or any of its Related Parties for material breach of such Indemnitee’s or any of its Related Parties’ obligations hereunder if the Company or such Subsidiary has obtained a final and non-appealable judgment in its or its Subsidiary’s favor on such claim as determined by a court of competent jurisdiction or (c) any dispute solely among Indemnitees or their respective Related Parties other than claims against any agent or arranger in its capacity or in fulfilling its role as agent or arranger or any similar role under the Bridge Facility and other than claims to the extent arising out of any act or omission on the part of the Company or its Affiliates. This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim. The obligations of the Company under this Section 10.6 shall survive the termination of this Agreement.

10.7 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.8 Nonliability of Lenders. The relationship between the Company and the Lenders and the Administrative Agent shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Company. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Company to review or inform the Company of any matter in connection with any phase of the Company’s business or operations. The Company agrees that neither the Administrative Agent nor any Lender shall have liability to the Company (whether sounding in tort, contract or otherwise) for losses suffered by the Company in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, except to the extent it is determined by a court of competent jurisdiction in a final and non-appealable order that such losses resulted from the gross negligence or willful misconduct of, or material breach of any of the Loan Documents by, the party from which recovery is sought. Neither the Administrative Agent nor any Lender shall have any liability with respect to, and the Company hereby waives, releases and agrees not to sue for, any special, punitive, indirect or consequential damages suffered by the Company in connection with, arising out of, or in any way related to the Loan Documents, the Transactions or the other transactions contemplated thereby.

10.9 Confidentiality.

(a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and be instructed and agree to keep such Information confidential), (ii) to the extent requested by any regulatory authority or by applicable laws or regulations, (iii) to the extent required by any subpoena or similar legal process, provided, however, to the extent permitted by applicable law and if practical to do so under the circumstances, that the Person relying on this clause (iii) shall provide the Company with prompt notice of any such required disclosure so that the Company may seek a protective order or other appropriate remedy, and in the event that such protective order or other remedy is not obtained, such Person will furnish only that portion of the Information which is legally required, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (vii) as permitted by Section 13.2 hereof, (viii) with the consent of the Company or (ix) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or any agreement contemplated by this Section or (2) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company (and not in breach of this Section or any agreement contemplated by this Section). For the purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any Subsidiary and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.9(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EACH OF THE ADMINISTRATIVE AGENT AND THE LENDERS ACKNOWLEDGES THAT SOME OR ALL OF THE INFORMATION AS DEFINED IN SECTION 10.9(a) IS OR MAY BE PRICE SENSITIVE INFORMATION AND THAT THE USE OF SUCH INFORMATION MAY BE REGULATED OR PROHIBITED BY APPLICABLE LEGISLATION INCLUDING SECURITIES LAWS RELATING TO INSIDER TRADING (UNDER THE GERMAN SECURITIES TRADING ACT (Wertpapierhandelsgesetz – WpHG) OR OTHERWISE) AND EACH OF THE ADMINISTRATIVE AGENT AND THE LENDERS UNDERTAKES NOT TO USE ANY INFORMATION FOR ANY UNLAWFUL PURPOSE.

(d) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

10.10 Nonreliance. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Loans provided for herein.

10.11 USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Patriot Act.

10.12 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

ARTICLE XI

THE ADMINISTRATIVE AGENT

11.1 Appointment. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

11.2 Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

11.3 Limitation of Duties and Immunities. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Unmatured Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as required hereunder), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2.1) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Unmatured Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

11.4 Reliance on Third Parties. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.5 Sub-Agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

11.6 Successor Agent. The Administrative Agent may resign upon 30 days’ notice by notifying the Lenders and the Company. Upon any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor from among the Lenders that is a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. Whether or not a successor has been appointed such resignation shall become effective in accordance with the notice given by the Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.6 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

11.7 Independent Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.

11.8 Other Agents. Neither any of the Lenders identified in this Agreement as a Syndication Agent, Arranger, documentation agent and/or co-agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as a Lender. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

11.9 Permitted Release of Guarantors.

(a) [Reserved]

(b) [Reserved].

(c) [Reserved]

(d) Authorized Release of Guarantors. If the Administrative Agent shall have received a certificate of an Authorized Officer of the Company requesting the release of a Guarantor, certifying that the Administrative Agent is authorized to release such Guarantor because (x) the Capital Stock issued by such Guarantor have been disposed of to a Person other than a Domestic Loan Party in a transaction permitted by Section 6.14 (or with the consent of the Required Lenders pursuant to Section 8.2)) or (y) such Guarantor is no longer required to provide a guaranty pursuant to Section 2.18 (including, but not limited to, the release upon or after the Acquisition Closing Date of any Guarantor that is an Excluded Subsidiary), then the Administrative Agent is irrevocably authorized by the Lenders, without any consent or further agreement of any Lender to release such Guarantor from all obligations under the Loan Documents; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Senior Notes, New Senior Unsecured Notes, the Existing Loan Agreement (or any backstop facilities in replacement thereof) or any Indebtedness Refinancing of any of the foregoing. To the extent the Administrative Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Administrative Agent shall do so promptly upon request of the Company without the consent or further agreement of any Lender.

(e) Intercreditor Agreements. The Administrative Agent is authorized to enter into any intercreditor or subordination agreement with respect to Indebtedness that is required or permitted to be subordinated hereunder or would necessitate an intercreditor or subordination agreement (any such agreement, an “Additional Agreement”), and the Credit Parties acknowledge that any Additional Agreement is binding upon them. Each Lender (a) agrees that it will be bound by, and will not take any action contrary to, the provisions of any Additional Agreement and (b) hereby authorizes and instructs the Administrative Agent to enter into any Additional Agreement.

11.10 [Reserved].

11.11 Lender Affiliates Rights. By accepting the benefits of the Loan Documents, any Person (other than a party hereto) (a “non-Party Credit Party”) that is owed any Obligation is bound by the terms of the Loan Documents. But notwithstanding the foregoing: (a) neither the Administrative Agent, any Lender nor any Loan Party shall be obligated to deliver any notice or communication required to be delivered to any Lender under any Loan Documents to any non-Party Credit Party; and (b) no non-Party Credit Party that is owed any Obligation shall be included in any voting determinations under the Loan Documents or entitled to consent to, reject, or participate in any manner in any amendment, waiver or other modification of any Loan Document. The Administrative Agent shall not have any liabilities, obligations or responsibilities of any kind whatsoever to any non-Party Credit Party who is owed any Obligation. The Administrative Agent shall deal solely and directly with the parties to the Loan Documents in connection with all matters relating to the Loan Documents. The Obligation owed to any non-Party Credit Party that is an Affiliate of a Lender (or a Person that was a Lender at the time of designation of any such obligation as an Obligation) shall be considered the Obligation of its related Lender for all purposes under the Loan Documents and such Lender shall be solely responsible to the other parties hereto for all the obligations of such Affiliate under any Loan Document.

11.12 Actions in Concert. Notwithstanding anything contained in any of the Loan Documents, the Company, the Administrative Agent and each Lender hereby agree that no Credit Party shall have any right individually to enforce the guarantee set forth in any Guaranty, it being understood and agreed that all powers, rights and remedies under any Guaranty may be exercised solely by the Administrative Agent for the benefit of the Lenders in accordance with the terms thereof.

ARTICLE XII

SETOFF; ADJUSTMENTS AMONG LENDERS

12.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Company may be offset and applied toward the payment of the Obligations owing to such Lender by the Company; provided, that if any Defaulting Lender shall exercise such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

12.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Obligations owing from the Company (other than payments received pursuant to Section 3.2, 3.3, 3.4, 10.6 or as otherwise expressly set forth in this Agreement) in a greater proportion than that received by any other Lender on its Obligations owing from the Company, such Lender agrees, promptly upon demand, to purchase a portion of the Advances to the Company held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Advances to the Company. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives any protection for its Obligations or such amounts which may be subject to setoff from or with respect to the Company, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such protection ratably in proportion to their Obligations owing by the Company.

ARTICLE XIII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Company may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees, other than an Ineligible Person or a Disqualified Lender, all or a portion of its rights and obligations under this Agreement (including all or a portion of any of its Commitments and the Loans at the time owing to it) in consultation with, but, except as provided in clause (A) below, without the consent of, the Company, and with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Company (such consent not to be unreasonably withheld or delayed) with respect to an assignment of Commitments prior to the Acquisition Closing Date unless (i) a Demand Failure Event has occurred or (ii) a Default under Sections 7.2, 7.6 or 7.7 has occurred and is continuing; provided that no such consent of the Company shall be required if immediately after giving effect to such assignment, the Commitment Parties (and their Affiliates) would hold, in the aggregate 51% or more of the aggregate principal amounts of outstanding Commitments; and provided, further, that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Loans to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of such Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if a Default under Sections 7.2, 7.6 or 7.7 has occurred and is continuing or if the assignment is to another Lender or an Affiliate of a Lender;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to any Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it has not already done so, shall deliver to the Administrative Agent any tax forms required by Section 3.4(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 13.1, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) [Reserved].

(iv) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, subject to paragraph (d) of this Section, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.2, 3.3, 3.4 (subject to the requirements and limitations of Section 3.4) and 10.6 and the obligations of Section 10.9 with respect to Information (as defined in such Section) received by it while a Lender). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(v) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and stated interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vi) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 3.4(f) (unless the assignee shall already have provided such forms), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee is a Defaulting Lender, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities, other than an Ineligible Person or, to the extent a list thereof has been posted by the Administrative Agent to all the Lenders, Disqualified Lenders (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the second proviso to Section 8.2.1 that affects such Participant. Subject to paragraph (d) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 3.2, 3.3 and 3.4 (subject to the requirements and limitations therein, including the requirements under Section 3.4(f) (it being understood that the documentation required under Section 3.4(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section, except as provided under Section 13.1(d). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.1 as though it were a Lender, provided such Participant agrees to be subject to Section 12.2 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts of and stated interest on each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) No Participant shall be entitled to receive any greater payment under Section 3.2 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

13.2 Dissemination of Information. The Company authorizes each Lender to disclose, solely in compliance with applicable laws, to any Participant or potential assignee or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the Loan Documents and the creditworthiness of the Company and its Subsidiaries, provided that each Transferee and prospective Transferee agrees to be bound by Section 10.9.

ARTICLE XIV

NOTICES

14.1 Notices. Except as otherwise permitted by Section 2.11 with respect to Borrowing Notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party:

(x) in the case of the Company to:

Diebold, Incorporated

5995 Mayfair Road

North Canton, Ohio 44720-1507

Attention: Vice President & Assistant Treasurer

Telecopy No.: 330-490-6823

Telephone: 330-490-6713

E-mail: steve.wolgamott@diebold.com

with a copy to:

Jones Day

222 East 41st Street

New York, New York 10017

Attention: Charles N. Bensinger III

Telecopy No.: 212-755-7306

Telephone: 212-326-3797

E-mail: cnbensinger@jonesday.com

(y) in the case of the Administrative Agent to:

JPMorgan Chase Bank, N.A.

Address: 10 South Dearborn, Floor L2

Chicago, IL, 60603-2300, United States

Attention: Joyce King

Client Processing Specialist

Telecopy No.: 1-888-303-9732

Telephone: 312-385-7025

Email: jpm.agency.servicing.1@jpmorgan.com

(z) in the case of any Lender, at its address, facsimile number or e-mail address set forth in its Administrative Questionnaire or as otherwise established pursuant to an Assignment and Assumption (and the related Administrative Questionnaire); or

(aa) in the case of any party, at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company in accordance with the provisions of this Section 14.1.

Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received and during normal business hours, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by electronic transmission, when transmitted and received (with an appropriate confirmation of receipt of delivery and during normal business hours), all pursuant to procedures approved by the Administrative Agent, provided that the approval of such procedures may be modified or revoked by the Administrative Agent from time to time with reasonable prior notice to the Company and may be limited to particular notices or other communications, or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received.

14.2 Change of Address. The Company, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail message shall be effective as delivery of a manually executed counterpart of this Agreement.

ARTICLE XVI

CHOICE OF LAW, CONSENT TO JURISDICTION,

WAIVER OF JURY TRIAL, JUDGMENT CURRENCY

16.1 Choice of Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York; provided that the laws of the Federal Republic of Germany shall govern in determining whether the Acquisition has been consummated in accordance with the terms of the Acquisition Documents.

16.2 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

16.3 Submission to Jurisdiction; Waivers. (a) Each party hereto hereby irrevocably and unconditionally:

(i) submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right against any property of any Loan Party in any other forum in which jurisdiction can be established;

(ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (i) of this Section;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address specified in Section 14.1, or (in the case of the Company) at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction in which the defendant is domiciled; and

(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

(b) Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party or the property thereof in the courts of any jurisdiction where such party is domiciled. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

16.4 Acknowledgments. The Company hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Administrative Agent or Lenders is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Administrative Agent or Lenders have advised or are advising the Loan Parties on other matters, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Administrative Agent and Lenders, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their Affiliates on the part of the Administrative Agent and Lenders, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Administrative Agent and Lenders are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Administrative Agent and Lenders have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f)

each Administrative Agent and Lender has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person, (g) none of the Administrative Agent or Lenders has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Administrative Agent or Lender and the Loan Parties or any such Affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent or Lenders or among the Loan Parties and the Administrative Agent or Lenders.

16.5 [Reserved]

16.6 Judgment.

(a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, under applicable law that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency in the city in which it normally conducts its foreign exchange operation for the first currency on the Business Day preceding the day on which final judgment is given.

(b) The obligation of the Company in respect of any sum due from it to any Lender hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in the Judgment Currency such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency; if the amount of Agreement Currency so purchased is less than the sum originally due to such Lender in the Agreement Currency, the Company agrees notwithstanding any such judgment to indemnify such Lender against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to any Lender, such Lender agrees to remit to the Company such excess.

16.7 Other Matters. Notwithstanding anything herein to the contrary, to the extent agreed among the Company and the Arrangers, the loans under the Senior Secured Term B Facility and any New Senior Unsecured Notes may be funded into escrow (the “Escrow Funding”) prior to the Acquisition Closing Date. While in escrow, the Indebtedness represented by the Escrow Funding and the proceeds thereof shall not be included in calculations under this Agreement with respect to the financial covenants in Sections 6.22 and 6.23 of the Senior Secured Credit Agreement or any other financial ratios or incurrence tests hereunder and any applicable Indebtedness represented by the Escrow Funding, any Liens on the escrow account and any proceeds therein and any Investments thereof shall be permitted under Article VI hereof.

[Signatures on the following pages]

IN WITNESS WHEREOF, the Company, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

DIEBOLD, INCORPORATED

By:	/s/ Christopher A. Chapman

Print Name:	Christopher A. Chapman

Title:	Senior Vice President and Chief Financial Officer

Signature Page to Bridge Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Lisa Whatley

Print Name:	Lisa Whatley

Title:	Managing Director

Signature Page to Bridge Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Syndication Agent and as a Lender

By:	/s/ Bill O’Daly

Print Name:	Bill O’Daly

Title:	Authorized Signatory

By:	/s/ Max Wallins

Print Name:	Max Wallins

Title:	Authorized Signatory

Signature Page to Bridge Credit Agreement

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Bridge Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Bridge Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Bridge Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Bridge Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrowers:	Diebold, Incorporated, an Ohio corporation (the “Company”)

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Bridge Credit Agreement

5.	Bridge Credit Agreement:	The Bridge Credit Agreement dated as of November 23, 2015, among the Company, the lenders from time to time parties thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., a national banking association, as Administrative Agent (as amended, the “Bridge Credit Agreement”).

[1]	Select as applicable.

1

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
Bridge Facility	$	$		%
Bridge Facility	$	$		%

Effective Date:              , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver (or has delivered) to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws. The Assignee agrees to hold such information confidential to the extent required by Sections 10.9 and 13.2 of the Bridge Credit Agreement.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

[Consented to and][3] Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By
Title:

[Consented to:][4]

DIEBOLD, INCORPORATED

By
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Bridge Credit Agreement.
[4]	To be added only if the consent of the Company is required by the terms of the Bridge Credit Agreement.

3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Bridge Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of the Company’s Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of the Company’s Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Bridge Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Bridge Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Bridge Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Bridge Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Bridge Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

1

EXHIBIT B

[RESERVED]

1

EXHIBIT C

NOTE

, 20

                     (“Borrower”), unconditionally promises to pay to                      and its registered assigns (“Lender”) on or before the [Initial Bridge Loan Maturity Date][Extended Term Loan Maturity Date] (as defined in the Bridge Credit Agreement hereinafter referred to) for the account of its applicable Lending Installation the principal sum of                      (                    ) in immediately available funds at the Lending Installation of the Administrative Agent designated by the Administrative Agent for the Borrower, together with interest on the unpaid principal amount thereof at the rates and on the dates set forth in the Bridge Credit Agreement [and, without duplication, principal payments in the amounts and on the dates set forth in the Bridge Credit Agreement]

The Lender shall, and is hereby authorized to, record in accordance with its usual practice, [the date and amount of each Initial Bridge Loan], [the date and amount of each Extended Term Loan], the date and amount of each principal payment and the date to which payment of this Note has been extended, provided, however, that failure to do so shall not affect the Borrower’s obligation to pay amounts due hereunder.

The Borrower expressly waives any presentments, demand, protest or notice in connection with this Note now, or hereafter, required by applicable law.

This Note is one of the Notes issued pursuant to the provisions of the Bridge Credit Agreement dated as of November 23, 2015 among Diebold, Incorporated, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (as it may be amended, restated or otherwise modified from time to time, the “Bridge Credit Agreement”), to which reference is hereby made for a statement of the terms and conditions under which this Note may be prepaid or its maturity date extended or accelerated. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Bridge Credit Agreement.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

By:
Title:

1

EXHIBIT D

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Bridge Credit Agreement dated as of November 23, 2015 (as amended or modified from time to time, the “Bridge Credit Agreement”), among Diebold, Incorporated, an Ohio corporation (the “Company”), the lenders from time to time parties thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., a national banking association, as Administrative Agent.

Pursuant to the provisions of Section 3.4 of the Bridge Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Bridge Credit Agreement and used herein shall have the meanings given to them in the Bridge Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

1

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Bridge Credit Agreement dated as of November 23, 2015 (as amended or modified from time to time, the “Bridge Credit Agreement”), among Diebold, Incorporated, an Ohio corporation (the “Company”), the lenders from time to time parties thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., a national banking association, as Administrative Agent.

Pursuant to the provisions of Section 3.4 of the Bridge Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Bridge Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a credit agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Bridge Credit Agreement and used herein shall have the meanings given to them in the Bridge Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:              , 20[    ]

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Bridge Credit Agreement dated as of November 23, 2015 (as amended or modified from time to time, the “Bridge Credit Agreement”), among Diebold, Incorporated, an Ohio corporation (the “Company”), the lenders from time to time parties thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., a national banking association, as Administrative Agent.

Pursuant to the provisions of Section 3.4 of the Bridge Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Bridge Credit Agreement and used herein shall have the meanings given to them in the Bridge Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:              , 20[    ]

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Bridge Credit Agreement dated as of November 23, 2015 (as amended or modified from time to time, the “Bridge Credit Agreement”), among Diebold, Incorporated, an Ohio corporation (the “Company”), the lenders from time to time parties thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., a national banking association, as Administrative Agent.

Pursuant to the provisions of Section 3.4 of the Bridge Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a credit agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Bridge Credit Agreement and used herein shall have the meanings given to them in the Bridge Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	,20[ ]

EXHIBIT E

SOLVENCY CERTIFICATE

Date:             , 20

To the Administrative Agent and each of the Lenders party to the Bridge Credit Agreement referred to below:

I, the undersigned, the [Chief Financial Officer][Treasurer] of Diebold, Incorporated (“Parent”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1. This Solvency Certificate (this “Certificate”) is being executed and delivered pursuant to Section [4.1(j)][4.3(f)] of the Bridge Credit Agreement, dated as of November 23, 2015 (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Bridge Credit Agreement”), among Parent, the lenders from time to time parties thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., a national banking association, as Administrative Agent. Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Bridge Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of Parent and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of Parent and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Parent and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of the Bridge Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), determined in accordance with GAAP consistently applied.

(d) “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of Parent and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Bridge Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of Parent.

(e) “Can pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

Parent and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Bridge Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f) “Do not have Unreasonably Small Capital”

Parent and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Bridge Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) have sufficient capital to ensure that it is a going concern.

3. For purposes of this Certificate, I, or officers of Parent under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements (including the pro forma financial statements) [referred to in] [Section 4.1(h) and 4.1(i)] delivered pursuant to Section 6.1(i) and/or (ii) of the Bridge Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Bridge Credit Agreement.

(c) As [Chief Financial Officer][Treasurer] of Parent, I am familiar with the financial condition of Parent and its Subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of Parent that after giving effect to the consummation of the Transactions (including the execution and delivery of the Bridge Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), it is my opinion that (i) each of the Fair Value and the Present Fair Salable Value of the assets of Parent and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) Parent and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) Parent and its Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

2

IN WITNESS WHEREOF, Parent has caused this certificate to be executed on its behalf by its [Chief Financial Officer][Treasurer] as of the date first written above.

[ ]

By:
Name:
Title:	[Chief Financial Officer][Treasurer]

EXHIBIT F

COMPLIANCE CERTIFICATE

To:	The Administrative Agent and Lenders parties to the

Bridge Credit Agreement Described Below

This Compliance Certificate (this “Certificate”) is furnished pursuant to that certain Bridge Credit Agreement dated as of November 23, 2015 (as amended, modified, renewed or extended from time to time, the “Bridge Credit Agreement”) among DIEBOLD, INCORPORATED (the “Company”) and JPMorgan Chase Bank, N.A., as Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings ascribed thereto in the Bridge Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                     , 1of the Company;

2. I have reviewed the terms of the Bridge Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements (the “Covered Period”) or as of the date of this Certificate, except as set forth below; and

4. If the Company shall have used the Available Amount for any purpose during such fiscal period, Schedule I attached hereto sets forth calculation and uses of the Available Amount for the fiscal period then ended.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of             ,         .

[1]	Must be a Designated Financial Officer.

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance Calculations for Bridge Credit Agreement1

CALCULATION AS OF             ,

A.	Available Amount (not less than zero in the aggregate, determined on a cumulative basis, equal to, without duplication):

	1. $30,000,000;	$

	2. Cumulative Company’s ECF Share;	$

	3. the Net Cash Proceeds actually received by the Company from and after the Execution Date to such date from any capital contributions to, or the sale or issuance of Equity Interests of, the Company (other than (i) Disqualified Equity Interests, (ii) Equity Interests issued or sold to a Restricted Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination and (iii) Equity Interests the Net Cash Proceeds of which are used to repay long-term Indebtedness for borrowed money (other than (i) revolving loans or (ii) Indebtedness of a Person, or Indebtedness secured by a Lien on the assets, being acquired in connection with acquisitions permitted hereunder for which the Company issues Equity Interests as consideration));	$

	4. the Net Cash Proceeds of Indebtedness and Disqualified Equity Interests of the Company and its Restricted Subsidiaries, in each case issued after the Execution Date, which have been exchanged or converted into Equity Interests (other than of Disqualified Equity Interests) of the Company;	$

	5. the Net Cash Proceeds received by the Company and its Restricted Subsidiaries of Dispositions of Investments made using the Available Amount (such amount not to exceed the amount of the Investments made using the Available Amount);	$

	6. returns, profits and distributions received in cash or Cash Equivalents by the Company and its Restricted Subsidiaries on Investments made using the Available Amount (including Investments in Unrestricted Subsidiaries) (such amount not to exceed the amount of such Investments made using the Available Amount);	$

[1]	All capitalized terms used herein have the meanings given such terms in the Bridge Credit Agreement.

7. the Investments of Company and its Restricted Subsidiaries made using the Available Amount in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into the Company or any of its Restricted Subsidiaries (up to the fair market value (as determined in good faith by the Company) of the Investments of the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary made with the Available Amount at the time of such re-designation or merger or consolidation)	$

8. Declined Amounts	$

9. the cumulative amount of Investments made with the Available Amount from and after the Execution Date	$

10. the cumulative amount of Restricted Payments made with the Available Amount from and after the Execution Date	$

11. the cumulative amount of payments, prepayments, repurchases and redemptions of optional or voluntary defeasements of Restricted Indebtedness made with the Available Amount from and after the Execution Date	$

Available Amount (1+2+3+4+5+6+7+8-9-10-11)	$

2

EXHIBIT G

(See attached)

EXHIBIT G

Exchange Indenture Terms

The definitive Exchange Indenture will be negotiated in good faith between the Company and the Administrative Agent based on the terms set forth below in this Term Sheet and in the Agreement and will otherwise include terms that are customary for indentures for high yield senior notes, subject to modifications to reflect then current market conditions and the Company’s and its subsidiaries’ operational and strategic requirements and other changes to be mutually agreed. Capitalized terms used and not defined herein have the meanings assigned to them in the Agreement.

Optional Redemption:	The Exchange Notes will be (a) non-redeemable for the first three years from the Closing Date (subject to a 35% equity clawback within the first three years after the Closing Date and make-whole provisions); and (b) thereafter, redeemable or prepayable at par plus accrued and unpaid interest plus a premium equal to 75% of the coupon in effect on the Exchange Notes during the fourth year following the Closing Date, which premium shall decline ratably on each yearly anniversary of the Closing Date to zero two years prior to the maturity of the Exchange Notes.

Notwithstanding the foregoing, in the case of Exchange Notes held by a Lender or any affiliate of any Lender (other than bona fide investment funds and asset management affiliates and other than with respect to Exchange Notes purchased in open market transactions from third parties or in connection with market making activities), the Company may redeem such Exchange Notes in whole or in part at par plus accrued and unpaid interest at any time after the issuance thereof. The redemption provisions of the Exchange Notes will provide for non-ratable voluntary redemptions of Exchange Notes held by the Lenders and their affiliates (other than bona fide investment funds and asset management affiliates and other than with respect to Exchange Notes purchased in open market transactions from third parties or in connection with market making activities) at such prices for so long as such Exchange Notes are held by them (it being understood that as among the Lenders and such affiliates themselves, such redemption shall be ratable based on the amount of such Exchange Notes held by such persons).

Mandatory Offer to Purchase:	The Company will be required to offer to repurchase the Exchange Notes upon the occurrence of a change of control, which offer shall be at (x) 101% of the principal amount of such Exchange Notes or (y) 100% in the case of Exchange Notes held by the Lenders or their respective affiliates (for so long as held by the Lenders or their respective affiliates but other than bona fide investment funds and asset management affiliates and Exchange Notes purchased in open market transactions from third parties or in connection with market making activities).

Suspension of Certain Covenants	The following covenants will be suspended during any period of time that the Exchange Notes have investment grade ratings from both Moody’s and S&P and no default or event of default exists:

	•	Asset sales;

	•	Limitation on restricted payments;

	•	Limitation on incurrence of indebtedness;

	•	Certain provisions of the merger covenant;

	•	Limitation on guarantees of indebtedness by restricted subsidiaries;

	•	Transactions with affiliates; and

	•	Dividend and other payment restrictions affecting restricted subsidiaries.

Such suspended covenants will be reinstated in the event either rating agency withdraws its investment grade rating or downgrades the rating assigned to the Exchange Notes below an investment grade rating as of the date of such withdrawal or downgrade, as applicable.

Asset Sales	If the Company or any restricted subsidiary consummates an asset sale, within 365 days (or if committed within 365 days, an additional 180-day period), the Company or such restricted subsidiary will be required to use the net proceeds to: (a) permanently reduce secured indebtedness, (b) permanently reduce obligations under other senior Indebtedness with pro rata paydown of the Exchange Notes or (c) invest in assets (including capital expenditures) used or useful in a similar business or acquire capital stock of a person that becomes a Restricted Subsidiary and is engaged in a similar business. If there is more than $25.0 million of excess proceeds that is not applied in the above manner, the Company will be required to use such excess proceeds to make an offer to purchase Exchange Notes at an offer price in cash in an amount equal to 100% of the principal amount of the Exchange Notes repurchased plus accrued and unpaid interest to the repurchase date.

Asset sales will exclude certain dispositions, including the disposition of assets in any single transaction or a series of related transactions with a fair market value of less than $15.0 million.

Limitation on Restricted Payments	The Company and restricted subsidiaries will not make any restricted payments, unless there is no default or event of default and the Company can incur $1.00 of indebtedness under the fixed charge coverage ratio (calculated on a pro forma basis), and the aggregate of all restricted payments would not exceed the cumulative “build-up” basket (which builds with 50% of consolidated net income (reduced by 100% of losses), issuances of equity and capital contributions, exchange or conversion of indebtedness into equity of the Company, and return on restricted investments and from the re-designation of an unrestricted subsidiary to a restricted subsidiary).

Carve-outs for restricted payments that are allowed regardless of the foregoing include:

	•	repurchase of management equity not to exceed $5.0 million per fiscal year (which can be carried over to the next two fiscal years if unused);

	•	dividends on common shares not to exceed 12.5 cents per common share in any fiscal quarter;

	•	general basket: not to exceed the greater of $100.0 million and 2.5% of total tangible assets; and

	•	any restricted payment so long as, after giving pro forma effect to such restricted payment, the total net leverage ratio is less than or equal to 2.75 to 1.0.

Permitted Investments	Permitted investments will include:

	•	Investments in a restricted subsidiary or a person that becomes a restricted subsidiary or is merged with or into the Company or a restricted subsidiary as a result of such investment; and

	•	general basket: investments not to exceed 10.0% of total tangible assets.

Limitation on Incurrence of Indebtedness	Company and subsidiary guarantors may incur indebtedness if, on a pro forma basis, the fixed charge coverage ratio for Company and restricted subsidiaries is at least 2.0 to 1.0. Company and restricted subsidiaries may also incur Permitted Debt.

“Permitted Debt” will include:

	•	credit facility basket not to exceed $[●] million[1] ;

	•	certain indebtedness existing on the issue date of the Exchange Notes and any refinancing thereof;

	•	indebtedness of a person existing at the time that such becomes a restricted subsidiary of the Company so long as such debt was not incurred in connection with or in contemplation of such person becoming a restricted subsidiary provided that either (i) the Company can incur $1.00 of indebtedness under the fixed charge coverage ratio or (ii) the fixed charge coverage ratio is greater than immediately prior to such person becoming a restricted subsidiary (in each case, calculated on a pro forma basis);

	•	integrated service contract debt in an amount not to exceed $100.0 million;

	•	receivables financing debt in an amount not to exceed $100.0 million;

	•	debt of foreign subsidiaries not to exceed the greater of $150.0 million and 3.5% of total tangible assets;

	•	purchase money/capitalized lease obligations basket: not to exceed $50.0 million;

	•	bi-lateral LC/WC lines up to $300.0 million, of which up to $50.0 million can constitute revolving facilities; and

	•	general basket: not to exceed the greater of the greater of $100.0 million and 2.5% of total tangible assets.

[1]	Amount to be based on amounts outstanding (or committed) and available for borrowing under the Company’s credit facilities at the time.

Permitted Liens	“Permitted Liens” will include:

	•	liens securing debt incurred under the credit facility basket;

	•	liens securing ratio debt in an amount that, after giving effect to such incurrence, the secured leverage ratio would be less than or equal to 2.5 to 1.0 (treating any secured revolving credit facility as fully drawn);

	•	liens on asset of foreign subsidiaries securing debt of such foreign subsidiaries;

	•	bi-lateral LC/WC lines up to $300.0 million, of which up to $50.0 million can constitute revolving facilities; and

	•	general basket: not to exceed the greater of $200.0 million and 5.0% of total tangible assets

Transactions with Affiliates	Subject to certain exceptions (including permitting transactions solely between (a) the Company and its restricted subsidiaries and (b) restricted subsidiaries), any transactions with affiliates of the Company involving consideration of more than $2.5 million must not be less favorable than if they were negotiated at arms-length. Subject to certain exceptions, transactions involving consideration of more than $15.0 million require a board resolution certifying that such transaction is not less favorable and has been approved by a majority of the Board of Directors and transactions involving consideration of more than $40.0 million require a written fairness opinion from an accounting, appraisal or investment banking firm of national standing.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries	If any restricted subsidiary, other than a subsidiary guarantor or a foreign subsidiary, guarantees the payment of any indebtedness of the Company or any subsidiary guarantor, then such restricted subsidiary is required to guarantee the Exchange Notes.

Other Covenants	Customary covenants including merger and consolidation, dividend and payment restrictions, reporting, payments for consents, maintenance of office or agency, stay, extension and usury laws, corporate existence and insurance.

Events of Default:	Customary events of default, including defaults related to:

	•	payment default/acceleration of other debt in excess of $75.0 million; and

	•	judgments in excess of $75.0 million.

Governing Law	New York

EXHIBIT H

(See attached)

EXHIBIT H

Registration Rights Agreement Terms

The definitive Registration Rights Agreement will be negotiated in good faith between the Company and the Administrative Agent based on the terms set forth below in this Term Sheet and will otherwise include terms that are customary for registration rights agreements for high yield senior notes.

Capitalized terms used and not defined herein have the meanings assigned to them in the Agreement.

Exchange Offer, Shelf Registration Statement	The Company will be required to: (i) within 90 days after the date of the first issuance of the Exchange Notes (the “Issue Date”), file a registration statement (“Exchange Offer Registration Statement”) for an offer to exchange (a “Registered Exchange Offer”) the Exchange Notes for notes registered under the Securities Act of 1933, as amended, with substantially identical terms to the Exchange Notes (the “Substitute Notes”); (ii) use its commercially reasonable efforts to cause to the Exchange Offer Registration Statements to become effective within 180 days of the Issue Date; (iii) complete the exchange offer within 210 days of the Issue Date; and (iv) if it cannot complete the exchange offer by such 210th day, file a shelf registration statement with respect to the resale of the Exchange Notes (a “Shelf Registration Statement”) within 30 days of such 210th day and use its commercially reasonable efforts to cause such Shelf Registration Statement to become effective on or prior to 60 days after the filing thereof and to keep such Shelf Registration Statement effective and available (subject to customary exceptions) until the earlier of the date that is 12 months after the date such Shelf Registration Statement becomes effective and the date that all Exchange Notes have been resold under such Shelf Registration Statement.

Liquidated Damages	If within 300 days from the Issue Date, a Shelf Registration Statement for the Exchange Notes has not been declared effective or the Company has not effected a Registered Exchange Offer whereby the Company has offered Substitute Notes in exchange for all outstanding Exchange Notes (it being understood that a Shelf Registration Statement is required to be made available in respect of Exchange Notes the holders of which could not receive Substitute Notes through the Registered Exchange Offer that, in the opinion of counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act of 1933, as amended (other than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Exchange Notes acquired for its own account as a result of a market making or other trading activities)), then the Company will pay liquidated damages of 0.25% per annum on the principal amount of Exchange Notes outstanding to holders thereof from and including the 300th day after the Issue Date (the “Default Registration Date”) to, but excluding, the earlier of the effective date of such Shelf Registration Statement or the date of consummation of such Registered Exchange Offer (such damages may be payable, at the option of the Company, in the form of additional Exchange Notes). Such liquidated damages shall increase by 0.25% per annum on the date that is 90 days after the Default Registration Date, and such liquidated damages shall increase by an additional 0.25% per annum for each subsequent 90-day period, provided that the rate at which such liquidated damages accrue shall in no event exceed 1.00% per annum. The Company will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for resales thereunder.

Schedule 1.1(a)

Commitments

Lender	Commitment
JPMorgan Chase Bank, N.A.	$250,000,000
Credit Suisse AG, Cayman Islands Branch	$250,000,000

Total	$500,000,000

Schedule 1.1(b)

Integrated Service Contract Debt

Indebtedness incurred in connection with and for the primary purpose of financing the acquisition of equipment subject to or anticipated to become subject to an integrated service contract (i.e., a contract pursuant to which the Company or a Subsidiary thereof provides both equipment and services to a customer).

Schedule 5.7

Litigation

As disclosed in Part II, Item 1 of the Company’s quarterly report on Form 10-Q For the fiscal quarter ended on September 30, 2015 and filed with the SEC on October 29, 2015.

Schedule 5.8

Subsidiaries

See Attached.

Domestic Structure

International Structure - 1

International Structure - 2

International Structure - 3

International Structure - 4

Schedule 6.12

Liens

Liens in respect of Industrial Revenue Bond issued by Danville, Virginia in the principal amount of secured indebtedness not to exceed $5,800,000, which has been partially redeemed and with the remaining outstanding secured indebtedness not to exceed $4,400,00.00 encumbering the project assets.

Schedule 6.18

Indebtedness

Diebold Incorporated

Summary of Debt lines

Entity legal name	DIEBOLD SYSTEMS PRIVATE LIMITED
Entity country	India
Debt line type	Unsecured & Uncommitted
Debt line purpose	Local Working Capital Line (RBS)
Total amount of line	INR 600,000,000.00
Amount outstanding as of 9/30/15	INR 600,000,000.00

Entity legal name	DIEBOLD SYSTEMS PRIVATE LIMITED
Entity country	India
Debt line type	Unsecured & Uncommitted
Debt line purpose	Bank Guarantee and LC Facility (RBS)
Total amount of line	INR 200,000,000.00
Amount outstanding as of 9/30/15	INR 73,016,416.00

Entity legal name	DIEBOLD SYSTEMS PRIVATE LIMITED
Entity country	India
Debt line type	Unsecured & Uncommitted
Debt line purpose	Working Capital Facility (JPMorgan)
Total amount of line	INR 630,000,000.00
Amount outstanding as of 9/30/15	INR 200,000,000.00

Entity legal name	DIEBOLD SYSTEMS PRIVATE LIMITED
Entity country	India
Debt line type	Unsecured & Uncommitted
Debt line purpose	Bank Guarantee and LC Facility (JPMorgan)
Total amount of line	INR 1,325,000,000.00
Amount outstanding as of 9/30/15	INR 1,218,510,381.10

Entity legal name	DIEBOLD SYSTEMS PRIVATE LIMITED
Entity country	India
Debt line type	Unsecured & Uncommitted
Debt line purpose	Local Working Capital Line (BTMU)
Total amount of line	INR 175,000,000.00
Amount outstanding as of 9/30/15	INR 100,000,000.00

Entity legal name	GRUPO DIEBOLD BRAZIL (PROCOMP AMAZÔNIA INDUSTRIA ELETRÔNICA LTDA.; PROCOMP INDUSTRIA ELETRÔNICA LTDA; GAS INFORMÁTICA LTDA; DIEBOLD BRASIL)
Entity country	Brazil
Debt line type	Fixed & Unsecured
Debt line purpose	Overdraft Facility (Bradesco)
Total amount of line	BRL 10,000,000
Amount outstanding as of 9/30/15	0

Entity legal name	GRUPO DIEBOLD BRAZIL (PROCOMP AMAZÔNIA INDUSTRIA ELETRÔNICA LTDA. PROCOMP INDUSTRIA ELETRÔNICA LTDA; GAS INFORMÁTICA LTDA; DIEBOLD BRASIL)
Entity country	Brazil
Debt line type	Fixed & Unsecured
Debt line purpose	Bank Guarantees (Bradesco)
Total amount of line	BRL 30,000,000.00
Amount outstanding as of 9/30/15	BRL 6,011,000.00

Entity legal name	GRUPO DIEBOLD BRAZIL (PROCOMP AMAZÔNIA INDUSTRIA ELETRÔNICA LTDA. PROCOMP INDUSTRIA ELETRÔNICA LTDA; GAS INFORMÁTICA LTDA; DIEBOLD BRASIL)
Entity country	Brazil
Debt line type	Fixed & Unsecured
Debt line purpose	Bank Guarantees, BNDES, Leasing (Itau)
Total amount of line	BRL 55,000,000.00
Amount outstanding as of 9/30/15	BRL 40,216,436.39

Entity legal name	GRUPO DIEBOLD BRAZIL (PROCOMP AMAZÔNIA INDUSTRIA ELETRÔNICA LTDA; PROCOMP INDUSTRIA ELETRÔNICA LTDA; GAS INFORMÁTICA LTDA; DIEBOLD BRASIL)
Entity country	Brazil
Debt line type	Fixed & Unsecured
Debt line purpose	Working Capital (Itau)
Total amount of line	BRL 115,000,000.00
Amount outstanding as of 9/30/15	BRL 0.00

Entity legal name	GRUPO DIEBOLD BRAZIL (PROCOMP AMAZÔNIA INDUSTRIA ELETRÔNICA LTDA. PROCOMP INDUSTRIA ELETRÔNICA LTDA; GAS INFORMÁTICA LTDA; DIEBOLD BRASIL)
Entity country	Brazil
Debt line type	Fixed & Unsecured
Debt line purpose	Bank Guarantees & Working Capital (HSBC)
Total amount of line	USD 23,000,000.00
Amount outstanding as of 9/30/15	BRL 39,201.99

Entity legal name	DIEBOLD COLOMBIA
Entity country	Colombia
Debt line type	Fixed & Unsecured
Debt line purpose	Local Working Capital line (GNB)
Total amount of line	USD 5,000,000.00
Amount outstanding as of 9/30/15	0

Entity legal name	DIEBOLD PERU
Entity country	Peru
Debt line type	Fixed & Unsecured
Debt line purpose	Bank Guarantees (BCP)
Total amount of line	USD 2,000,000.00
Amount outstanding as of 9/30/15	USD 1,434,853.69

Entity legal name	DIEBOLD PERU
Entity country	Peru
Debt line type	Fixed & Unsecured
Debt line purpose	Bank Guarantees (Scotiabank)
Total amount of line	USD 3,000,000.00
Amount outstanding as of 9/30/15	USD 1,600,245.42

Entity legal name	BITELCO DIEBOLD CHILE
Entity country	Chile
Debt line type	Guaranteed by a Parent Guarantee
Debt line purpose	Bank Guarantees (HSBC)
Total amount of line	USD 0 (line frozen – Amount used to be $4m)
Amount outstanding as of 9/30/15	USD 694,312.40

Entity legal name	BITELCO DIEBOLD CHILE
Entity country	Chile
Debt line type	Guaranteed by a Standby LC from USA
Debt line purpose	Bank Guarantees (Banco Santander)
Total amount of line	USD 2,000,000.00
Amount outstanding as of 9/30/15	USD 477,900.50

Entity legal name	DIEBOLD HUNGARY ÖNKISZOLGÁLÓ MEGOLDÁSOK KFT
Entity country	Hungary
Debt line type	Guaranteed by a PG from Diebold Inc
Debt line purpose	Bank Guarantees (K&H Bank)
Total amount of line	HUF 375,000,000.00
Amount outstanding as of 9/30/15	HUF 375,000,000.00

Entity legal name	ALTUS BILISIM HIZMETLERI A.S DIEBOLD ATM CIHAZLARI TICARET A.S
Entity country	Turkey
Debt line type	Guaranteed by a PG from Diebold Inc
Debt line purpose	Bank Guarantees (RBS)
Total amount of line	USD 21,000,000.00
Amount outstanding as of 9/30/15	USD 12,591.835.18

Entity legal name	D&G ATMS Y SEGURIDAD DE COSTA RICA SRL
Entity country	Costa Rica
Debt line type	Guaranteed by Diebold Central America Hold Co.
Debt line purpose	Bank Guarantees (BAC)
Total amount of line	USD 2,500,000.00
Amount outstanding as of 9/30/15	USD 402,949.70

Entity legal name	DIEBOLD FINANCIAL EQUIPMENT CO. LTD
Entity country	China
Debt line type	Cash Collateral
Debt line purpose	Bank Guarantees (Minsheng Bank)
Total amount of line	RMB17, 002,663.50
Amount outstanding as of 9/30/15	RMB17, 002,663.50

Entity legal name	DIEBOLD INCORPORATED
Entity country	United States of America
Debt line type	Unsecured
Debt line purpose	Private Placement
Total amount of line	USD 225,000,000.00
Amount outstanding as of 9/30/15	USD 225,000,000.00

Entity legal name	DIEBOLD INCORPORATED
Entity country	United States of America
Debt line type	Guaranteed by a Standby LC
Debt line purpose	Industrial revenue bonds
Total amount of line	USD 4,400,000.00
Amount outstanding as of 9/30/15	USD 4,400,000.00

Entity legal name	DIEBOLD INCORPORATED
Entity country	United States of America
Debt line type	Unsecured & uncommitted
Debt line purpose	Working Capital (BTMU)
Total amount of line	USD 20,000,000.00
Amount outstanding as of 9/30/15	USD 20,000,000.00

Entity legal name	DIEBOLD INCORPORATED
Entity country	United States of America
Debt line type	Unsecured & uncommitted
Debt line purpose	Working Capital (BDB)
Total amount of line	USD 25,000,000.00
Amount outstanding as of 9/30/15	USD 15,000,000.00

Entity legal name	DIEBOLD INCORPORATED
Entity country	United States of America
Debt line type	Unsecured & uncommitted
Debt line purpose	Working Capital (Northern Trust)
Total amount of line	USD 25,000,000.00
Amount outstanding as of 9/30/15	USD 20,000,000.00

Entity legal name	DIEBOLD INCORPORATED
Entity country	United States of America
Debt line type	Uncommitted
Debt line purpose	LC Line (HSBC)
Total amount of line	USD 5,000,000.00
Amount outstanding as of 9/30/15	USD 2,582,720.54

Entity legal name	DIEBOLD INCORPORATED
Entity country	United States of America
Debt line type	Cash collateral
Debt line purpose	LC Line (HSBC USA)
Total amount of line	USD 999,580.00
Amount outstanding as of 9/30/15	USD 999,580.00

Entity legal name	DIEBOLD INCORPORATED
Entity country	United States of America
Debt line type	Uncommitted
Debt line purpose	LC Line (Scotiabank)
Total amount of line	USD 50,000,000.00
Amount outstanding as of 9/30/15	USD 31,215,802.04

Entity legal name	DIEBOLD INCORPORATED
Entity country	United States of America
Debt line type	Uncommitted
Debt line purpose	LC Line (BOFA)
Total amount of line	USD 10,000,000.00
Amount outstanding as of 9/30/15	USD 0.00

Entity legal name	DIEBOLD INCORPORATED
Entity country	United States of America
Debt line type	Uncommitted
Debt line purpose	LC Line (RBS)
Total amount of line	USD 20,000,000.00
Amount outstanding as of 9/30/15	USD 10,613,982.32